Registration No. 333-120809

As filed with the Securities and Exchange Commission on January 11, 2005
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________

FORM SB-2/A

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
(Pre-Effective Amendment  No. 1)

ENTRADA NETWORKS, INC.
(Name of Small Business Issuer In Its Charter)

Delaware	3577	33-0676350
(State or Other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

5755 Oberlin Drive, Suite 204
San Diego, California 92121
(858) 597-1102
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Kanwar J.S. Chadha, Ph.D.
Chairman and Chief Executive Officer
Entrada Networks, Inc.
5755 Oberlin Drive, Suite 204
San Diego, California 92121 (858) 597-1102
(Name, Address and Telephone Number of Agent For Service)

Copies of all communications to:
John G. Weston, Esq.
Dennis S. Owens, Esq.
Snell & Wilmer L.L.P.
15 West South Temple, Suite 1200
Gateway Tower West
Salt Lake City, UT 84101
(801) 257-1900

Approximate Date of Proposed Sale to the Public: To be determined by the Selling Stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $.001 per share	30,500,000	$0.14	$4,270,000	$541.01(2)
----------------------
(1)	Estimated pursuant to Rule 457(c) based upon the average of the bid and asked price of the registrant’s common stock on November 18, 2004, as reported on the Over-the-Counter Bulletin Board solely for the purpose of computing the registration fee.

(2)    Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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SUBJECT TO COMPLETION DATED  JANUARY ____, 2005
PROSPECTUS

Entrada Networks, Inc.
30,500,000 Shares of
Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus of up to a total of 30,500,000 shares of our common stock. These shares are issuable to the selling stockholders upon the exercise of outstanding warrants currently held by the selling stockholders.

We will receive the proceeds from the exercise of the warrants, and we will bear certain expenses incident to registration of the underlying common stock. We will not receive any of the proceeds from the sale of the common stock sold pursuant to this prospectus. The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. The price to the public for the shares and the proceeds to the selling stockholders will depend upon the market price of the securities when sold. See the "Selling Stockholders" and "Plan of Distribution" sections in this prospectus.

Our common stock is quoted on the Over-The-Counter Bulletin Board (OTCBB) under the symbol "ESAN."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE YOU INVEST, YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 7

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is January _____, 2005.

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TABLE OF CONTENTS

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SUMMARY INFORMATION

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all information that you should consider before buying our common stock in this offering. You should read the entire prospectus carefully.

Unless the context otherwise requires, all references to "Entrada," "the Company," "we," "us" and "our" refer to Entrada Networks, Inc. Unless otherwise indicated, this prospectus assumes that any of our outstanding options or warrants have not been exercised into our shares of common stock.

Our Business. We are in the business of developing, marketing and selling products for the network connectivity industry, and we operate through three wholly-owned subsidiaries. Our subsidiary, Torrey Pines Networks, Inc. ("Torrey Pines"), is engaged in the development and commercialization of fully optical transport products for the storage area network and metropolitan area network marketplace. Torrey Pines Networks acquired all of the outstanding stock of Microtek Systems, Inc. on May 14, 2004. Microtek Systems is a provider of security, digital imaging, information infrastructures and storage solutions. Microtek Systems extends our core competencies in network and storage connectivity into solutions and applications specific to verticals, notably insurance, healthcare and financial sectors. Our subsidiary, Rixon Networks, Inc., designs, manufactures, markets, and sells a line of fast and gigabit Ethernet products that are incorporated into the remote access and other server products of Original Equipment Manufacturers. In addition, some of its products are deployed by telecommunications network operators, applications service providers, internet service providers, and the operators of corporate local area and wide area networks for the purpose of providing access to and transport within their networks. Our subsidiary, Sync Research, Inc. ("Sync"), designs, manufactures, markets, sells and services frame relay products for some of the major financial institutions in the U.S. and abroad.

Our Industry. Our products address the connectivity needs for networked high bandwidth data communications. The networking industry has experienced increasing demand for products and services since the early 1990's as companies discovered increasing value in connecting desktop devices through local and wide area networks. The emergence of the Internet as a cost-efficient data transport medium accelerated this movement and moved the revenue opportunity beyond the local area network to the metropolitan area network and wide area network environments. Our products address the demand for connectivity solutions in the traditional data networking markets and the emerging market for storage area networking.

Our Strategy. During the last three years, we have increasingly focused on the efforts of Torrey Pines to develop transport products for the storage area network and metropolitan network marketplace. During fiscal 2004 we reevaluated and refocused our strategy as follows:

•    Exploring acquisition opportunities that fit into our existing technologies with emphasis on the storage area network and metropolitan area network markets.

•    Commercializing Torrey Pines’ optical Silverline™ transport product line for the storage area network and metropolitan area network markets.

•    Bringing our Rixon Network, Inc. ("Rixon") operation back to profitability through increased sales efforts and reduced overhead.

•    Maintaining superior service and support for Sync legacy products to sustain our continuing Sync profitability.

Our Common Stock. Our shares of common stock are traded on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "ESAN."

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Our Company. Entrada Networks, Inc. was incorporated in the State of Delaware in 1995. Our principal executive offices are located at 5755 Oberlin Drive, Suite 204, San Diego, California 92121. Our telephone number is (858) 597-1102.

The Offering. We are registering for resale up to 30,500,000 shares of our common stock that may be issued upon the exercise of outstanding warrants.

Selling Stockholders. The selling stockholders are individuals and entities that have received warrants to purchase shares of our common stock (or designees or transferees of such warrants) in connection with a series of recent debt financing transactions and in connection with an agreement by Trilogy Capital Partners, Inc. to assist us in business development, capital raising, strategic advisory and investor relation services. For more information on the selling stockholders and these transactions, see the "Selling Stockholders" section in this prospectus.

Risk Factors. See the "Risk Factors" section beginning on page 7 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Summary of Historical Financial Information. The following table presents summarized financial information as of and for the nine month period ended October 31, 2004 and 2003 and the fiscal years ended January 31, 2004, 2003 and 2002. You should read the table together with the "Management’s Discussion and Analysis or Plan of Operation" section included elsewhere in this prospectus, and our consolidated financial statements and related notes beginning after page F-1 of this prospectus. This information is extracted from the consolidated financial statements presented elsewhere in this prospectus and in previous filings and should be read in conjunction therewith. All amounts are in thousands, except for per share information.

	For the Nine Months Ended		For the Fiscal Year Ended
	October 31,		January 31,
	2004	2003	2004	2003	2002

	(Unaudited)	(Unaudited)
Operating Data:
Revenue
Product	$1,777	$4,927	$5,224	$12,243	$10,125
Services	1,206	765	997	1,388	3,138

Total Revenues	2,983	5,692	6,221	13,631	13,263
Selling and Marketing	356	390	456	830	3,438
Engineering, research and development	677	941	1,150	1,172	6,499
General & administrative expenses	1,699	1,220	1,457	2,139	4,035
Other operating expenses	-	341	341	480	1,741
Non-recurring one time charges	-	-	-	-	248

Total operating expenses	2,732	2,892	3,404	4,621	15,961
Net income (loss)	$($2,369)	$(543)	($1,984)	$1,742	($7,249)
Net income (loss) per share	($0.16)	$(0.04)	($0.15)	$0.14	($0.66)
Weighted average shares outstanding	14,831	13,402	13,528	12,801	10,994

	As of October 31,		As of January 31,
	2004		2004	2003	2002

	(Unaudited)
Balance Sheet Data:
Current assets	$3,902		$3,277	$6,267	$7,301
Total assets	5,651		3,906	7,671	9,439
Current liabilities	3,792		1,107	2,761	6,174
Long-term liabilities	-		-	-	27
Stockholders' equity	1,859		2,799	4,910	3,238
Working capital	$110		$2,170	$3,506	$1,127

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RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occur, it is likely that our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment. The risks described below address some of the factors that may affect our future operating results and financial performance. Please refer to our Form 10-K filed with the Securities and Exchange Commission on May 14, 2004 and our Forms 10-QSB filed on December 15, 2004, June 14, 2004 and on September 17, 2004 that include additional risk factors.

We may not be able to obtain additional funding on satisfactory terms. We may be unable to obtain additional funding on satisfactory terms, which could interfere with our existing and planned operations, dilute our stockholders or impose burdensome financial restrictions on our business. Historically, we have relied upon cash from financing activities to fund most of the cash requirements of our operating and investing activities. Although we have been able to generate some but not sufficient cash from our operating activities in the recent past, there is no assurance we will be able to do so in the future.

General economic conditions may cause declines in investor confidence in and accessibility to capital markets. Further, because our common stock is not listed on a national exchange, the ability of any potential or future investors to achieve liquidity from our common stock is limited, which could inhibit, if not preclude, our ability to raise additional working capital on a timely basis, in sufficient amounts or on terms acceptable to us.

Any future financing may cause significant dilution to existing stockholders. Any debt financing or other financing of securities senior to our common stock would likely include financial and other covenants that will restrict our flexibility in the operation and management of our business. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows. In addition, we have paid, and will continue to be required to pay, interest on all amounts borrowed in debt financings, and the obligation to repay such interest could have a material adverse effect on our business, prospects, financial condition, results of operations and cash flow.

If adequate funds are not available, we may also be required to delay, scale back or eliminate portions of our operations and product development efforts or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain this financing could result in a significant loss of ownership and/or control of our proprietary technology and other important assets and could also adversely affect our ability to fund our continued operations and our product development efforts that historically have contributed significantly to our competitiveness.

We have limited working capital. Our working capital is limited and we are constantly challenged in executing our business plan. Additionally, our working capital does not allow us to fund significant organic growth opportunities or to cope with unforeseen contingencies. Unless we are able to secure additional external financing, for which there can be no assurance, we could be constrained in pursuing our business strategy and new opportunities aggressively.

Our ability to continue as a going concern. We have reevaluated and refocused our strategy in light of our current difficult financial condition. We believe that our strategy is viable and can be achieved. Nevertheless, unless we are able to improve revenue levels, cut further costs and raise additional capital to fund future operations, there can be no assurance that we will have sufficient liquidity and resources to successfully execute our plan and our plan may have to be severely curtailed.

We anticipate that our available cash resources will be sufficient to meet our presently anticipated capital requirements for the next twelve months. However, we have suffered recurring losses from operations. As of October 31, 2004 we had a positive working capital of $110,000. We recognize that in order to meet our capital requirements, and continue to operate, additional funding is necessary. We are exploring additional sources of liquidity, through debt and equity financing alternatives. If we are (i) unable to grow our business or improve our operating cash flows as expected, (ii) unsuccessful in restructuring all or the necessary and required portion of the debt repayments due in January and March 2005 in the aggregate principal amounts of $1.125 million and $750,000, respectively, or (iii) unable to raise additional funds through offerings of our common stock, then we may be unable to continue as a going concern. There can be no assurance that additional financing will be available when needed or, if available, that it will be on terms favorable to us and our stockholders.

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In the event we are not able to raise sufficient cash to fund our operations for three months beyond January 31, 2006, our independent auditor has indicated to us that its opinion on the January 31, 2005 financial statements will express substantial doubt about our ability to continue as a going concern. If we are not successful in generating sufficient cash flows from operations, or in raising additional capital when required in sufficient amounts and on terms acceptable to us, these failures would have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of our current stockholders would be diluted.

Our strategy to increasingly focus on the operations of Torrey Pines and restore the operations of Rixon to profitability involves risk and may not be successful. We have increasingly focused on the operations of Torrey Pines and its efforts to develop transport products for the storage area network and metropolitan network marketplace. We have also focused on restoring the operations of Rixon to profitability. We may be unsuccessful with this strategy. We may be unsuccessful in commercializing our optical Silverline™ storage area network and metropolitan area network transport product line and we may not be able to bring the operations of Rixon back to profitability through increased sales efforts and reduced overhead.

We rely on a relatively limited number of customers, and the loss of any significant customer could materially and adversely affect our business and financial condition. Historically, we have derived a significant portion of our revenues and accounts receivable from a relatively limited number of customers. The loss of one or more of these customers, or their inability to pay for our products and services, could have a material and adverse effect on our operating and financial results. In fact, Cisco Systems, our single largest customer during the fiscal year ended January 31, 2004, discontinued purchasing an adapter card from us starting from the third quarter of our fiscal year ended January 31, 2004. During the twelve months ended January 31, 2004, Cisco Systems accounted for approximately 56.7% of our consolidated net revenues.

Cisco System’s failure to continue purchasing our adapter card has had a major negative impact on our revenues, cash flow and operating results, and because this product line was near the end of its life cycle, there is no expectation that the sales of this original equipment manufacturer product line will be restored to its former levels.

The inventory of raw materials and finished goods at hand exclusive of the adapter card shipments to Cisco amounts to approximately $0.3 million and is deemed necessary and/or sufficient for replacements in the field that our customers request from time to time. Therefore, we do not believe that the impact of any future markdowns on this inventory will be material.

Our industry is highly competitive, and we may not have the resources required to compete successfully. The market for network connectivity products and services and storage area network transport equipment is extremely competitive and we expect competition to continue to intensify in the future. Our primary competitors include Adaptec, Intel Corporation, Interphase, CNT, Vixel, ADVA, Ciena, TransMode, Pandatel, Finisar, and MRV Communications. We may also face competition from a number of other companies that have announced plans for new products to address the same problems that our products address. Many of our current and potential competitors have significantly greater resources, name recognition and customer relationships than us. In particular, established companies in the telecommunications equipment or computing industries may seek to expand their product offerings by designing and selling products using competitive technology that could render our products obsolete or have a material adverse effect on our revenues.

We operate in a market where emerging companies enter the markets in which we are competing and new products and technologies are introduced. Increased competition may result in further price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect our business operations or financial results. There are many competitors and potential competitors that are well funded and which may be able to "leap frog" beyond the technologies upon which we currently rely.

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Our business will be seriously harmed if we are not able to develop and commercialize new or enhanced products. Our growth depends on our ability to successfully develop new or enhanced products. Our next generation of network management products and coarse wavelength division multiplexing products are under development. We cannot be sure whether these or other new products will be successfully developed and introduced to the market on a timely basis or at all. We will need to complete each of the following steps to successfully commercialize new products: complete product development, qualify and establish component suppliers, validate manufacturing methods, conduct extensive quality assurance and reliability testing, complete any software validation, and demonstrate systems interoperability.

If we do not develop these products in a timely manner, our competitive position and financial condition could be adversely affected.
In addition, as we introduce new or enhanced products, we must also manage the transition from older products to newer products. If we fail to do so, we may disrupt customer ordering patterns or may not be able to ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. Any failure to effectively manage this transition may cause us to lose current and prospective customers.

We maintain high levels of inventory with low turnover. We have historically maintained high levels of inventory to meet the output requirements of our customers over which we have little influence and to support our older, or legacy, products already in service. Many of our products require custom parts with long lead times, and our inventory levels allow us to provide fast response to our customer needs. While we continually review our reserves for conservative valuations, significant changes in customer demand for our products could adversely and materially affect our business operations or financial results.

Except for the fiscal year ending January 31, 2003, we incurred net losses over the recent past and may experience future losses. We have incurred losses from continuing operations during the nine months ended October 31, 2004 of $1.6 million, during the twelve months ended January 31, 2004 of approximately $2.0 million, and for the year ended January 31, 2002 of approximately $10.5 million. We have financed these losses through a combination of debt issuances, bank lines of credit and security placements. However, there can be no assurance that our working capital requirements will not exceed our ability to generate sufficient cash to support our requirements and the needed capital will have to be obtained from additional external sources.

Our future growth depends on our ability to attract new customers, and on our customers' ability to sell additional services to their own customers. Most of our potential customers evaluate our network connectivity and storage area products for integrated deployment in larger systems. There are a limited number of potential customers for our products. If we are not selected by a potential customer for a particular system project, our business may be seriously harmed. Similarly, our growth depends on our customers' success in selling integrated solutions based on our products and complementary products from others. We believe that our success will depend on our ability to effectively anticipate and adapt to customer requirements and offer products and services that meet customer demands. Any failure of our current or prospective customers to purchase products from us for any reason, including a downturn in their business, would seriously harm our ability to grow our business.

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The time that our customers and potential customers require for testing and qualification before purchasing our networking products can be long and variable, which may cause our results of operations to be unpredictable. Before purchasing our products, potential customers must undertake a lengthy evaluation, testing and product qualification process. In addition, potential customers require time-consuming field trials of our products. Our sales effort requires the effective demonstration of the benefits of our products to, and significant training of, potential customers. In addition, the timing of deployment depends on many factors, including the sophistication of a customer and the complexity and size of a customer's networks. Our sales cycle, which is the period from the time a sales lead is generated until the recognition of revenue, often exceeds one year. The length and variability of our sales cycle is beyond our control and is affected by, among other things, our customers' build out and deployment schedules, our customers' access to product purchase financing, our customers' needs for functional demonstration and field trials, and the manufacturing lead time for our products. Because our sales cycles are long and variable, our results of operations may be unpredictable.

Our products may have errors or defects that we find only after deployment, which could seriously harm our business. Our products can only be fully tested after deployment. Our customers may discover errors or defects in our products, and our products may not operate as expected. If we are unable to fix errors or other problems that may be identified, we could experience loss of or delay in revenues and loss of market share, loss of customers, failure to attract new customers or achieve market acceptance, diversion of engineering resources, increased service and warranty costs, and legal actions by our customers. Any failure of our current or planned products to operate as expected could delay or prevent their adoption and seriously harm our business.

If our products do not fully work with, or interoperate with, our customers' systems, installations will be delayed or canceled or our products could be returned. Many of our customers require that our products be designed to work or interoperate with their existing networks, each of which may have different specifications and utilize a variety of protocols. Our customers' networks contain multiple generations of products that have been added over time as these networks have grown and evolved. Our products must work or interoperate with all of the products within these networks as well as future products in order to meet our customers' requirements. If we are required to modify our product design to be compatible with our customers' systems to achieve a sale, it may result in a longer sales cycle, increased research and development expense and reduced margins on our products. If our products do not fully work or interoperate with those of our customers' networks, installations could be delayed, orders for our products could be canceled or our products could be returned, any of which could seriously harm our business.

If we fail to establish and successfully maintain strategic alliances, our business may be harmed. Strategic alliances are an important part of our effort to expand our revenue opportunities and technological capabilities given our limited resources to commercialize our products and reach the market. We cannot be certain that we will be able to enter strategic alliances on terms that are favorable to us. Our business may be harmed if we fail to establish and maintain strategic alliances that extend our reach.

Our business may be seriously harmed if we are unable to establish successful relationships with distributors and systems integrators. We believe that our future success is dependent upon our ability to establish successful relationships with a variety of distributors and systems integrators. As we expand domestically and internationally, we will increasingly depend on distributors and systems integrators. If we are unable to establish and expand these relationships, we may not be able to increase market awareness or sales of our products, which may prevent us from achieving and maintaining profitability.

Our business for storage area networking products may be seriously harmed if the market for storage area networking products does not develop as we expect. Our planned product offerings are focused on the needs of customers that service storage area networks. The market for storage area networking products is new, and we cannot be certain that a viable market for our products will develop or be sustainable. If this market does not develop, or develops more slowly than we expect, our business may be seriously harmed. Furthermore, the storage area networking industry is subject to rapid technological change and newer technology or products developed by others could render our products uncompetitive or obsolete. If the standards adopted are different from those that we have chosen to support, market acceptance of our products would be significantly reduced and our business would be seriously harmed.

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We depend upon contract manufacturers, and any disruption in these relationships may cause us to fail to meet the demands of our customers and damage our customer relationships. We use contract manufacturers to manufacture and assemble our products in accordance with our specifications. We do not have long-term contracts with any of them, and none of them are obligated to perform services for us for any specific period or at any specified price, except as may be provided in a particular purchase order. We may not be able to effectively manage our relationships with these manufacturers and they may not meet our future requirements for timely delivery or provide us with the quality of products that we and our customers require.

Each of our contract manufacturers also builds products for other companies. We cannot be certain that they will always have sufficient quantities of inventory available to fill our orders on a timely basis. Qualifying a new contract manufacturer and commencing volume production is expensive and time consuming and could result in a significant interruption in the supply of our products. If we are required to change contract manufacturers, we may suffer delays that could lead to the loss of revenue and damage our customer relationships.

We rely on a limited number of suppliers for some of our components, and our business may be seriously harmed if our supply of any of these components is disrupted. The major components of our products include circuit boards, microprocessors, chipsets, and memory components among other components. Most of these components are available from multiple sources. However, some components used in our products are obtained from single or limited sources and may from time to time be in short supply. We have from time to time experienced, and are experiencing, difficulty in obtaining some components. We do not have guaranteed supply arrangements with any of our suppliers, and we cannot assure you that our suppliers will continue to meet our requirements. Shortages of components could not only limit our production capacity but also could result in higher costs due to the higher costs of components in short supply or the need to use higher-cost substitute components. Significant increases in the prices of components could have a material adverse effect on our results of operations because we may not be able to adjust product pricing to reflect the increases in component costs. Also, an extended interruption in the supply of components or a reduction in their quality or reliability would have a material adverse effect on our financial condition and results of operations by impairing our ability to timely deliver quality products to our customers. Delays in deliveries due to shortages of components or other factors may result in cancellation by our customers of all or part of their orders. Although customers who purchase from us products that are not readily available from other sources would be less likely than other customers of ours to cancel their orders due to production delays, we cannot assure you that cancellations will not occur.

The availability of many of these components to us is dependent in part by our ability to provide suppliers with accurate forecasts of our future requirements. In the event of a disruption in supply or if we receive an unexpectedly high level of purchase orders, we may not be able to develop an alternate source in a timely manner or at favorable prices. Any of these events could hurt our ability to deliver our products to our customers and negatively affect our operating margins. In addition, our reliance on our suppliers exposes us to potential supplier production difficulties or quality variations. Any such disruption in supply would seriously impact our present and future sales.

In addition, we have from time to time received from manufacturers "last buy" notices that indicate that one or more components that we incorporate into our products will be discontinued.

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If we are unable to participate in a last buy or are unable to purchase an adequate quantity of last buy components to cover our needs until the time, if any, that we are able to find an appropriate substitute component that works with the current design of our product or to redesign our product to allow for use of a substitute component, we may have to eliminate the product from our product line. We believe that with respect to many of our single source components, we could obtain similar components from other sources. However, in response to past last buy notices, we have been working to alter product designs on some of our products to allow us to use alternative components. We cannot assure you that we will be successful in our redesign of these products or that we will not experience difficulties associated with future last buys. Further, we cannot assure you that future severe shortages of components that could increase the cost or delay the shipment of our products will not occur.

We may be unable to protect our intellectual property, which could limit our ability to compete. We hold nine patents and have two patents pending for our Silverline™ product design. Although we attempt to protect our intellectual property rights through patents, trademarks, and copyrights, by maintaining certain technology as trade secrets and by other measures, we cannot assure you that any patent, trademark, copyright or other intellectual property rights owned by us will not be invalidated, circumvented or challenged; that such intellectual property rights will provide competitive advantages to us; or that any of our future patent applications, if any, will be issued with the scope of the claims sought by us, if at all. We cannot assure you that others will not develop technologies that are similar or superior to our technology, or that our competitors will not duplicate our technology or "design around" the patents that we own. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries in which we do business or intend to do business in the future.

We believe that the future success of our business will depend on our ability to translate the technological expertise and innovation of our personnel into new and enhanced products. We cannot assure you that the steps taken by us will prevent misappropriation of our technology. In the future, we may take legal action to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could harm our business and operating results.

We could become subject to litigation regarding intellectual property rights, which could seriously harm our business and require us to incur significant costs. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may be a party to litigation in the future to protect our intellectual property or as a result of an allegation that we infringe others' intellectual property. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves, and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuits, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. Additionally, any claims and lawsuits, regardless of their merits, would likely be time-consuming and expensive to resolve and would divert management time and attention.

Any claims of infringement of the intellectual property of others could also force us to do one or more of the following: stop selling, incorporating or using our products that use the challenged intellectual property; obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which may not be available to us on reasonable terms, or at all; or redesign the infringing products that use such technology. If we are forced to take any of the foregoing actions, our business may be seriously harmed.

The markets that our products address are governed by regulations and evolving industry standards. The market for our products is highly regulated and industry standards are intensive, with many standards evolving as new technologies are deployed. In the United States, our products must comply with various regulations defined by the Federal Communications Commission and standards established by Underwriters Laboratories. In addition, there are industry standards established by various organizations such as Fibre Channel Industry Association, American National Standards Institute, and Internet Engineering Task Force. We design our products in an effort to comply with those industry standards so that each particular product can be accepted by its intended customer. To the extent non-compliance with such standards has a detrimental effect on customer acceptance, we must address such non-compliance in the design of our products. Standards for new services and network management are still evolving. However, as the standards evolve, we will be required to modify our products or develop and support new versions of our products. The failure of our products to comply or delays in compliance could materially and adversely affect our business, operating results and financial condition.

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Our future revenues are unpredictable and our financial results may fluctuate. Our revenue and operating results could fluctuate substantially from quarter to quarter and from year to year. This could result from any one or a combination of factors such as our development and the sale of new technologies and the cancellation or postponement of orders, the timing and amount of significant orders from our largest customers, our success in developing, introducing and shipping product enhancements and new products, the mix of products we sell, new product introductions by competitors, pricing actions taken by us or our competitors, the timing of delivery and availability of components from suppliers, changes in material costs and general economic conditions.

Our business may be adversely affected by competitive pressures, which we must react to. The industry we compete in is characterized by declining prices of existing products. Therefore continual improvements of manufacturing efficiencies and introduction of new products and enhancements to existing products are required to maintain gross margins. In response to customer demands or competitive pressures, or to pursue new product or market opportunities, we may take certain pricing or marketing actions, such as price reductions, volume discounts, or provisions of services at below market rates. These actions could materially and adversely affect our business, operating results and financial condition.

If we are unsuccessful in our efforts to take advantage of distribution channels for our products, sales of our products may decline or fail to increase. We channel many of our products through a network of distribution outlets. We are continuing to develop and solidify our relationships with certified resellers, distributors and system integrators, many of which are part of a worldwide distribution network. To the extent we are unsuccessful in our efforts to create or maintain an adequate quality and quantity of these relationships, sales of our products may decline or fail to increase as we work to establish effective channels to market.

We rely heavily on our management and board of directors, and the loss of any of their services could materially and adversely affect our business. Our success is highly dependent upon the continued services of key members of our management and board of directors, including our Chairman of the Board, Chief Executive Officer and President, Dr. Kanwar J.S. Chadha, Vice Chairman and Chief Financial Officer, Dr. Davinder Sethi, and Mr. James Dziak, President of Microtek Systems, Inc., a wholly-owned subsidiary of our Torrey Pines subsidiary. The loss of Dr. Chadha, Dr. Sethi or Mr. Dziak or one or more other key members of our management or board of directors could have a material adverse effect on us because each of these individuals has experience and skills upon which we draw heavily in our day-to-day operations and/or strategic planning activities. We do not maintain key-man life insurance policies on any member of management. Our ability to pay cash compensation to retain key members of our management and board of directors is limited by our cash flows.

Our common stock price is subject to significant volatility, which could result in substantial losses for investors. The stock market as a whole and individual stocks historically have experienced extreme price and volume fluctuations, which often have been unrelated to the performance of the related corporations. During the fiscal quarter ended October 31, 2004 the high and low closing sale prices of our common stock were $0.17 and $0.08, respectively and for the fiscal year ended January 31, 2004, the high and low closing sale prices of our common stock were $0.40 and $0.11, respectively. The market price of our common stock may exhibit significant fluctuations in the future in response to various factors, many of which are beyond our control, and which include:

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•	Variations in our quarterly operating results, which variations could result from, among other things, changes in the needs of one or more of our customers;
•	Changes in market valuations of similar companies and stock market price and volume fluctuations generally;
•	Economic conditions specific to the industries in which we operate;
•	Announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;
•	Regulatory developments;
•	Additions or departures of key personnel; and
•	Future sales of our common stock or other debt or equity securities.

If our operating results in future quarters fall below the expectations of market makers and investors, the price of our common stock likely will decline, perhaps substantially. In the past, securities class action lawsuits have often been brought against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar lawsuits. Securities lawsuits could result in substantial costs and liabilities and could divert management's attention and resources. Consequently, the price at which you purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.

Shares of our common stock eligible or to become eligible for public sale could adversely affect our stock price and make it difficult for us to raise additional capital through sales of equity securities. As of January 3, 2005, we had outstanding 15,430,076 shares of common stock, a substantial portion of which were unrestricted, were eligible for resale under Rule 144 of the Securities Act of 1933, or were registered for resale or issued with registration rights. Disregarding beneficial ownership limitations that apply to some holders of our derivative securities, as of January 3, 2005, we also had outstanding options and warrants that were exercisable for or convertible into approximately 34,117,165 shares of common stock, nearly all of which were issued with registration rights. Sales of a substantial number of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. Any adverse effect on the market price for our common stock could make it difficult for us to sell equity securities at a time and at a price that we deem appropriate.

We may authorize a significant number of additional shares of common stock. On January 27, 2005, our stockholders will vote at our annual meeting of stockholders on a proposal to amend our Amended and Restated Certificate of Incorporation, as amended to date, to increase the number of our authorized shares of common stock from 50,000,000 to 150,000,000, and a proposal to approve and adopt amendments to and the restatement of the Entrada Networks, Inc. 2000 Stock Incentive Plan (the “2000 Plan”), one effect of which amendments will be to increase the number of shares of common stock reserved under the 2000 Plan by an additional 4,000,000 shares. We currently have authorized 50,000,000 shares of common stock. As of January 3, 2004, we had issued and outstanding 15,430,076 shares of common stock, as well as stock options and warrants to acquire an aggregate of 34,117,165 additional shares of common stock. Increasing the number of authorized shares of our common stock, and increasing the number of shares reserved under the 2000 Plan, would enable our Board of Directors to issue additional shares of our common stock, or rights to acquire our common stock, up to the number of authorized shares or reserved shares, as appropriate, the effect of which will be to dilute the share holdings or our stockholders, which may adversely affect the market price of our stock.

Because our stock is not listed on a national securities exchange, you may find it difficult to dispose of or obtain quotations for our common stock. Our common stock trades under the symbol "ESAN" on the OTC Bulletin Board. Because our stock trades on the OTC Bulletin Board rather than on a national securities exchange or on Nasdaq, you may find it difficult to either dispose of, or to obtain quotations as to the price of, our common stock.

Because we are subject to the "Penny Stock" rules, the level of trading activity in our stock may be reduced. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, including statements in the "Risk Factors," "Our Business," and "Management’s Discussion and Analysis or Plan of Operation" sections, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but rather reflect current expectations concerning future results and events. Words such as "believes," "expects," "intends," "plans," "anticipates," "likely," "will" and similar expressions identify such forward-looking statements. These forward-looking statements include, but are not limited to:

•    Our belief that our re-evaluated and refocused strategy is viable and can be achieved;

•    Our belief that our future success is dependent upon our ability to establish a successful relationship with a variety of distributors and systems integrators, our ability to translate the technological expertise and innovation of our personnel into new and enhanced products, and our ability to effectively anticipate and adapt to our customer requirements and offer products and services that meet our customers' demands;

•    Our belief that with respect to many of our single source components, we could obtain similar components from other sources;

•    Our belief that legal proceedings and claims against us, if any, individually and in the aggregate, are not likely to have a material effect on our financial position or results or operations or cash flows;

•    Our belief that our relationships provide sufficient alternative channels of distribution to serve the needs of middle and upper market customers;

•    Our belief that Silicon Valley Bank will extend the maturity date for the credit facility between us and Silicon Valley Bank beyond January 30, 2005 or renew the facility;

•    Our belief that the relatively moderate rate of inflation in the U.S. over the past few years has not had a significant impact on our revenue or operating results or on the prices of raw materials;

•    Our belief that our subsidiary, Microtek Systems, Inc., has access to multiple suppliers of storage and security products to offer high quality solutions specific to customer requirements, and that although it competes with select information technologies businesses, including local consulting firms and firms with a presence in the Midwest, Microtek is unique with its combination of services, solutions and adherence to security compliance rules and regulations;

•    Our belief that while our subsidiary, Rixon Networks, Inc.’s products are unique and customized, and while it has a portfolio of nine patents and several trademarks, no piece of its intellectual property is critical to its business or prospects given the legacy or age of its products.

•    Our belief that the properties we lease will be sufficient for our needs in the near future;

•    Our belief that we are not responsible for termination costs related to a pension plan or for the failure by certain parties to make required contributions to the plan;

•    Our belief that the estimated fair value of certain indemnification agreements is minimal, as a result of director and officer liability insurance policy coverage we maintain;

•    Our belief that a significant credit risk does not exist as a result of the economic well-being of certain significant customers;

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•    Our belief that there are no material differences between the recorded book value of our financial instruments and their estimated fair value;

•    Our belief that insufficient evidence exists to conclude that it is more likely than not that we will realize the benefits of certain deferred tax assets;

•    Our belief that our allowance for doubtful accounts with respect to certain fiscal periods will be adequate;

•    Our belief that Sync Research, Inc. will be profitable for the foreseeable future;

•    Our expectation that we will focus on certain strategic objectives for the foreseeable future;

•    Our belief that our available cash resources will be sufficient to meet our presently anticipated capital requirements for the next twelve months;

•    Our belief that we will experience an operating loss for the remainder of the 2005 fiscal year;

•    Our expectation that no cash dividends will be paid to our stockholders in the foreseeable future;

•    Our expectation that the acquisition of Microtek Systems will result in operating synergies, including cost savings;

•    Our expectation that future financings will include covenants restricting our ability to pay dividends on our common stock;

•    Our expectation that warranty costs will not have a material effect on our financial statements;

•    Our belief that the impact of future markdowns on certain inventory will not be material;

•    Our belief that sales of the product line formerly purchased by Cisco Systems will not be restored to its former levels; and

•    Our expectation that competition in the network connectivity products market will continue to intensify.

•    Our belief that FASB 151, "Inventory Costs," which eliminates the "so abnormal" criterion in ARB 43, "Inventory Pricing," will not have a material effect on our financial position and net income.

These forward-looking statements are subject to risks, uncertainties and other factors, including those set forth in the "Risk Factors" section of this prospectus, some of which are beyond our control that could cause actual results to differ materially from those forecast or anticipated in such forward-looking statements. These factors include, but are not limited to, the technical and commercial success of our current and future products, reliance on vendors and product lines, competition, performance of new products, performance of affiliates and their future operating results, our ability to establish successful strategic alliances, dependence on senior management and possible volatility of stock price. These factors are discussed generally in greater detail under the caption "Risk Factors" in this prospectus.

WE WISH TO CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE MADE. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL EARNINGS AND THOSE PRESENTLY ANTICIPATED OR PROJECTED. THESE RISKS AND UNCERTAINTIES ARE DESCRIBED IN THE PRECEDING SECTION. WE SPECIFICALLY DECLINE ANY OBLIGATION TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS THAT MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT ANTICIPATED OR UNANTICIPATED EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE OF SUCH STATEMENTS, OR TO UPDATE THE REASONS WHY ACTUAL RESULTS COULD DIFFER FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock pursuant to this prospectus. We will, however, receive proceeds from the exercise of the warrants, the underlying shares of common stock of which are being registered pursuant to the registration statement of which this prospectus is a part.
SELLING STOCKHOLDERS

We are registering a total of 30,500,000 shares of our common stock for resale. All of the 30,500,000 shares are issuable upon exercise of warrants we issued in connection with:

•	debt financings in January, May, and October of 2004, and
•	an agreement by Trilogy Capital Partners, Inc. to assist us in business development, capital raising, strategic advisory and investor relations services.

On January 30, 2004, we borrowed an aggregate of $500,000 from Hong Kong League Central Credit Union ("HKL"), HIT Credit Union ("HIT") and Shelly Singhal. In connection with this transaction, we issued a warrant to SBI Advisors, LLC ("SBI") to purchase 400,000 shares of our common stock and a warrant to purchase 100,000 shares of our common stock to Shelly Singhal. The warrants have an exercise price of $0.35 per share and expire on February 5, 2007. Mr. Singhal has assigned his rights with respect to 25,000 of our shares issuable upon exercise of the warrant issued to Mr. Singhal to each of Jon Buttles and Matt McGovern. All of our shares of common stock issuable upon the exercise of the warrants issued in this debt financing are being registered for resale pursuant to the registration statement of which this prospectus is a part. The funds from this debt financing were used primarily for working capital.

On May 14, 2004, we borrowed an additional $1,000,000 from HKL and Brightline Bridge Partners I, LLC ("Brightline"). In connection with this transaction, we issued a warrant to purchase 3,450,000 of our shares of common stock to SBI Brightline IV, LLC ("SBI Brightline") and a warrant to purchase 1,550,000 shares of our common stock to Brightline. The warrants have an exercise price of $0.16 per share and will expire on May 13, 2007. In addition, we issued 125,000 shares of our common stock for advisory fees in connection with the transaction, which shares are held of record by Core Capital Holdings, LLC. Brightline has assigned its rights under the warrant issued to Brightline to the following persons and entities (with the number of shares for which the warrant is exercisable by each such person or entity identified in parenthesis following such person or entity’s name):

John Wang	(125,000)
J. Michael Higginbotham	(125,000)
Suraj Gohill	(125,000)
Robert Gilman	(250,000)
Charles Dominick	(250,000)
Franklin C. Fisher, Jr.	(175,000)
Joseph A. Schick	(25,000)
Phoenix Capital Opportunity Fund	(225,000)
Jon Buttles	(250,000)

We are registering the shares issuable upon exercise of the warrants issued in this debt financing for resale pursuant to the registration statement of which this prospectus is a part. The funds from this debt financing were primarily used for the acquisition of Microtek Systems, Inc.

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On October 4, 2004, we borrowed an additional $750,000 from HKL. In connection with this transaction, we agreed to issue a warrant to SBI, or its designees, to purchase 15,000,000 shares of our common stock at a per share exercise price of $0.10. SBI has designated Jon Buttles, David F. Evans, Crestwood Children’s Trust and McGovern Living Trust (dated September 28, 2004) to each receive a warrant to purchase 3,750,000 shares of our common stock. We are registering the shares issuable upon exercise of these warrants for resale pursuant to the registration statement of which this prospectus is a part. The funds from this debt financing will be used primarily for working capital and the reduction of our outstanding debt.

On November 10, 2004, we entered into a Letter of Engagement (the "Letter of Engagement") with Trilogy Capital Partners, Inc. ("Trilogy"). Pursuant to the Letter of Engagement, Trilogy agreed to implement a marketing program regarding our technology, and, to the extent we request, to assist us in business development and capital raising and to provide strategic advisory and investor relations services. The Letter of Engagement has an initial term of 6 months and is terminable by us or Trilogy at any time thereafter upon 30 days’ prior written notice. In consideration for the services to be provided by Trilogy, we agreed to pay Trilogy $10,000 per month and we issued to Trilogy a warrant to purchase up to 10,000,000 shares of our Common Stock at a per share exercise price of $0.12. As long as we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, Trilogy will not be entitled to exercise the warrant to purchase shares of our common stock in an amount that, immediately following such purchase, would result in Trilogy beneficially owning 5% or more of our outstanding shares of common stock. The warrant is exercisable on the earlier of January 1, 2005 or the effective date of the registration statement of which this prospectus is a part. The warrant expires on November 30, 2006.

Assuming the warrant holders identified in the preceding paragraphs fully exercise the warrants they hold to acquire the shares of common stock offered by this prospectus, we would receive an aggregate of $3,675,000 in proceeds from the exercise of such warrants.

None of the individual selling stockholders held more than one percent of our common stock prior to the foregoing transactions, pursuant to the applicable beneficial ownership rules promulgated by the Securities and Exchange Commission. Nor have any of the selling stockholders ever held any position or office with us. However, some or all of the selling stockholders identified above may be affiliated or otherwise associated with one or more of Hong Kong League Central Credit Union, HIT Credit Union, and Brightline Bridge Partners I, LLC from whom we received loans in the aggregate amount of $2,250,000 between February 4, 2004 and October 4, 2004, with Trilogy Capital Partners, Inc. whom we have engaged to provide certain marketing services, or with one or more of SBI Advisors, LLC, SBI Brightline IV, LLC, Brightline Bridge Partners I, LLC, and Trilogy, who were entitled to receive (or designate other parties to receive) all of the 30,500,000 warrants issued in consideration for services rendered in connection with those transactions.

The following table sets forth the name of each selling stockholder, the amount of securities of the class owned by each selling stockholder before the offering, the maximum number of shares of our common stock that may be offered for each selling stockholder’s account pursuant to this prospectus, and the amount and (if one percent or more) the percentage of the class to be owned by each selling stockholder after the offering is complete. The selling stockholders may sell any or all of the shares included in and offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering. For purposes of the following table, we have assumed that each selling stockholder will sell all of the shares of common stock offered in this prospectus for the account of such selling stockholder.

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Name of Selling Stockholder	Shares of Common Stock Owned Prior to Offering (1)	Number of Shares to be Offered for Sale	Number of Shares of Common Stock Owned after Offering	Percent of Class Owned after Offering
SBI Brightline IV, LLC (2)	3,554,767	3,450,000	104,767	-
Phoenix Capital Opportunity Fund(3)	225,000	225,000	0	-
SBI Advisors, LLC (4)	400,000	400,000	0	-
Matt McGovern	25,000	25,000	0	-
McGovern Living Trust (Dated September 28, 2004) (5)	3,750,000	3,750,000	0	-
Jon Buttles (6)	4,025,000	4,025,000	0	-
Shelly Singhal (7)	50,000	50,000	0	-
David F. Evans	3,750,000	3,750,000	0	-
John Wang	125,000	125,000	0	-
J. Michael Higginbotham	125,000	125,000	0	-
Suraj Gohill	125,000	125,000	0	-
Robert Gilman	250,000	250,000	0	-
Charles Dominick	250,000	250,000	0	-
Franklin C. Fisher Jr.	175,000	175,000	0	-
Joseph A. Schick	25,000	25,000	0	-
Crestwood Children’s Trust (8)	3,750,000	3,750,000	0	-
Trilogy Capital Partners, Inc. (9)	10,086,900	10,000,000	86,900	-
TOTAL	30,691,667	30,500,000	191,667

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(1)  To our knowledge, and except as otherwise provided in the footnotes below, the selling stockholders have sole voting power and investment power with respect to all shares listed as owned by each selling stockholder.

(2)  SBI Brightline IV, LLC is controlled by SBI USA, LLC, which is in turn controlled by Shelly Singhal. Mr. Singhal may be deemed to share the beneficial ownership of securities owned by SBI Brightline IV, LLC. SBI Brightline IV, LLC will acquire the securities offered by means of this prospectus in the ordinary course of its business.

(3)  Phoenix Capital Opportunity Fund is controlled by Roger Tischenor.  To our knowledge, Mr. Tischenor has voting and dispositive power with respect to the securities held of record by Phoenix Capital Opportunity Fund.

(4)  SBI Advisors, LLC is controlled by Shelly Singhal. Mr. Singhal may be deemed to share the beneficial ownership of securities owned by SBI Advisors. SBI Advisors will have acquired the securities offered by means of this prospectus in the ordinary course of its business.

(5)  Matt McGovern and his wife, Julie McGovern, are trustees of this trust and may be deemed to share beneficial ownership of these shares.

(6)  Jon Buttles controls Core Capital Holdings, LLC, which holds 125,000 shares of our common stock. Mr. Buttles may be deemed the beneficial owner of these shares.

(7)  Shelly Singhal may be deemed to be the beneficial owner of shares of common stock beneficially owned by SBI Brightline IV, LLC and  SBI Advisors, LLC.

 (8)    Mr. Andrew Cosentino is the sole trustee of Crestwood Children’s Trust. To our knowledge, Mr. Cosentino has the sole voting power and dispositive power with respect to all securities held of record by Crestwood Children’s Trust.

(9)  Includes 86,900 shares of common stock held by Trilogy Capital Partners, Inc. ("Trilogy"), as well as a warrant to purchase up to an aggregate of 10,000,000 shares of our common stock held by Trilogy Capital Partners, Inc. Trilogy is controlled by Alfonso J. Cervantes. Mr. Cervantes may be deemed to beneficially own our common stock beneficially owned by Trilogy. As long as we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, Trilogy will not be entitled to exercise the warrant to purchase shares of our common stock in an amount that, immediately following such purchase, would result in Trilogy beneficially owning 5% or more of our outstanding shares of common stock. The warrant is exercisable on the earlier of January 1, 2005 or the effective date of the registration statement of which this prospectus is a part. The warrant expires on November 30, 2006.

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PLAN OF DISTRIBUTION

We have been advised that there are no underwriting arrangements with respect to the shares of common stock being offered pursuant to this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each offering. The selling stockholders may or may not exercise their warrants and then may sell all or a portion of the shares beneficially owned by them and offered hereby from time to time directly, or through one or more underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares. If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions which may involve crosses (crosses are transactions in which the same broker acts as an agent on both sides of the trade) or block transactions (in which the broker-dealer so engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction):

•    on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•    in the over-the-counter market;
•    in transactions otherwise than on these exchanges or services or in the over-the-counter market, such as privately negotiated transactions;
•    through the writing of options, whether such options are listed on an options exchange or otherwise; or
•    through the settlement of short sales.

In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered hereby, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

If the selling stockholders effect any transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

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The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

The selling stockholders also may transfer, pledge or donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed, which will disclose:

•    The name of the selling stockholder and any participating underwriters, broker-dealers or agents;
•    The aggregate amount and type of securities being offered;
•    The price at which the securities were sold and other material terms of the offering;
•    Any discounts, commissions, concessions or other items constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and
•    That the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

We cannot assure you that any selling stockholder will exercise his, her or its warrant and will then sell any or all of the shares registered pursuant to the registration statement of which this prospectus forms a part. The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Specifically, Regulation M precludes the Selling Shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution of the shares of common stock pursuant to this prospectus from bidding for or purchasing, or attempting to induce any person to bid for or purchase our common stock until the distribution of the shares of common stock pursuant to this prospectus is complete. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

There can be no assurances that the selling stockholders will sell all or any of the shares.

We estimate expenses in connection with the offering described in this prospectus will be as follows. None of the registration expenses set forth below will be paid by the selling stockholders.

Item	Amount

Securities and Exchange Commission Registration Fee	$541.01
Printing and Engraving Expenses	5,000.00
Accountants' Fees and Expenses	15,000.00
Legal Fees and Expenses	35,000.00
Miscellaneous	1,000.00

Total	$56,541.01

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LEGAL PROCEEDINGS

From time to time, we are involved in various legal proceedings and claims incidental to the conduct of our business. Although it is impossible to predict the outcome of any outstanding legal proceedings, we believe that such legal proceedings and claims, individually and in the aggregate, are not likely to have a material effect on our financial position or results of operations or cash flows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

On January 3, 2004, our directors and executive officers were as follows:

Name	Age	Position
Kanwar J.S. Chadha	58	Chairman, President, Chief Executive Officer, Director
Davinder Sethi	57	Vice Chairman, Chief Financial Officer, Director
Leonard Hecht	67	Director (ii)(iii)
Rohit Phansalkar	59	Director (ii)(iv)
Raymond Ngan	30	Director

        (i)                Member of Compensation Committee
        (ii)               Member of Audit and Compensation Committees
        (iii)              Chairman of Audit Committee
        (iv)              Chairman of Compensation Committee

Dr. Kanwar J.S. Chadha, 58, has served as our President and Chief Executive Officer since April 2000. He was elected as a director on August 31, 2000 and elected Chairman on September 28, 2001. He joined AT&T Bell Laboratories in February 1973 as a Member of Technical Staff and served as a systems engineer and principal software designer for the AMPS trial system. As a Supervisor at AT&T Bell Laboratories from August 1977 to August 1980, Dr. Chadha was responsible for the development of various software systems. As a Department Head at AT&T Bell Laboratories from August 1980 to January 1987, he managed the development of cellular phone technologies, MERLIN phone system, Applications Processor, Videotex system, and System 25 PBX. Dr. Chadha was a co-founder of WaterBazaar.com e-portal. Dr. Chadha was also a founder of ERPL, Inc., a firm that specializes in the development of embedded software systems, enterprise and manufacturing resource planning software systems, and that provides business-to-business e-marketplace systems solutions and development. From 1988 to 1999, Dr. Chadha ran his own private businesses in the graphic arts arena.. Dr. Chadha holds a B.E. (Hons) in Electrical Engineering from Thapar Institute of Technology, Punjab, India, a M.A.Sc. in Control Systems from the University of Toronto, Ontario, Canada, and a Ph.D. in Systems Engineering from Case Western Reserve University, Cleveland, Ohio. Dr. Chadha is a first cousin of Dr. Davinder Sethi, one of our directors.

Dr. Davinder Sethi, 57, has served as our Chief Financial Officer since November 1, 2001. He has been one of our directors since September 2000. He was elected our Vice Chairman on November 19, 2001. During 1999 and 2000, Dr. Sethi was an independent advisor in the fields of information technology and finance. He was Chairman and Chief Executive Officer of iPing, Inc., and was a Director and Senior Advisor to Barclays de Zoete Wedd. In addition, Dr. Sethi spent seven years at Bell Laboratories in operations research and communications network planning and seven years in corporate finance at AT&T. Dr. Sethi holds a Ph.D. and M.S. in Operations Research, Economics and Statistics from the University of California, Berkeley, and is a graduate of the Executive Management Program at Penn State University. Dr. Sethi also serves on the Board of Directors of Pamet Systems, Inc. and WorldWater Corporation. Dr. Sethi is a first cousin of Dr. Chadha, our Chairman, President and Chief Executive Officer and one of our directors.

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Leonard N. Hecht, 67, has served as one of our directors since August 31, 2000 and as our Chairman from September 2000 until August 2001. Mr. Hecht is a member of our Audit and Compensation Committees and is the Chairman of the Audit Committee. Mr. Hecht served as Executive Vice President of Sorrento Networks, Inc. from August 2000 until January 2001 and as one of its directors from June 1996 to January 2001. Since 1994, he has been President of Chrysalis Capital Group, an investment banking company specializing in mergers, acquisitions and financings that he founded. From 1987 to 1993, Mr. Hecht was Managing Director of the Investment Banking Group and head of the Technology Assessment Group of Houlihan Lokey Howard & Zukin, a financial advisory firm. From 1984 to 1987, Mr. Hecht was the Vice Chairman of the Board and Chief Executive Officer of Quantech Electronics Corp., a diversified publicly held electronics company. Prior to joining Quantech, Mr. Hecht was a founding principal of Xerox Development Corporation, a wholly owned subsidiary of the Xerox Corporation. Xerox Development Corporation was active in strategic planning, mergers and acquisitions, divestitures, licensing, joint ventures and venture investing for the Xerox Corporation. Mr. Hecht has served on the board of many public companies including DCC Corporation from January 1997 to January 2000, Concurrent Computer Corporation from January 1993 to December 1994, Hygrage Electronics Corp. from 1980 to Dec 1986 and Micronetics, Inc. from January 1980 to December 1986.

Rohit Phansalkar, 59, has served as one of our directors since August 31, 2000. He is a member of our Audit and Compensation Committees and is the Chairman of the Compensation Committee. Since January 2001, Mr Phansalkar has been the Chairman & CEO of RKP Capital, Inc. an investment banking boutique specializing in financings, mergers and acquisitions. Mr. Phansalkar was the Chairman and Chief Executive Officer of Sorrento Networks Corporation from July to September 2000. He was a partner of Anderson Weinroth & Co. LP from February 1998 to June 2000. Prior to that, Mr. Phansalkar was the co-founder, Vice Chairman and Chief Executive Officer of Newbridge Capital, a firm dedicated to making private equity investments in India. From 1993 to 1996, Mr. Phansalkar was a Managing Director of Oppenheimer & Co., where he was the head of the Energy Finance Group. Mr. Phansalkar was the founding Chairman of The India Fund, a $510 million closed-end fund listed on the NYSE. Prior to joining Oppenheimer, Mr. Phansalkar was a Managing Director of Bear Stearns & Co. He is a director of Zip Global Networks. Mr. Phansalkar received a BS in engineering from Michigan Technological University and a MBA from Harvard Graduate School of Business.

Dr. Raymond Ngan, 30, has been a director of Entrada since November 2000, but has not been active in this position since January 2001. Dr. Ngan has been guiding technology and telecommunications companies for many years, most recently as Principal at Hikari Capital International. He previously served as Senior Vice President Morgan Stanley Dean Witter, and as a Senior Associate at Chase Capital Partners. Dr. Ngan holds a bachelor’s, masters and Ph.D. from Oxford University, Oxford, UK, and an MBA from The Wharton School at the University of Pennsylvania.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 3, 2005, regarding the ownership of our common stock by each person (including any "group") who is known to us to be the beneficial owner of more than five percent of any class of our voting securities:

Title of Class	Nameof Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)
Common	Shelly Singhal	610 Newport Center Drive Suite 1205, Newport Beach, CA 92660	4,004,767 shares (2)	20.7%
Common	SBI Brightline IV, LLC	610 Newport Center Drive Suite 1205, Newport Beach, CA 92660	3,554,767 shares (3)	18.8%
Common	David F. Evans	525 16th Avenue, Salt Lake City, UT 84103	3,750,000 shares (4)	19.6%
Common	Jim Dziak	5343 North 118th Court, Milwaukee, WI 53225	1,302,083 shares	8.4%
Common	Crestwood Children’s Trust	26 Dartmouth Road, Cos Cob, CT 06807	3,750,000 shares (5)	19.6%
Common	Jon Buttles	435 Manhattan Ave Apt A, Hermosa Beach, CA 90254	4,150,000 shares (6)	21.3%
Common	McGovern Living Trust (Trust Dated September 28, 2004)	2203 Clark Lane, Redondo Beach, CA 90278	3,750,000 shares (7)	19.6%
Common	Matt McGovern	2203 Clark Lane, Redondo Beach, CA 90278	3,775,000 shares (8)	19.7%
Common	Trilogy Capital Partners, Inc.	1406 1/2 Kenter Ave., Los Angeles, CA 90049	10,086,900 shares (9)	40.0%
Common	Alfonso J. Cervantes, Jr.	1406 1/2 Kenter Ave., Los Angeles, CA 90049	10,086,900 shares (10)	40.0%

(1)    For each beneficial owner, the "Percent of Class" equals each owner’s actual holdings of shares plus shares represented by unexercised options and warrants held by such beneficial owner, divided by the total of our outstanding shares at November 10, 2004 plus the unexercised options and warrants included for the referenced holder only. Please also note that the percentages are based on the amount of outstanding securities plus any securities that a person or group has the right to acquire within 60 days. In other words, individual percentages of the listed holders will not add to the group total because the calculations are made separately for each holder.

(2)    Shelly Singhal controls SBI Advisors, LLC ("SBI") and SBI Brightline IV, LLC ("SBI Brightline"). SBI has the right to purchase up to 400,000 shares pursuant to a warrant we issued to SBI on February 5, 2004. SBI Brightline has the right to purchase up to 3,450,000 shares pursuant to a warrant we issued to SBI Brightline on May 14, 2004. SBI Brightline also holds 104,767 shares of our common stock. Mr. Singhal also holds individually a warrant to purchase up to 50,000 shares of our common stock.

(3)    SBI Brightline IV, LLC, has the right to purchase up to 3,450,000 shares pursuant to a fully vested warrant we issued to SBI Brightline IV on May 14, 2004. SBI Brightline IV also holds 104,767 shares of our common stock.

(4)    David F. Evans has the right to purchase up to 3,750,000 shares pursuant to a fully vested warrant we issued to him on October 21, 2004.

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(5)    Crestwood Children’s Trust has the right to purchase 3,750,000 shares pursuant to a fully vested warrant issued by the Company to the trust on October 21, 2004.

(6)    Jon Buttles has the right to purchase up to 4,025,000 shares pursuant to fully vested warrants issued by the Company to Jon Buttles on February 5, 2004, May 14, 2004 and October 21, 2004. In addition, Jon Buttles controls Core Capital Holdings, LLC., which holds 125,000 shares of our common stock.

(7)    McGovern Living Trust (Dated September 28, 2004) has the right to purchase up to 3,750,000 shares pursuant to a fully vested warrant we issued to McGovern Living Trust (Dated September 28, 2004) on October 21, 2004.

(8)    Matt McGovern and his spouse, Julie McGovern, are the trustees of the McGovern Living Trust (Trust Dated September 28, 2004), which holds a warrant to purchase 3,750,000 shares of our common stock. Mr McGovern also holds a fully vested warrant to purchase 25,000 shares of our common stock, which we issued to Mr. McGovern on February 5, 2004.

(9)    Trilogy Capital Partners, Inc. ("Trilogy") has the right to purchase up to 10,000,000 shares pursuant to a warrant we issued to Trilogy on November 10, 2004. As long as we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, Trilogy will not be entitled to exercise the warrant to purchase shares of our common stock in an amount that, immediately following such purchase, would result in Trilogy beneficially owning 5% or more of our outstanding shares of common stock. The warrant is exercisable on the earlier of January 1, 2005 or the effective date of the registration statement of which this prospectus is a part. The warrant expires on November 30, 2006. Trilogy is controlled by Alfonso J. Cervantes.

(10)    Mr. Alfonso Cervantes controls Trilogy Capital Partners, Inc. Trilogy has the right to purchase up to 10,000,000 shares of our common stock pursuant to a warrant we issued to Trilogy on November 10, 2004. Trilogy also holds 86,900 shares of our common stock. Mr. Cervantes may be deemed to beneficially own shares beneficially owned by Trilogy. As long as we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, Trilogy will not be entitled to exercise the warrant to purchase shares of our common stock in an amount that, immediately following such purchase, would result in Trilogy beneficially owning 5% or more of our outstanding shares of common stock. The warrant is exercisable on the earlier of January 1, 2005 or the effective date of the registration statement of which this prospectus is a part. The warrant expires on November 30, 2006.

The following table sets forth certain information as of January 3, 2005, as to each class of our equity securities, other than directors’ qualifying shares, beneficially owned by all directors and nominees, the Chief Executive Officer and each of our four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of the last completed fiscal year:

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		Common Stock
Title of Class	Name of Beneficial Owner (A)	Amount and Nature of Beneficial Ownership	Percent of Class (B)
Common	Kanwar J.S. Chadha	1,599,042 (C)	9.7%
Common	Leonard N. Hecht	361,621 (D)	2.3%
Common	Rohit Phansalkar	471,833 (E)	3.0%
Common	Davinder Sethi	1,287,823 (F)	8.0%
Common	Raymond Ngan	311,534(G)	2.0%
	All Directors and Executive Officers as a group	4,031,853	22.6%

(A)    Except as noted, the addresses for each beneficial owner is 5755 Oberlin Dr., Suite 204, San Diego, Ca 92121.

(B)    For each beneficial owner, the "Percent of Class" equals each owner’s actual holdings of shares plus shares represented by unexercised options and warrants held by such beneficial owner, divided by the total of our outstanding shares at November 8, 2004 plus the unexercised options and warrants included for the referenced holder only. Please also note that the percentages are based on the amount of outstanding securities plus any securities that a person or group has the right to acquire within 60 days. In other words, individual percentages of the listed holders will not add to the group total because the calculations are made separately for each holder.

(C)    Includes options held by Dr. Chadha to acquire 1,010,000 shares of common stock and 589,042 shares directly owned by Dr. Chadha.

(D)    Includes fully-vested options held by Mr. Hecht to acquire 250,000 shares of our common stock and 111,621 shares directly owned by him.

(E)    Includes fully-vested options held by Mr. Phansalkar to acquire 250,000 shares of our common stock and 221,833 shares owned directly by him.

(F)    Includes options held by Dr. Sethi to acquire 750,000 shares of our common stock and 537,823 shares owned directly by him.

(G)    Includes fully-vested options held by Dr. Ngan to acquire 150,000 shares of common stock and 161,534 shares owned directly by him.

DESCRIPTION OF OUR COMMON STOCK

As of January 3, 2005 there were approximately 15,430,076 shares of our common stock issued and outstanding. This does not include those shares of common stock subject to outstanding warrants, which shares may be sold pursuant to the registration statement of which this prospectus is a part. We are a Delaware corporation and are currently authorized to issue 50 million shares of common stock, par value $0.001 per share, and 2 million shares of preferred stock, par value $0.001 per share. Our shares of common stock were held by approximately 8,600 stockholders as of January 3, 2005. On January 27, 2005, our stockholders will vote at the annual meeting of stockholders to amend our Amended and Restated Certificate of Incorporation, the purpose of which amendments will be to increase our authorized shares of common stock from 50,000,000 to 150,000,000.

Each share of our common stock has one vote on all matters presented to the stockholders. Because our common stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all of the directors, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision for claims against us. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

The registrar and transfer agent for our common stock is Register and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and Bylaws require indemnification of our officers and directors to the fullest extent permitted by Delaware law. The Delaware General Corporation Law authorizes a corporation to indemnify a director or officer who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether brought by or in the right of the corporation or otherwise) by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. However, the corporation cannot indemnify an officer or director in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Delaware law further provides that indemnification shall be provided if the party in question is successful on the merits otherwise.

Certain selling stockholders to whom we have issued warrants are required to indemnify our directors, our officers who sign this registration statement and any controlling person against losses, claims, damages, expenses and liabilities to which they may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934 or otherwise insofar as the losses, claims, damages, expenses and liabilities arise out of or are based upon any untrue statement or alleged untrue statement of material fact, or omission or alleged omission of a material fact in the registration statement of which this prospectus is a part, or any preliminary or final prospectus, if such statement or omission occurs in reliance upon written information provided to us by such selling stockholder expressly for use in connection with the registration statement of which this prospectus is a part.

Pursuant to the Registration Rights Agreement between us and James Dziak dated May 14, 2004, Mr. Dziak is required to indemnify our directors, each of our officers who sign the registration statement under which Mr. Dziak’s shares are registered, and any controlling person against any losses, claims, damages or liabilities to which they may become subject under the Securities Act of 1933 or the Securities Exchange Act of 1934 insofar as such losses, claims, damages, or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of any material fact, contained in the registration statement under which Mr. Dziak’s shares are registered or any preliminary or final prospectus or any violation of alleged violation of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws or any rule or regulation thereunder if such statement, omission or violation occurred in reliance upon and in conformity with written information furnished by Mr. Dziak expressly for use in connection with such registration.

Pursuant to the Stock Purchase Agreement with Trilogy Investment Fund I, LLC dated April 26, 2004 (which, with the exception of Section 7.3 of the agreement, has been terminated), Trilogy Investment Fund I, LLC is required to indemnify our directors, our officers who signed the registration statement which we filed with the Securities and Exchange Commission to register shares to be sold to Trilogy Investment Fund I, LLC (which registration statement was later withdrawn) and any controlling person against any losses, claims, damages, liabilities or expenses to which our directors, officers or any controlling person may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934 or any other federal or state statutory law or common law insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon the failure of Trilogy Investment Fund I, LLC to comply with certain covenants and agreements contained in the Stock Purchase Agreement, the inaccuracy of any representation made by Trilogy Investment Fund I, LLC in the Stock Purchase Agreement or any untrue or alleged untrue statement of material fact contained in the registration statement and prospectus, and all amendments thereto, or any omission or alleged omission of a material fact in the registration statement or prospectus, and all amendments thereto, to the extent such untrue statement or omission was made in reliance upon and in conformity with written information furnished to us by Trilogy Investment Fund I, LLC expressly for use therein. SBI Brightline IV, LLC is under a similar obligation to indemnify our directors, officers and any controlling persons with respect to shares we proposed to sell to SBI Brightline IV, LLC pursuant to a Stock Purchase Agreement dated May 14, 2004 (which, with the exception of Section 7.3 of the agreement, has been terminated).

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We have agreed to indemnify Kanwar J.S. Chadha, Ph.D., our President, Chief Executive Officer and Chairman, against liability resulting from claims made against him in connection with any action, suit or proceeding to which he is, was, at any time becomes or to which he is threatened to be made a party by reason of the fact that he is or was a director, executive officer, employee, consultant or agent of our company, subject to the terms and certain limitations set forth in the Amendment to Employment Agreement dated April 30, 2004 to which we and Dr. Chadha are a party.

We maintain a directors and officers liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

OUR BUSINESS

General

Entrada Networks, Inc., with a total of forty employees and consultants employed primarily by its wholly owned subsidiaries, is in the business of developing, marketing and selling products for the network connectivity industry. The business was formed in California in 1989 and reincorporated in Delaware in 1995 when it went public. At no time have we had any bankruptcy, receivership or similar proceedings.

Product Sales and Marketing

During the last three years, our primary focus has been on Torrey Pines Networks, Inc. ("Torrey Pines"), our wholly owned subsidiary, to develop and commercialize network transport products for the storage area network and metropolitan network marketplace, and acquire companies in related storage and security products and services.

Torrey Pines has developed several products for the storage area network and metropolitan network marketplace that have been certified and are being evaluated by a number of potential customers. We have received regulatory and industry certifications for our first Silverline™ coarse wave division multiplexing product line, and are in the process of introducing it into the market. Coarse wave division multiplexing, or CWDM, is a sophisticated optoelectronics technology that uses multiple wavelengths of light very efficiently to greatly increase the number of video, data or voice channels of information that can be sent on a single optical fiber in a transmission system. Designed to interconnect geographically separate data centers, the Silverline™ CWDM is our first fully optical Linux based 8-channel/4-port CWDM product line that is based on our patent-pending technology. It is a multi-protocol aggregation device that supports Fibre Channel, Gigabit Ethernet, fibre connectivity or enterprise system connection to a mainframe and SONET, on one fully customized system. SONET is a transmission protocol for high-speed transmission over fiber optic cable, which was introduced by Bell Communications in 1984 and thereafter accepted by American National Standards Institute. The parts for these products are readily available, and our technology is protected by two patents that are pending, as well as our trademarks. While in an overall competitive market, we are unique with our specific products that include customized features at a competitive price point. However, we have limited resources to commercialize our product line and reach the broad market. Therefore, we are focused on forging alliances with entrenched players in the market that need our products to enhance their portfolios.

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On May 14, 2004, Torrey Pines purchased all of the outstanding capital stock of Microtek Systems, Inc. ("Microtek") from Mr. James Dziak. Microtek employs 17 of our employees. Microtek Systems is a provider of security, digital imaging, information infrastructures and storage solutions. Mr. Dziak will continue as President of Microtek, and Microtek will retain its current management and technology teams. Microtek generated revenues of approximately $1.1 million for the quarter ended June 30, 2004 and $3.5 million for the twelve months ended December 31, 2003. It is headquartered in Milwaukee, Wisconsin. Microtek is built on core competencies of engineering strength, proprietary software and service quality to offer highly specialized services in consulting, assessment, and solutions to challenges in security, digital imaging, storage, and information infrastructures. Microtek extends our core competencies in network and storage connectivity into solutions and applications specific to vertical markets, notably financial, healthcare and insurance sectors, particularly among clients in the Midwest. We believe Microtek has access to multiple suppliers of storage and security products to offer high quality solutions specific to customer requirements. While Microtek competes with select information technologies businesses, including local consulting firms and firms with a presence in the Midwest, we believe Microtek is unique with its combination of services, solutions and adherence to security compliance rules and regulations. Microtek has over one hundred corporate accounts.

Rixon Networks, Inc. ("Rixon"), our wholly owned subsidiary, designs, manufactures, markets and sells a line of fast and gigabit Ethernet multi port adapter cards that are incorporated into the remote access and other server products of Original Equipment Manufacturers ("OEM"). In addition, some of its products are deployed by telecommunications network operators, applications service providers, internet service providers, and the operators of corporate local area and wide area networks for the purpose of providing access to and transport within their networks. Rixon’s competitors are diverse ranging from other specialized providers of network connectivity products to the likes of Intel, depending on the requirements and architecture of the OEM providers to which Rixon sells. While Rixon’s products are unique and customized and while it has a portfolio of nine patents and several trademarks, we believe that no piece of its intellectual property is critical to its business or prospects given the legacy or age of its products. However, Rixon’s products are mature and subject to obsolescence and, therefore, subject to pricing pressures and our competitors' continual improvements in manufacturing efficiencies.

Sync Research, Inc. ("Sync"), our wholly owned subsidiary, designs, manufactures, markets, sells and services frame relay products for some of the major financial institutions in the U.S. and abroad. Emphasis on this profitable operation has been on servicing our older or legacy frame relay products. While revenue generated by Sync is slowly declining as end users migrate to platforms based on new technologies, we anticipate that this subsidiary will be profitable for the foreseeable future. Sync sells to resellers, distributors, original equipment manufacturers, partners and a number of regional Bell Operating Companies and Inter-exchange Carriers. Current customers include GEICO Insurance, Integrasys (a unit of Fiserv), JP Morgan Chase, Verizon, AT&T, and Headco Bearing. We believe that Sync’s relationships provide sufficient alternative channels of distribution to serve the needs of middle and upper market customers. Also, Sync utilizes a distribution and value-added reseller channel as a primary distribution channel for its digital transmission products.

Our sales and marketing organization for the three subsidiaries at January 3, 2005 consisted of twenty one individuals, including managers, sales representatives, sales support, and technical support personnel. The current revenue channel mix is approximately 8.2% original equipment manufacturers, 13.8% indirect and 78.0% other. We support our customers by providing product training, regular mailing of promotional and technical material, telephone and other technical support.

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Engineering, Research & Development

Our engineering, research and development organization for the three subsidiaries at January 3, 2005 consisted of seven individuals, including managers. During fiscal years 2004 and 2003, our research and development costs were approximately $1.15 million and $1.17 million, respectively, none of which costs were borne directly by our customers.

Government and Other Regulation

The market for our products is highly regulated and industry standards are intensive, with many standards evolving as new technologies are deployed. In the United States, our products must comply with various regulations defined by the Federal Communications Commission and standards established by Underwriters Laboratories. In addition, there are industry standards established by various organizations such as Fibre Channel Industry Association, American National Standards Institute, and Internet Engineering Task Force. We design our products in an effort to comply with those industry standards so that each particular product can be accepted by its intended customer. To the extent non-compliance with such standards has a detrimental effect on customer acceptance, we must address such non-compliance in the design of our products. Standards for new services and network management are still evolving. However, as the standards evolve, we will be required to modify our products or develop and support new versions of our products. The failure of our products to comply or delays in compliance could materially and adversely affect our business, operating results and financial condition.

Our Strategy

For the foreseeable future, we anticipate that we will focus on the following strategic objectives:

•	Exploring acquisition opportunities that fit into our existing technologies with emphasis on the storage area network transport product line where we are developing and marketing the Silverline™-CWDM product line to complement the current lines of business;

•	Commercializing Torrey Pines’ optical Silverline™ transport product line for the storage area network and metropolitan area networks marketplace;

•	Bringing our Rixon operation back to profitability through increased sales efforts and reduced overhead; and

•	Maintaining superior service and support for our Sync legacy products to sustain our recent profitable track record.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form SB-2 which we filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 using a "shelf" registration process. As permitted by SEC rules, this prospectus does not contain all the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

We use the Form 10-KSB as our annual report. We filed our most recent Form 10-K with the SEC on May 14, 2004.

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy and information statements, and other information with the SEC as required by the Securities and Exchange Act of 1934.

You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at its regional offices at: 233 Broadway, New York, New York 10279 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain further information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as Entrada, that file electronically with the SEC, the address of which is http://www.sec.gov. Our web address is www.entradanetworks.com.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION FOR THE THREE AND NINE MONTHS PERIODS ENDED OCTOBER 31, 2004 AND THE FISCAL YEARS ENDED JANUARY 31, 2004 AND 2003

Certain statements contained in this prospectus, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," and words of similar import constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are referred to the "Risk Factors" section of this prospectus, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

The results of operations reflect our activities and those of our wholly owned subsidiaries. This consolidated group is referred to individually and collectively as "We" and "Our." Revenue and gross profit information for the subsidiaries is provided, and we plan to provide additional financial information on the subsidiaries as it becomes formalized in future Form 10-QSBs and Form 10-KSBs.

Management's Discussion and Analysis or Plan of Operation should be read in conjunction with the consolidated unaudited financial statements for the three and nine months ended October 31, 2004 and related notes thereto, as well as the audited financial statements for the fiscal years ended January 31, 2004 and January 31, 2003, as applicable. The results of operations in the consolidated unaudited financial statements reflect the operating results of Entrada Networks for all periods presented. For the three and nine months ended October 31, 2004, the consolidated unaudited financial statements also include the results of Microtek Systems from May 14, 2004, the date of its acquisition.

Overview

Our Ability to Continue as a Going Concern

We have suffered recurring losses from operations, but as of October 31, 2004 we had a positive working capital of $110,000. We recognize that in order to meet our capital requirements, and continue to operate, additional funding is necessary. We are exploring additional sources of liquidity, through debt and equity financing alternatives. If we are (i) unable to grow our business or improve our operating cash flows as expected, (ii) unsuccessful in restructuring all or the necessary and required portion of the debt repayments due in January and March 2005 in the aggregate principal amounts of $1.125 million and $750,000, respectively, or (iii) unable to raise additional funds through offerings of our common stock, then we may be unable to continue as a going concern. There can be no assurance that additional financing will be available when needed or, if available, that it will be on terms favorable to us and our stockholders.

In the event we are not able to raise sufficient cash to fund our operations for three months beyond January 31, 2006, our independent auditor has indicated to us that its opinion on the January 31, 2005 financial statements will express substantial doubt about our ability to continue as a going concern. If we are not successful in generating sufficient cash flows from operations, or in raising additional capital when required in sufficient amounts and on terms acceptable to us, these failures would have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of our current stockholders would be diluted.

Our change in profitability

During the quarter ended October 31, 2003, Cisco Systems, Inc., our single largest customer, discontinued purchasing from Rixon Networks, Inc., our wholly-owned subsidiary ("Rixon"), an adapter card Cisco previously purchased from Rixon. The loss of Cisco as a customer of Rixon has had a material negative impact on our revenues and operating results.

During the nine months ended October 31, 2003, Cisco accounted for $3.5 million or 61.4% of our net revenues. Since May 2004, with the acquisition of Microtek Systems, Inc., we have added $1.8 million in revenues, but we continue to trail behind our net revenues for the nine months ended October 31, 2003.

	Nine months ended
	October 31,
	2004		2003
NET REVENUES (IN THOUSANDS)	Revenue	Percent of Net Revenues	Revenue	Percent of Net Revenues	Difference	Percent
PRODUCT	$1,777	59.6%	$4,927	86.6%	$(3,150)	116.3%
SERVICES	1,206	40.4%	765	13.4%	441	(16.3)%

TOTAL NET REVENUES	$2,983	100.0%	$5,692	100.0%	$(2,709)	100.0%

 During the twelve months ended January 31, 2004, Cisco’s purchases of this adapter card accounted for approximately 56.7% of our consolidated net revenues.

	Fiscal Years Ended January 31
	2004	Percent of Net Revenues	2003	Percent of Net Revenues	Difference	%
NET REVENUES (IN THOUSANDS)
PRODUCTS	$5,224	84.0%	$12,243	89.8%	$(7,019)	(57.7)%
SERVICES	997	16.0%	1,388	10.2%	(391)	(28.2)%

TOTAL NET REVENUES	$6,221	100.0%	$13,631	100.0%	$(7,410)	(54.4)%

In response to the loss of Cisco as a customer, in fiscal 2004 we reduced our operating costs by $1.2 million for fiscal 2004 compared to fiscal 2003, as indicated in the following table indicating our consolidated operating costs for the twelve month periods ended January 31, 2004 and 2003. Following the loss of Cisco, we reduced our personnel and reviewed every expense item with the intent to reduce or eliminate it.

	Fiscal Years Ended
	January 31, 2004		January 31, 2003
	Expense	Percent of Net Revenues	Expense	Percent of Net Revenues	Difference	%
(In Thousands)
Selling and Marketing	$456	7.3%	$830	6.1%	$(374)	(45.1)%
Engineering, research and development	1,150	18.5%	1,172	8.6%	(22)	(1.9%)
General and administrative	1,457	23.4%	2,139	15.7%	(682)	(31.9%)
Other operating expenses	341	5.5%	480	3.5%	(139)	(29.0%)

Total	$3,404	54.7%	$4,621	33.9%	$(1,217)	(26.3%)

We have continued to reduce our overall operating expenses. During the nine months ended October 31, 2004 we reduced our operating expenses $160 thousand or 5.5% compared to the same nine months ended October 31, 2003. The higher administrative expenses are related to our Torrey Pines subsidiary's acquisition of Microtek Systems Inc. on May 14, 2004.

	Nine months ended
	October 31,
	2004		2003
	Expense	Percent of Net Revenues	Expense	Percent of Net Revenues	Difference	%
OPERATING EXPENSES (IN THOUSANDS)
Selling and marketing	$356	11.9%	$390	6.9%	$(34)	(8.7)%
Engineering, research and development	677	22.7%	941	16.5%	(264)	(28.1)%
General and administrative	1,699	57.0%	1,220	21.4%	479	(39.3)%
Other operating expenses	-	0.0%	341	6.0%	(341)	(100.0)%

TOTAL OPERATING EXPENSES	$2,732	91.6%	$2,892	50.8%	$(160)	(5.5)%

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Our change in inventory reserves and its impact on our operating results.

We have historically kept high inventory levels to maintain our ability to service our customers quickly. During the last twelve months, we reviewed our legacy product lines and added to our inventory reserves of $1.1 million. This impacted our product cost of sales increasing from 65.8% as a percent of revenue in fiscal 2004 to 86.8% and increased our net loss correspondingly from $887,000 to $1,984,000 or from $0.70 per share to $0.15 per share.

Our change in strategies

During the last three fiscal years, we have increasingly focused on our Torrey Pines’ product development efforts in the storage area network and metropolitan network transport products marketplace. During fiscal year 2004 we re-evaluated this strategy.

For the foreseeable future, we anticipate that we will focus on the following strategic objectives:

•	Explore acquisition opportunities that fit into our existing technologies with emphasis on our SAN markets. We have retained the services of Trilogy Capital Partners, Inc. to implement a marketing program regarding our technology and, to the extent we request, to assist us in business development and capital raising and to provide strategic advisory and investor relations services. This strategic objective calls for acceleration of organic growth opportunities, especially in the storage area network transport product line where we are developing and marketing the Silverline™-CWDM product line, and actively pursuing acquisition opportunities to complement the current lines of our business. Consistent with this strategy, we acquired Microtek Systems, Inc. ("Microtek") in May 2004. Microtek provides solutions for security, digital imaging, information infrastructures, storage and disaster recovery. It has an established customer base across financial, healthcare and insurance sectors, particularly among clients in the Midwest. Microtek realized revenues of $3.5 million for the twelve months ended December 31, 2003. From the acquisition date of May 14, 2004 through the quarter ended October 31, 2004, Microtek realized revenues of $1.8 million and net income of $137 thousand.

•	Commercialize Torrey Pines' optical Silverline™ SAN and metropolitan area networks transport product line.

•	Support and expand the security, storage and digital imaging solutions offered by Torrey Pines in order to enhance its revenue and profitability.

•	Bring our Rixon operation back to profitability through increased sales efforts and reduced overhead.

•	Maintain superior service and support for our Sync legacy products to sustain our recent Sync profitable track record.

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Results of Operations/Comparison of the Three Months Ended October 31, 2004 and 2003

    Net revenues. Net revenues were $1.5 million for the three months ended October 31, 2004, compared with $0.9 million for the three months ended October 31, 2003. The increase in net revenues resulted primarily from our Torrey Pines subsidiary’s acquisition of Microtek.

    Our Sync Research net revenues from the frame relay and service business declined 20.7% to $0.28 million for the three months ended October 31, 2004 compared to $0.35 million net revenues for the three months ended October 31, 2003. The largest portion of the drop for the three months just ended came from a 23.1% drop in product net revenues. This drop is consistent with the anticipated decline in legacy product net revenues.

    Our Rixon Networks net revenues are primarily from adapter card product revenues. These product revenues decreased 60.7% to $227 thousand for the three months ended October 31, 2004 from $0.6 million for the three months ended October 31, 2003. This was primarily due to Cisco Systems, Inc. discontinued purchasing from us.

    Our Torrey Pines Networks revenues increased from zero to $1.0 million. These revenues came from solution sales of storage, disaster recovery and security digital imaging products and services by Torrey Pines subsidiary, Microtek Systems. Torrey Pines had no revenues for the three month period ended October 31, 2003, because Torrey Pines did not acquire Microtek until May 2004.

    Gross profit. Cost of revenues consists principally of the cost of components and subcontract assembly from outside manufacturers, in addition to in-house system integration, quality control, final testing and configuration. Gross profit was $0.7 million and $0.4 million for the three month period ended October 31, 2004 and 2003, respectively. Our gross margin was 46.9% for the three months ended October 31, 2004, compared with 40.1% for the three months ended October 31, 2003. The increase in gross margins resulted primarily from the Torrey Pines acquisition of Microtek, Inc.

    Our Sync Research gross profit of $0.19 million for the quarter ended October 31, 2004 increased slightly by $27 thousand or 16.2% compared to $0.17 million for the quarter ended October 31, 2003. This was primarily due to lower service costs.

    Our Rixon Networks gross profit of $82 thousand for the quarter ended October 31, 2004 decreased compared to a gross profit of $0.2 million for the quarter ended October 31, 2003. The percentage of gross profit is similar.

    Our Torrey Pines Networks’ gross profit of $0.4 million was primarily from the acquisition of Microtek.

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    Selling and marketing. Selling and marketing expenses consist primarily of employee compensation and related costs, commissions to sales representatives, tradeshow expenses, facilities costs, and travel expenses. Selling and marketing expenses increased from $80 thousand, or 8.6% of net revenues for the quarter ended October 31, 2003, to $139 thousand or 9.0% of net revenues for the quarter ended October 31, 2004. The dollar amount of decrease in selling and marketing expense was due to cost reductions implemented, partially offset by the added selling and marketing expense of $67 thousand for Microtek Systems, Inc. The percentage increase reflects primarily the decline in total net revenue.

    Engineering, research and development. Engineering, research and development expenses consist primarily of compensation related costs for engineering personnel, facilities costs, and materials used in the design, development and support of our technologies. Engineering, research and development expenses were $0.2 million, or 12.5% of net revenues, for the quarter ended October 31, 2004, compared with $0.3 million, or 27.9 % of net revenues, for the quarter ended October 31, 2003. The decrease in engineering, research and development was primarily due to holding our engineering efforts to the development of Torrey Pines' storage area network products.

    General and administrative. General and administrative expenses consist primarily of employee compensation and related costs, legal and accounting fees and public company costs. General and administrative expenses increased approximately $0.4 million to $0.7 million or 43.5% of net revenues for the quarter ended October 31, 2004 compared to $0.3 million, or 27.7 % of net revenues, for the quarter ended October 31, 2003. The increase was primarily due to the added Torrey Pines Microtek, Inc. normal operating expenses.

    Income taxes. There was no provision for income taxes for the three-month periods ended October 31, 2004 and 2003. At October 31, 2004, our deferred income tax assets consist of net operating loss carry forwards. At October 31, 2004 the Company had available federal and state net operating loss carry forwards of approximately $76 million and $27 million, respectively, for income tax purposes. The federal and state losses will expire in varying amounts through 2021 and 2007, respectively.

    The utilization of the loss carry forwards as an offset to future taxable income is subject to limitations under U.S. federal income tax laws. One such limitation is imposed when there is a greater than 50% ownership change. We believe that such an ownership change occurred on August 31, 2000. Of the approximately $76 million and $27 million NOL for federal and state taxes, approximately $64 million and $20.6 million will be subject to such limitation, respectively.

    The benefit of our operating loss carry forwards has been reduced 100% by a valuation allowance at October 31, 2004 and January 31, 2004.

   Other charges/interest expense. For the three months ended October 31, 2004, interest expenses increased by $405 thousand. This is primarily due to the short term financing for working capital and for the Torrey Pines subsidiary’s acquisition of Microtek. The $410 thousand for the three months ended October 31, 2004 included primarily $13 thousand Silicon Valley Bank interest, $65 thousand other note interest, and $279 thousand beneficial interest from the warrant valuations that are expensed over the life of the notes.

Results of Operations/Comparison of the Nine Months Ended October 31, 2004 and 2003

    Net revenues. Net revenues were $3.0 million for the nine months ended October 31, 2004, compared with $5.7 million for the nine months ended October 31, 2003. The 47.6% or $2.7 million decrease in net revenue in the nine months ended October 31, 2003 resulted primarily from $4.1million reductions in our Rixon product shipments (primarily to Cisco) and a $0.4 million decrease in our Sync Research net revenues partially offset by an increase in Torrey Pines’ subsidiary’s net revenues of $1.8 million.

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Gross profit. Cost of revenues consists principally of the cost of components and subcontract assembly from outside manufacturers, in addition to in-house system integration, quality control, final testing and configuration. Gross profit was $1.1 million and $2.3 million for the nine month period ended October 31, 2004 and 2003, respectively. Our gross margin was 37.6% for the nine months ended October 31, 2004, compared with 41.2% for the nine months ended October 31, 2003. The decline in gross margins resulted primarily from lower product shipments in Rixon partially offset by lower overall manufacturing and customer service costs and the Torrey Pines acquisition of Microtek, Inc.

Selling and marketing. Selling and marketing expenses consist primarily of employee compensation and related costs, commissions to revenue representatives, tradeshow expenses, advertising, facilities costs, and travel expenses. Selling and marketing expenses decreased to $0.36 million, or 11.9% of net revenue for the nine months ended October 31, 2004, from $0.39 million and 6.9% of net revenue for the nine months ended October 31, 2003. The dollar amount of decrease in selling and marketing expense was due to cost reductions implemented partially offset by the added selling and marketing expense of $67 thousand for Microtek Systems, Inc. The percentage increase reflects primarily the decline in total net revenue.

    Engineering, research and development. Engineering, research and development expenses consist primarily of compensation related costs for engineering personnel, facilities costs, and materials used in the design, development and support of our technologies. Engineering, research and development expenses were $0.7 million, or 22.7% of net revenue, for the nine months ended October 31, 2004, compared with $0.9 million, or 16.5% of net revenue, for the nine months ended October 31, 2003. The dollar amount of decrease in research and development expenses was primarily due to the cost cutting efforts in all the segments. The percentage increase reflects the decline in total net revenue.

    General and administrative. General and administrative expenses consist primarily of employee compensation and related costs, legal and accounting fees and public company costs. General and administrative expenses increased from $1.2 million or 21.4% for the nine months ended October 31, 2003 to $1.7 million, or 57.0% of net revenue, for the nine months ended October 31, 2004. The increase in general and administrative expense and percentage of revenue was primarily due the addition of Torrey Pines Microtek, Inc. general and administrative expense in addition to the Torrey Pines acquisition of Microtek, Inc. and the related financing expenses.

    Other operating expenses. Other operating expenses for the nine months ended October 31, 2003, were $0.0 million of net revenues compared to $0.34 million or 6.0% of net revenues for the nine months ended October 31, 2003. For the nine months ended October 31, 2003 the expenses relate to rent expense for our facility in Annapolis Junction, Maryland. This lease was terminated for the facility effective July 31, 2003. The lease was to otherwise expire in October 2004.

    Income taxes. There was no provision for income taxes for the nine-month periods ended October 31, 2004 and 2003. At October 31, 2004, our deferred income tax assets consist of net operating loss carry forwards. At October 31, 2004, the Company had available federal and state net operating loss carry forwards of approximately $76 million and $27 million, respectively, for income tax purposes. The federal and state losses will expire in varying amounts through 2021 and 2007, respectively.

    The utilization of the loss carry forwards as an offset to future taxable income is subject to limitations under U.S. federal income tax laws. One such limitation is imposed when there is a greater than 50% ownership change. We believe that such an ownership change occurred on August 31, 2000. Of the approximately $76 million and $27 million net loss carry forwards for federal and state taxes, approximately $64 million and $20.6 million will be subject to such limitation, respectively.

    Other charges/interest expense. For the nine months ended October 31, 2004, interest expenses increased by $749 thousand to $761 thousand. This is primarily due to the short term financing for working capital and for the Torrey Pines subsidiary’s acquisition of Microtek. The $761 thousand for the nine months ended October 31, 2004 included primarily $15 thousand Silicon Valley Bank interest, $154 thousand other note interest, $473 thousand beneficial interest from the warrant valuations and $132 thousand charges from the prepaid note expenses that are expensed over the life of the notes.

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Results of Operations: Comparison of the Years Ended January 31, 2004 and January 31, 2003

Net Revenue. Our consolidated net revenue from continuing operations was $6.2 million for fiscal 2004, compared to $13.6 million for fiscal 2003. Product revenues decreased to $5.2 million for fiscal 2004 from $12.2 million for fiscal 2003. The decrease in product revenue for fiscal 2004 resulted primarily from the loss of our major customer, Cisco. Service revenue decreased from $1.4 million in fiscal 2003 to $1.0 million in fiscal 2004. The decrease was due primarily to the decline in frame relay service customer renewals.

Our Sync Research net revenues from the frame relay and service business declined 21.1% to $1.5 million for the fiscal year ended January 31, 2004 compared to $1.9 million net revenues for the fiscal year ended January 31, 2003.

Our Sync Research service revenue declined $0.4 million or 28.2% compared to fiscal year 2003 primarily due to the loss of several service customers.

Our Rixon Networks net revenues were primarily from adapter card product revenues. These product revenues decreased $7.0 million or 59.8% to $4.7 million for the fiscal year ended January 31, 2004 from $11.7 million for the fiscal year ended January 31, 2003. This was primarily due to the loss of Cisco as previously described.

We had no revenues in our Torrey Pines Network subsidiary.

Gross profit. Cost of revenues consists principally of the costs of components, subcontract assembly from outside contract manufacturers, and in-house system integration, quality control, final testing, configuration costs and outside service costs. Gross profit decreased to $1.4 million for the fiscal 2004 from $6.5 million for fiscal 2003. Our gross margin decreased to 22.6% for the fiscal year ended January 31, 2004 from 47.8% for fiscal 2003. The decrease in gross margins resulted primarily from the increased provision for inventory reserves and the loss of our major customer, Cisco.

Our Sync Research gross profit of $0.7 million for the fiscal year ended January 31, 2004 dropped by $0.4 million or 36.4% compared to $1.1 million for the fiscal year ended January 31, 2003. This was primarily due to a 51.6% increase in service cost of sales to $0.3 million due to a prior year credit cost adjustment for over accrued services.

Our Rixon Networks gross profit of $0.7 million decreased by $4.7 million or 87.0% for the fiscal year ended January 31, 2004 over the gross profit of the prior fiscal year of $5.4 million. Decreased net revenues and the increased provision for inventory reserves during the fiscal year were the major elements of the increase.

Other operating expenses. In both fiscal years the other operating expense was rent expense for our under utilized facility in Annapolis Junction, MD. The decreased expense for the fiscal year ended January 31, 2004 was due to a lease termination agreement for this facility effective July 31, 2003. This lease was to have otherwise expired in October 2004.

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Selling and marketing. Selling and marketing expenses consist primarily of employee compensation and related costs, commissions to sales representatives, tradeshow expenses and travel expenses. Selling and marketing expenses decreased due to reductions in selling and marketing costs reflects primarily personnel reductions that were the end result of facility and organizational consolidations begun in fiscal 2002.

General and administrative. General and administrative expenses consist primarily of employee compensation and related costs, legal and accounting fees, public company costs, and occupancy costs. General and administrative expenses decreased primarily due to the consolidation of all of our operations in our Irvine, CA facility and organizational restructuring finalized during fiscal year 2004.

Engineering, research and development. Engineering, research and development expenses consist primarily of compensation related costs for engineering personnel, facilities costs, and materials used in the design, development and support of our technologies. All research and development costs are expensed as incurred. Engineering, research and development expenses remained on track for the development of our Torrey Pines’ products.

Income taxes. There was no provision for income taxes for fiscal years 2004 and 2003. We have carry forwards of domestic federal net operating losses, which may be available, in part, to reduce future taxable income in the United States. However, the Internal Revenue Code limits the application of net operating loss carry forwards in the event of ownership changes of greater than 50%. We believe we had a change of ownership in fiscal year 2001 that will limit the amount of any net operating loss carry forward we may use in a particular year.

Results of Operations: Comparison of the Years Ended January 31, 2003 and January 31, 2002

Net revenue. Our consolidated net revenue from continuing operations was $13.6 million for fiscal 2003, compared with $13.3 million for fiscal 2002. Product revenues increased to $12.2 million for fiscal 2003 from $10.1 million in fiscal 2002. The increase in product revenue for fiscal 2003 resulted primarily from increased revenue from OEMs and end users of networking adapter card products. Service revenue decreased from $3.1 million in fiscal 2002 to $1.4 million in fiscal 2003. The decrease was due primarily to a decline in major frame relay service customer renewals.

Our Sync Research net revenues from the frame relay and service business declined 63.9% to $1.9 million for the fiscal year ended January 31, 2003 compared to $5.5 million net revenues for the fiscal year ended January 31, 2002. The largest portion of the drop for the fiscal year ended January 31, 2003 came from a 75.6% drop in frame relay product net revenues from $2.2 million in the fiscal year ended January 31, 2002 to $0.5 million for the fiscal year ended January 31, 2003. This drop was due to several large one-time orders in fiscal year 2002 and market impact of the discontinuance of the business prior to it being retained. See "Discontinued Operations," below.

Our Sync Research service revenue declined $1.8 million or 55% compared to fiscal year 2002 primarily due to the loss of several major service customers.

Our Rixon Networks net revenues were primarily from adapter card product revenues. These product revenues increased $3.8 million or 47.2% to $11.7 million for the fiscal year ended January 31, 2003 over $7.9 million the fiscal year ended January 31, 2002. This was primarily due to an increase in our original equipment manufacturer’s business.

We had no revenues in our Torrey Pines Network subsidiary.

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Gross profit. Cost of revenues consists principally of the costs of components, subcontract assembly from outside contract manufacturers, and in-house system integration, quality control, final testing, configuration costs and outside service costs. Gross profit increased to $6.5 million for the fiscal 2003 from $5.5 million for fiscal 2002. Our gross margin increased to 47.8% for the fiscal year ended January 31, 2003 from 41.5% for fiscal 2002. The increase in gross margins resulted primarily from our cost reductions that included both facility consolidations and personnel reductions.

Our Sync Research gross profit of $1.1 million for the fiscal year ended January 31, 2003 dropped by $2.1 million or 70.0% compared to $3.0 million for the fiscal year ended January 31, 2002. This was primarily due to a 48% drop in service gross profit to $1.1 million due to fewer support customers and a frame relay product gross profit drop to $0.0 million due to close outs done during the period.

Our Rixon Networks gross profit of $5.4 million increased by $2.9 million or 116% for the fiscal year ended January 31, 2003 over the gross profit of the prior fiscal year of $2.5 million. Increased net revenues and personnel and facility cost reductions during the fiscal year in combining our Annapolis Junction, MD and our San Diego, CA facilities into our Irvine, CA facility of $0.9 million were the major elements of the increase.

Selling and marketing. Selling and marketing expenses consist primarily of employee compensation and related costs, commissions to sales representatives, tradeshow expenses and travel expenses. Selling and marketing expenses decreased to $0.8 million for fiscal 2003 from $3.4 million for fiscal 2002. The reduction in selling and marketing costs reflects personnel reductions and facility consolidations in fiscal 2002. As a percentage of revenue, selling and marketing expenses decreased to 6.1% for fiscal 2003 from 25.9% for fiscal 2002.

Engineering, research and development. Engineering, research and development expenses consist primarily of compensation related costs for engineering personnel, facilities costs, and materials used in the design, development and support of our technologies. All research and development costs are expensed as incurred. Engineering, research and development expenses decreased to $1.2 million, or 8.6% of net revenue, for fiscal 2003, compared with $6.5 million, or 49.0% of net revenue, for fiscal 2002. The decrease in research and development expenses was primarily due to cost savings achieved through the consolidation of facilities and personnel reductions.

General and administrative. General and administrative expenses consist primarily of employee compensation and related costs, legal and accounting fees, public company costs, and occupancy costs. General and administrative expenses were $2.1 million, or 15.7% of net revenue, for fiscal 2003, compared with $4.0 million, or 30.4% of net revenue, for fiscal 2002. The decrease in general and administrative expenses is primarily due to the consolidation of all of our operations in our Irvine, CA facility and organizational restructuring during fiscal year 2003

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Other operating expenses. Other operating expenses for fiscal 2003 include a $0.5 million reserve recorded against our closed facility in Annapolis Junction, MD. This is a decrease from the fiscal 2002 other operating expense of $1.7 million which included expenses from the staff reductions and severance through the closure of our Annapolis Junction, MD and San Diego, CA facilities and the reduction in our marketing, sales, and research and development.

Income taxes. There was no provision for income taxes for fiscal years 2003 and 2002. We have carry forwards of domestic federal net operating losses, which may be available, in part, to reduce future taxable income in the United States. However, the Internal Revenue Code limits the application of net operating loss carry forwards in the event of ownership changes of greater than 50%. We had a change of ownership in fiscal year 2001 that will limit the amount of any net operating loss carry forward we may use in a particular year.

Discontinued operations. In September 2000, our Board of Directors had concluded that the operations of our frame relay business would not contribute to our profitability or toward our goal of entering the storage area networking market space and adopted a formal plan to discontinue this business operated by Sync. On September 6, 2001, we announced our restructuring plan creating three separate wholly owned subsidiaries. The discontinued frame relay business was retained as Sync Research, Inc. as one of the three subsidiaries. Sync Research, Inc. will continue to serve its current frame relay customers and provide manufacturing, service and repair facilities for the other subsidiaries. On September 18, 2001 our Board of Directors approved a plan to reclassify Sync Research as an operating unit. In this capacity, Sync Research, Inc. became an integral part of the Entrada Networks. For more details on the discontinued operation, please refer to the "Results of Operations: Comparison of the Years Ended January 31, 2002 and January 31, 2001", Discontinued operations section in our 10-K for the fiscal year ended January 31, 2003 filed with the SEC May 1, 2003.

Liquidity and Capital Resources

    Our working capital was $0.1 million at October 31, 2004, a decrease of $2.1 million from the $2.2 million at January 31, 2004. Cash flow used by operations was $1.3 million during the nine months ended October 31, 2004 compared with $0.2 million for the nine months ended October 31, 2003. The increase in cash flows used by operations reflects primarily an increase in net loss from operations after adjustment for non-cash expenses including depreciation, amortization, reserves and valuation allowances, non-cash interest expense as well as a decrease in accounts receivable and an increase in our interest costs due to short term financing for working capital and our Torrey Pines subsidiary’s acquisition of Microtek. During the nine months ended October 31, 2004, operating cash flow reflected increases in cash used for accrued expenses offset by increases in our accounts payable. During the nine months ended October 31, 2003, operating cash flow also reflects cash used for accounts payables, accrued expenses and in other current liabilities offset by a decrease in inventories, accounts receivables and other current assets.

Our net investing activities consist primarily of purchases of property, plant and equipment and treasury stock transactions. Cash investments activities in the nine months ended October 31, 2004 were $63 thousand for the purchase of property, plant and equipment and $700 thousand for the acquisition of Microtek Systems.

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    Our financing activities during the nine months ended October 31, 2004 provided cash flows of $2.1 million, primarily in connection with short-term bank and debt raised through the issuance of promissory notes totaling $1.875 million with maturities of $1.125 million on January 29, 2005 and $0.750 million on March 31, 2005 for our Torrey Pines subsidiary’s acquisition of Microtek Systems and working capital.
At January 31, 2004, our working capital was $2.2 million and cash and cash equivalents and short-term investments were $72,000. At January 31, 2003, our working capital was $3.5 million and cash and cash equivalents and short-term investments were $0.9 million.

Cash flow used by operations was $0.2 million during the fiscal year ended January 31, 2004 compared with cash flow provided by operations of $0.9 million for the fiscal year ended January 31, 2003. Cash flow used by operations in fiscal 2004 reflects a $2.0 million net loss from operations, adjustments for non-cash expenses including depreciation, amortization, and reserves, less a $0.4 million decrease in accounts payable, less a $0.6 million decrease in accrued expenses, plus a $0.9 million decrease in accounts receivable. During fiscal 2003, cash flow provided by operations in fiscal 2003 reflects $1.7 million of net profit from operations, adjustments for non-cash expenses, including depreciation, amortization, and reserves, less a $1.7 million decrease in accounts payable, less a $1.5 million decrease in accrued expenses, plus a $0.6 million decrease in accounts receivable and a $0.5 million decrease in inventories.

Our investing activities consist primarily of purchases of property, plant and equipment. We purchased $4,007 and $25,000 in equipment during the fiscal years ended January 31, 2004 and 2003, respectively. In addition, during fiscal year 2004, we repurchased 18,001 shares of our common stock from shareholders in the open market pursuant to a previously announced odd-lot repurchase program and 384,615 shares from our Chairman and CEO pursuant to an agreement approved by our independent directors. The aggregate purchase price for the 402,616 shares of our common stock was $126,667.

    Our financing activities during the fiscal year ended January 31, 2004 included repayments on our bank loan of $0.4 million and $68,000 for the repayment of the remainder of our capital leases.

We have in place a line of credit that allows us to bridge the gap between our daily cash requirements and the cash we have on hand. We and our subsidiaries, Rixon Networks, Inc., Sync Research, Inc., and Torrey Pines Networks, Inc., including its subsidiary, Microtek Systems, Inc., are parties to that certain Amendment to Loan Documents and that certain Loan and Security Agreement (together, the "Amended and Restated Loan Agreement") with Silicon Valley Bank, a California chartered bank ("Silicon Valley Bank") dated December 14, 2004, which Amended and Restated Loan Agreement amends and restates that certain Loan and Security Agreement between the same parties and dated February 20, 2001, as amended through December 13, 2004 (the "Prior Loan Agreement"). We require access to this line of credit in order to operate.

Under the Amended and Restated Loan Agreement, Silicon Valley Bank may, in its sole discretion, make advances to us against Eligible Accounts (as defined in the Amended and Restated Loan Agreement) of Rixon Networks, Sync Research, Torrey Pines and Microtek Systems. The principal amount of such advances will not exceed 75% of the face amount of Eligible Accounts of each of Rixon Networks and Sync Research and 80% of the face amount of Eligible Accounts of each of Torrey Pines and Microtek Systems, subject to certain adjustments. Silicon Valley Bank may change these percentages at any time in its sole discretion. The aggregate face amount of all Financed Receivables (defined as those Eligible Accounts against which Silicon Valley Bank makes advances to us) outstanding at any time may not exceed $1.0 million. In addition, Silicon Valley Bank has no obligation to make advances to us in excess of $800,000 in the aggregate at any time outstanding.

Amounts borrowed under the Amended and Restated Loan Agreement accrue interest at an annual rate equal to Silicon Valley Bank’s prime rate plus 5% (7.25% at January 4, 2005). The minimum monthly interest payment during the term of the Amended and Restated Loan Agreement is $750. We are also subject to a monthly "collateral handling fee" of 0.75% of the Financed Receivable Balance (as defined in the Amended and Restated Loan Agreement) for each Financed Receivable outstanding, based upon a 360 day year. Upon an Event of Default (as defined in the Amended and Restated Loan Agreement), the annual interest rate will increase by an additional 5% and the collateral handling fee will increase by an additional 0.50%.

Under the Amended and Restated Loan Agreement, we are obligated to repay amounts advanced against each Financed Receivable, including all related and accrued interest, other finance charges and the collateral handling fee, upon the earlier of (i) the date on which payment of the Financed Receivable is received; (ii) the date on which the Financed Receivable no longer qualifies as an Eligible Account; (iii) the date on which any Adjustment (as defined in the Amended and Restated Loan Agreement) is asserted against the Financed Receivable (to the extent of such Adjustment); (iv) the date on which we breach certain representations and warranties or any covenant under the Amended and Restated Loan Agreement; or (v) expiration of the Amended and Restated Loan Agreement.

To secure our repayment of amounts borrowed under the Amended and Restated Loan Agreement, we granted to Silicon Valley Bank a security interest in substantially all of our assets, including our intellectual property rights, now owned or hereafter acquired. Pursuant to the Amended and Restated Loan Agreement, we are precluded from incurring any additional indebtedness other than certain permitted indebtedness as specifically set forth in the Amended and Restated Loan Agreement, which may include debt which is subordinated to our indebtedness to Silicon Valley Bank and incurred on terms acceptable to Silicon Valley Bank.

Upon an Event of Default, Silicon Valley Bank may pursue a variety of remedies including, but not limited to, ceasing to make advances to us, declaring all our indebtedness to Silicon Valley Bank immediately due and payable, and taking possession and disposing of the collateral securing our performance obligations under the Amended and Restated Loan Agreement. Pursuant to the Amended and Restated Loan Agreement, an Event of Default includes, but is not limited to, our failure to timely repay our indebtedness to Silicon Valley Bank, our failure to perform any material term, provision or covenant included in the Amended and Restated Loan Agreement, the occurrence of a Material Adverse Change (as defined in the Amended and Restated Loan Agreement), our insolvency, and certain defaults by us under agreements with third parties.

Outstanding borrowings were $320,000 under the Prior Loan Agreement, and $342,338 under the Amended and Restated Loan Agreement, as of October 31, 2004 and January 4, 2005, respectively. The Amended and Restated Loan Agreement was to expire on December 17, 2004. However, each of the parties to the Amended and Restated Loan Agreement entered that certain Amendment to Loan Documents dated December 22, 2004, pursuant to which the parties extended the expiration date of the Amended and Restated Loan Agreement to January 30, 2005.

    On February 6, 2004, to raise interim financing, we issued Term Notes in the aggregate principal amount of $500,000, pursuant to that certain Term Credit Agreement (the "Original Credit Agreement") dated January 30, 2004, by and among us, Hong Kong League Central Credit Union ("HKL"), HIT Credit Union ("HIT") (hereinafter, the "Lenders") and SBI Advisors, LLC ("SBI"). The Term Notes are secured by our assets and mature on January 30, 2005. We are required to make monthly payments of interest accrued on the Term Notes. Interest accrues at the annual rate of 24%. We have the right to prepay the Term Notes without penalty. In connection with this transaction, we issued warrants to purchase an aggregate of 500,000 of our shares of common stock at a per share exercise price of $0.35. The warrants have a three-year term and are entitled to piggy-back registration rights.

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On May 14, 2004, to raise interim financing, we issued additional Term Notes in the aggregate principal amount of $1,000,000, pursuant to that certain First Amendment to Term Credit Agreement dated May 14, 2004, by and among us, HKL, HIT, Brightline Bridge Partners I, LLC ("Brightline") and SBI (the "First Amendment") which amended the Original Credit Agreement. The Term Notes are secured by our assets and mature on January 29, 2005. We are required to make monthly payments of interest accrued on the Term Notes. Interest accrues at the annual rate of 24%. We have the right to prepay the Term Notes without penalty. In connection with this transaction, we issued warrants to purchase an aggregate of 5,000,000 of our shares of common stock at a per share exercise price of $0.16. The warrants have three-year terms and are entitled to piggy-back registration rights. In addition, we paid $75,000 in fees and issued 125,000 shares of common stock in connection with this transaction.

On May 14, 2004, Torrey Pines acquired Microtek Systems, Inc. Under the terms of this acquisition, Torrey Pines acquired all of the issued capital stock of Microtek in exchange for $750,000 in cash, $150,000 in promissory notes, 1,302,083 shares of our common stock, and other consideration. Of the $1,000,000 we concurrently raised in the interim financing, we used $750,000 as cash consideration to buy Microtek.

On October 4, 2004, to raise interim financing, we issued an additional Term Note in the principal amount of $750,000, pursuant to that certain Second Amendment to Term Credit Agreement (the "Second Amendment") dated October 4, 2004 by and among us, HKL, HIT, Brightline, Matthew McGovern, Jon Buttles and SBI, which further amends the Original Credit Agreement. The Term Note is secured by our assets and matures on March 31, 2005. We are required to make monthly payments of interest accrued on the Term Notes. Interest accrues at the annual rate of 24%. We have the right to prepay the Term Note without penalty. In connection with this transaction, we issued warrants to purchase an aggregate of 15,000,000 of our shares of common stock at a per share exercise price of $0.10. The warrants have three-year terms and are entitled to piggy-back registration rights. In addition, we paid $75,000 in fees in connection with this transaction.

Our obligations under the Original Credit Agreement, the First Amendment and the Second Amendment are secured by all of our assets pursuant to the terms of that certain Security Agreement dated January 30, 2004, by and among us and SBI (the "Security Agreement").

At the option of the Lenders or SBI, the Company will be obligated to immediately repay all unpaid principal and interest under the Term Notes issued by the Company under the Original Credit Agreement, the First Amendment, and the Second Amendment upon any Event of Default, which term includes our failure to pay any principal or interest under the Term Notes when due and payable, our breach of any covenant, representation or warranty under the Original Credit Agreement or the Security Agreement, our default under certain agreements identified in the Original Credit Agreement, the creation of certain liens against our assets or properties, and our insolvency or dissolution, as more specifically described in the Original Credit Agreement. In addition, upon an Event of Default, interest which accrues on the outstanding principal under the Term Notes will increase by 2% per annum.

Assuming that all holders of warrants we issued in connection with the February 6, 2004, May 14, 2004 and October 4, 2004 financings, as well as the warrant issued to Trilogy Capital Partners, Inc., to purchase up to an aggregate of 30,500,000 shares of our common stock fully exercise such warrants, we would receive an aggregate of $3,675,000 in proceeds from the exercise of all such warrants.

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We anticipate that our available cash resources will be sufficient to meet our presently anticipated capital requirements for the next twelve months. However, it may become necessary for us to raise additional funds through debt or equity financings in order to fund our business operations or future growth. In addition, our strategy is dependent upon our ability to increase our revenues and further cut operational costs. If we are unable to sufficiently increase our revenues and cut operational costs, we may not be able to continue as a going concern.

We have suffered recurring losses from operations, but as of October 31, 2004 we had a positive working capital of $110,000. We recognize that in order to meet our capital requirements, and continue to operate, additional funding is necessary. We are exploring additional sources of liquidity, through debt and equity financing alternatives. If we are (i) unable to grow our business or improve our operating cash flows as expected, (ii) unsuccessful in restructuring all or the necessary and required portion of the debt repayments due in January and March 2005 in the aggregate principal amounts of $1.125 million and $750,000, respectively, pursuant to the Original Credit Agreement, as amended, or (iii) unable to raise additional funds through offerings of our common stock, then we may be unable to continue as a going concern. There can be no assurance that additional financing will be available when needed or, if available, that it will be on terms favorable to us and our stockholders.

In the event we are not able to raise sufficient cash to fund our operations for three months beyond January 31, 2006, our independent auditor has indicated to us that its opinion on the January 31, 2005 financial statements will express substantial doubt about our ability to continue as a going concern. If we are not successful in generating sufficient cash flows from operations, or in raising additional capital when required in sufficient amounts and on terms acceptable to us, these failures would have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of our current stockholders would be diluted.

We continue to pursue external equity financing arrangements that could enhance our liquidity position in the coming years. Nonetheless, our future capital requirements may vary materially from those now planned including the need for additional working capital to accommodate infrastructure needs. There can be no assurances that our working capital requirements will not exceed our ability to generate sufficient cash internally to support our requirements and that external financing will be available or that, if available, such financing can be obtained on terms favorable to us and our stockholders.

While we anticipate an operating loss for the remainder of the 2005 fiscal year due to the loss of revenues from Cisco and our declining legacy service contracts, we are working toward a positive cash flow with our personnel reductions and cost cutting measures. However, there can be no assurance that future revenue gains from our additional sales personnel or anticipated cost reductions will occur or be sufficient to maintain operations if there are further reductions in revenue resulting from changes in the economy or our product marketing areas.

The following table presents, at October 31, 2004, our obligations and commitments to make future payments under contracts and contingent commitments.
	Contractual Obligations (In thousands)
	Payment Due by Period as of October 31, 2004
		Less than	1-3	4-5	After 5
	Total	1Year	Years	Years	Years

Short Term Debt	$1,736	$1,736	$-	$-	$-
Operating Leases	188	93	95	-	-
Total Contractual Cash Obligations	$1,924	$1,829	$95	$-	$-

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    Our equity compensation plan and outstanding warrant information as of October 31, 2004 is as follows:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan category
Equity Compensation Plans Approved by Security Holders	3,787,908	$0.96	1,144,333

Equity Compensation Plans Not Approved by Security Holders (*)	30,575,757	$0.13	-

Total	34,363,665	$0.22	1,144,333

    * Represents: (1) a fully-vested warrant to purchase up to 75,757 shares of our common stock at a per share exercise price of $3.30, issued to Silicon Valley Bank on February 20, 2001, which warrant expires on February 20, 2006; (2) fully-vested warrants to purchase up to an aggregate of 500,000 shares of our common stock at a per share exercise price of $0.35, issued on February 5, 2004 to the following individuals for the share amounts indicated, which warrants expire on February 5, 2007:

Warrant Holder	Shares
SBI Advisors, LLC	400,000
Shelly Singhal	50,000
Jon Buttles	25,000
Matt McGovern	25,000

    (3) fully-vested warrants to purchase up to an aggregate of 5,000,000 shares of our common stock at a per share exercise price of $0.16, issued on May 14, 2004 to the following individuals for the share amounts indicated, which warrants expire on May 13, 2007:

Warrant Holder	Shares
SBI Brightline IV, LLC	3,450,000
John Wang	125,000
J. Michael HIgginbotham	125,000
Suraj Gohill	125,000
Robert Gilman	250,000
Charles Dominick	250,000
Franklin C. Fisher, Jr.	175,000
Joseph A. Schick	25,000
Phoenix Capital Opportunity Fund	225,000
Jon Buttles	250,000

    (4) fully vested warrants to purchase up to an aggregate of 15,000,000 shares of our common stock at a per share exercise price of $0.10, issued on October 21, 2004 to the following individuals for the share amounts indicated, which warrants expire on October 20, 2007:

Warrant Holder	Shares
David F. Evans	3,750,000
Crestwood Children’s Trust	3,750,000
McGovern Living Trust (Dated September 28, 2004)	3,750,000
Jon Buttles	3,750,000

    (5) a warrant to purchase up to an aggregate of 10,000,000 shares of our common stock at a per share exercise price of $0.12, issued to Trilogy on November 10, 2004. This warrant is exercisable on the earlier of January 1, 2005 or the date on which the registration statement of which this prospectus is a part is effective and expires on November 10, 2006. As long as we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, Trilogy Capital Partners, Inc. will not be entitled to exercise this warrant in an amount that, immediately following such purchase, would result in Trilogy beneficially owning 5% or more of our outstanding shares of common stock.

    See "Certain Relationships and Related Transactions" elsewhere in this prospectus for a description of the circumstances under which these warrants were issued.

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Effects of Inflation and Currency Exchange Rates

We believe that the relatively moderate rate of inflation in the United States over the past few years has not had a significant impact on our revenue or operating results or on the prices of raw materials. There can be no assurance, however, that inflation will not have a material adverse effect on our operating results in the future.

All of our revenue and expenses are currently denominated in U.S. dollars and to date our business has not been affected by currency fluctuations. In the future, however, we could conduct business in several different countries and thus fluctuations in currency exchange rates could cause our products to become relatively more expensive in particular countries, leading to a reduction in revenue in that country. In addition, inflation in such countries could increase our expenses. In the future, we may engage in foreign currency denominated revenue or pay material amounts of expenses in foreign currencies and, in such event, may experience gains and losses due to currency fluctuations. Our operating results could be adversely affected by such fluctuations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to our valuation of inventory and our allowance for uncollectible accounts receivable. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

•	Since we account for and report our physical inventory at the "lower of cost or market", and such inventory comprises 55.9% of our Current assets and 38.6% of total assets at October 31, 2004, we carefully evaluate the market value of that inventory on a continual basis. In a business such as ours, wherein we are stocking replacement parts to satisfy a customer's unknown needs, determining obsolescence is an inherently subjective process. Adjustments to obsolescence reserves are made based on judgments of market value that are supported by our best estimates of the future salability of specific items in that inventory.

•	Accounts receivable balances are evaluated on a continual basis and allowances are provided for potentially uncollectible accounts based on management's estimate of the collectability of customer accounts. If the financial condition of a customer were to deteriorate, resulting in an impairment of their ability to make payments, an additional allowance may be required. Allowance adjustments are charged to operations in the period in which the facts that give rise to the adjustments become known.

New Accounting Standards

In June 2001, Financial Accounting Standards Board (FASB) issued Statement No. 143 (SF AS No. 143), "Accounting for Asset Retirement Obligations," effective for fiscal years beginning after June 15, 2002. The Statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of SF AS No. 143 did not have a material effect on our financial position or results of operations.

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In November 2002, the Emerging Issues Task Force (''EITF") reached a consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 0021 applied to revenue arrangements entered into in fiscal periods beginning after June 15, 2003 did not have a material effect on our financial position or results of operations.

In December 2003, the SEC issued SAB 104, which supersedes SAB 101, Revenue Recognition in Financial Statements. The primary purpose of SAB 104 is to rescind the accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of EITF 00-21. We adopted EITF 00-21 and SAB 104 with no material impact on our financial statements.

FASB 123R, (revised December 2004), "Share-Based Payment" sets accounting requirements for "share-based" compensation to employees, including employee-stock-purchase-plans (ESPPs) and provides guidance on accounting for awards to non-employees. This Statement will require the Company to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. For public entities, this Statement is effective for the first interim period beginning after June 15, 2005. The Company will adopt this Statement in the second quarter of fiscal 2005 and is evaluating this pronouncement's effect on the Company's financial position and net income.

FASB 151, "Inventory Costs" eliminates the "so abnormal" criterion in ARB 43 "Inventory Pricing". This Statement no longer permits a company to capitalize inventory costs on their balances sheets when the production defect rate varies significantly from the expected rate. The Statement reduces the differences between U.S. and international accounting standards. This Statement is effective for inventory cost incurred during annual periods beginning after June 15, 2005. We will adopt this Statement in the second quarter of fiscal 2005. We do not believe that this pronouncement will have a material effect on the Company's financial position and net income.

    In December 2004, the FASB issued FASB Staff Position No. FAS109-1 ("FSP FAS 109-1"), "Application of FASB Statement No. 109, Accounting for Income Taxes, for the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004." FSP FAS 109-1 clarifies that the deduction will be treated as a "special deduction" as described in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As such, the special deduction has no effect on deferred tax assets and liabilities existing at the date of enactment. The impact of the deduction will be reported in the period in which the deduction is claimed. We are currently assessing the financial impact of FSP FAS 109-1 on our consolidated financial statements

EXPERTS

The financial statements included in this prospectus have been audited or reviewed by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in its report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters, including the validity of the common stock offered pursuant to this prospectus, will be passed upon for us by Snell & Wilmer L.L.P., 15 West South Temple, Suite 1200, Gateway Tower West, Salt Lake City, Utah 84101.

DESCRIPTION OF PROPERTY

We do not currently own any real property. Our leased real estate consists of a 2,677 square foot suite in San Diego, California, which we use for corporate and research and development use, and a 7,344 square foot office, manufacturing and distribution facility in Lake Forest, California, the leases for each of which expire on July 31, 2007. We also lease a 5,290 square foot office, engineering and distribution facility in Milwaukee, Wisconsin, which expires on April 30, 2006. We lease the San Diego, California office space for approximately $3,729 per month, the Lake Forest, California property for approximately $7,638 per month and the Milwaukee, Wisconsin facility for $5,628 per month. We believe that the properties we currently lease will be sufficient for our needs in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the merger agreement between Sync Research and our former parent, Sorrento Networks Corporation, Sorrento agreed to indemnify and hold us harmless against any liability arising after the merger in connection with the termination of a certain frozen defined pension plan maintained by Rixon. In July 2004, Sorrento was acquired by Zhone Technologies, Inc. A consultant retained by Sorrento and by the successor corporation to the entity from whom Sorrento originally purchased the company that became Rixon, had advised Sorrento and the successor corporation that the cost of termination of the pension plan in question could be in excess of $3 million. We do not believe that we are responsible for this termination cost or for the failure by Sorrento and Zhone to make required contributions to the plan. However, to date we have voluntarily administered the plan.

Dr. Kanwar J.S. Chadha, Chairman, President, Chief Executive Officer and Director, has an agreement dated December 1, 2000, that provides for the immediate vesting of options, and for the Company’s loan of funds to Dr. Chadha for the purposes of exercising such options, in the event of a change in control of Entrada. We have entered into an employment agreement with Dr. Chadha that runs through April 14, 2008 and an employment agreement with Dr. Davinder Sethi, our Chief Financial Officer, that runs through October 31, 2005.

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On January 30, 2004, we borrowed an aggregate of $500,000 from Hong Kong League Central Credit Union ("HKL"), HIT Credit Union ("HIT") and Shelly Singhal. In connection with this transaction, we issued a warrant to SBI Advisors, LLC ("SBI") to purchase 400,000 shares of our common stock and a warrant to purchase 100,000 shares of our common stock to Shelly Singhal. The warrants have an exercise price of $0.35 per share and expire on February 5, 2007. Mr. Singhal has assigned his rights with respect to 25,000 of our shares issuable upon exercise of the warrant issued to Mr. Singhal to each of Jon Buttles and Matt McGovern. All of our shares of common stock issuable upon the exercise of the warrants issued in this debt financing are being registered for resale pursuant to the registration statement of which this prospectus is a part. The funds from this debt financing were used primarily for working capital.

On May 14, 2004, we borrowed an additional $1,000,000 from HKL and Brightline Bridge Partners I, LLC ("Brightline"). In connection with this transaction, we issued a warrant to purchase 3,450,000 of our shares of common stock to SBI Brightline IV, LLC ("SBI Brightline") and a warrant to purchase 1,550,000 shares of our common stock to Brightline. The warrants have an exercise price of $0.16 per share and will expire on May 13, 2007. In addition, we issued 125,000 shares of our common stock for advisory fees in connection with the transaction, which shares are held of record by Core Capital Holdings, LLC. Brightline has assigned its rights under the warrant issued to Brightline to the following persons and entities (with the number of shares for which the warrant is exercisable by each such person or entity identified in parenthesis following such person or entity’s name):

John Wang	(125,000)
J. Michael Higginbotham	(125,000)
Suraj Gohill	(125,000)
Robert Gilman	(250,000)
Charles Dominick	(250,000)
Franklin C. Fisher, Jr.	(175,000)
Joseph A. Schick	(25,000)
Phoenix Capital Opportunity Fund	(225,000)
Jon Buttles	(250,000)
Total	(1,550,000)

We are registering the shares issuable upon exercise of the warrants issued in this debt financing for resale pursuant to the registration statement of which this prospectus is a part. The funds from this debt financing were primarily used for the acquisition of Microtek Systems, Inc.

On October 4, 2004, we borrowed an additional $750,000 from HKL. In connection with this transaction, we issued a warrant to SBI, or its designees, to purchase 15,000,000 shares of our common stock at a per share exercise price of $0.10. SBI has designated Jon Buttles, David F. Evans, Crestwood Children’s Trust and McGovern Living Trust (dated September 28, 2004) to each receive a warrant to purchase 3,750,000 shares of our common stock. We are registering the shares issuable upon exercise of these warrants for resale pursuant to the registration statement of which this prospectus is a part. The funds from this debt financing will be used primarily for working capital and the reduction of our outstanding debt.

On November 10, 2004, we entered into a Letter of Engagement (the "Letter of Engagement") with Trilogy Capital Partners, Inc. ("Trilogy"). Pursuant to the Letter of Engagement, Trilogy agreed to implement a marketing program regarding our technology, and, to the extent we request, to assist us in business development and capital raising and to provide strategic advisory and investor relations services. The Letter of Engagement has an initial term of 6 months and is terminable by us or Trilogy at any time thereafter upon 30 days’ prior written notice. In consideration for the services to be provided by Trilogy, we agreed to pay Trilogy $10,000 per month and we issued to Trilogy a warrant to purchase up to 10,000,000 shares of our Common Stock at a per share exercise price of $0.12. As long as we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, Trilogy will not be entitled to exercise the warrant to purchase shares of our common stock in an amount that, immediately following such purchase, would result in Trilogy beneficially owning 5% or more of our outstanding shares of common stock. The warrant is exercisable on the earlier of January 1, 2005 or the effective date of the registration statement of which this prospectus is a part. The warrant expires on November 30, 2006.

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Some or all of the warrant holders identified in the preceding paragraphs may be affiliated or otherwise associated with one or more of Hong Kong League Central Credit Union, HIT Credit Union, and Brightline Bridge Partners I, LLC, from whom we received loans in the aggregate amount of $2,250,000 between February 4, 2004 and October 4, 2004, with Trilogy Capital Partners, Inc. whom we have engaged to provide certain marketing and other services, or with one or more of SBI Advisors, LLC, SBI Brightline IV, LLC, Brightline Bridge Partners I, LLC and Trilogy, who were entitled to receive (or designate other parties to receive) all of the 30,500,000 warrants as compensation for services provided in connection with such loans or services. SBI Brightline IV, LLC is controlled by SBI USA, LLC, which is in turn controlled by Shelly Singhal. Brightline Bridge Partners I, LLC is controlled by Shelly Singhal and Jon Buttles. SBI Advisors, LLC is controlled by Shelly Singhal.

During April 2004, we issued at cost 104,767 and 86,900 of our 384,615 treasury shares to SBI Brightline IV, LLC and Trilogy Capital Partners, LLC, respectively, for advisory fees in connection with the short-term debt issued on February 6, 2004.

Dr. Chadha’s brother is the managing member of HandsOn Ventures, LLC, which purchased in February 2002 a $250,000 senior convertible debenture we issued and which was due January 2004 along with a warrant to purchase an aggregate of 1,923,709 shares of our common stock, which warrant has been fully exercised. The debenture was fully paid and retired in January 2003.

On May 23, 2003, we announced that our Board of Directors has authorized the repurchase of up to $500,000 of its common stock over the next twelve months at prevailing market prices. Stock repurchases were to be made from time-to-time during the twelve-month period at management's discretion, either in the open market or through privately negotiated transactions. Repurchases will be made under the program using the Company's own cash resources. On June 2, 2003, Dr Chadha sold 384,615 shares of his common stock to the Company for $0.32 per share or $123,077.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently listed on the Over-the-Counter Bulletin Board under the symbol "ESAN." Our common stock traded on the NASDAQ National Market from the date it began to be publicly traded in November 1995 under the symbol "SYNX" until September 1, 2000, when our trading symbol changed to "ESAN." On February 1, 2002, our common stock began trading on the NASDAQ Small Cap Market under the symbol "ESAN." On October 31, 2002, our common stock was delisted from the NASDAQ Small Cap Market and began trading on the Over-the-Counter Bulletin Board (the "OTCBB") under the same symbol.

The following table sets forth, for the fiscal quarters indicated, the high and low sales price for those quarters during which our common stock traded on the NASDAQ Small Cap Market, and the high/ask and low/bid information for those quarters during which our common stock traded on the OTCBB, as reported on the National Association of Securities Dealers OTC Electronic Bulletin Board.

Fiscal 2003	High	Low
Quarter from February 1,2002 to April 30, 2002	$0.35	$0.09
Quarter from May 1, 2002 to July 31, 2002	$0.47	$0.14
Quarter from August 1, 2002 to October 31, 2002	$0.20	$0.06
Quarter from November 1,2002 to January 31, 2003	$0.29	$0.04

Fiscal 2004
Quarter from February 1, 2003 to April 30, 2003	$0.42	$0.18
Quarter from May 1, 2003 to July 31, 2003	$0.38	$0.18
Quarter from August 1, 2003 to October 31 , 2003	$0.24	$0.10
Quarter from November 1, 2003 to January 31, 2004	$0.27	$0.10

Fiscal 2005
Quarter from February 1,2004 to April 30, 2004	$0.38	$0.15
Quarter from May 1, 2004 to July 31, 2004	$0.25	$0.13
Quarter from August 1, 2004 to October 31, 2004	$0.19	$0.08

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These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

We have outstanding 15,430,076 shares of our common stock. Our shares of common stock are held by approximately 8,600 stockholders as of January 4, 2005.

We have never paid any cash dividends on our common stock. Our present credit facility contains covenants, which preclude the payment of dividends. The present policy of the Board of Directors is to retain all available funds to finance the planned level of operations. In light of the anticipated cash needs of our business, it is not anticipated that any cash dividends will be paid to the holders of our common stock in the foreseeable future. In addition, any future debt financing or other financing of securities senior to our common stock would likely include financial and other covenants that will restrict our ability to pay dividends on our common stock.

EXECUTIVE COMPENSATION

The following tables set forth the annual compensation for the only individual who served as our Chief Executive Officer ("CEO") for the fiscal year ended January 31, 2004 and for our Chief Financial Officer ("CFO"). There were no other executive officers at the end of the fiscal year who served the company during the year and whose salary and bonus exceeded $100,000.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts	All Other Compensation ($)

Kanwar Chadha, Ph.D., Chairman, CEO, President and Director	2004	$ 187,986	$ 55,000	$ -	$ -	810,000	-	$ -
	2003	257,942	-	-	107,883(1)	-	-	-
	2002	211,110	-	-	-	160,000	-	-

Davinder, Sethi, Ph.D. Vice President, CFO and Director	2004	141,066	30,000	-	-	200,000	-	-
	2003	180,000	-	-	50,000(1)	-	-	-
	2002	$ 35,805	$ -	$ -	$ -	500,000	-	$ -

(1) During Fiscal 2003, both Mr. Chadha and Mr. Sethi agreed to take a part of their compensation in stock, $107,883 for Mr. Chadha and $50,000 for Mr. Sethi, respectively. The 746,384 and 384,615 shares, respectively, were issued at market price on the day of the agreements with the shares being held in lockup until the shares were earned. The shares were issued under the Stock Issuance section of the 2000 Stock plan.

49

Option/SAR Grants in Last Fiscal Year
(Individual Grants)

Name	Number of Securities underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date
Kanwar J.S. Chadha, Ph.D.	660,000 (1)	43.5%	$ 0.22	02/03/2013
	150,000 (2)	9.9%	$ 0.28	04/30/2013
Davinder Sethi, Ph.D.	100,000 (3)	6.6%	$ 0.22	02/03/2013
	100,000 (4)	6.6%	$ 0.28	04/30/2013

(1)    This option was issued as part of our tender offer on February 3, 2003. Twenty five percent of these option shares vested on the first anniversary of the date of original grant. The remaining option shares vested in equal amounts on a monthly basis over the next 36 months. Because all options issued pursuant to the tender offer retained the original vesting schedule of the options surrendered pursuant to the tender offer, all 660,000 of these options were fully vested by August 31, 2004.

(2)    On April 30, 2004, Mr. Chadha was granted an option to purchase 150,000 shares with an exercise price equal to the fair market value of our common stock on the date of grant. Twenty five percent of these option shares will vest on the first anniversary of the date of grant. The remaining option shares will vest in equal amounts on a monthly basis over the next 36 months.

(3)    This option was issued as part of our tender offer on February 3, 2003. Twenty five percent of these option shares vested on the first anniversary of the date of original grant. The remaining option shares vested in equal amounts on a monthly basis over the next 36 months. All of the 100,000 options are fully vested.

(4)    On April 30, 2004, Mr. Sethi was granted an option to purchase 100,000 shares with an exercise price equal to the fair market value of our common stock on the date of grant. Twenty five percent of these option shares will vest on the first anniversary of the date of grant. The remaining option shares will vest in equal amounts on a monthly basis over the next 36 months.

Aggregated Option Exercises in Fiscal Year 2004 and January 31, 2004 Option Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(A)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Kanwar J.S. Chadha	0	N/A	569,497	240,503	$ -	$ -
Davinder Sethi	0	N/A	416,667	283,333	$ 14,666.68	$ 7,333.32

(A)    Options are "in-the-money" if, on January 31, 2004, the market price of our common stock ($0.19) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of our common stock covered by such options on January 31, 2004, and the aggregate exercise price of such options.

50

Employment Agreements

We have entered into employment agreements with Kanwar J.S. Chadha, Ph.D., our President, Chief Executive Officer and Chairman dated May 10, 2001, and Davinder Sethi, Ph.D., our Chief Financial Officer and Vice Chairman dated June 15, 2002. Mr. Chadha’s agreement was later amended pursuant to the Amendment to Employment Agreement dated April 30, 2004.

Pursuant to his employment agreement as amended, Mr. Chadha will continue to serve in his positions until April 30, 2008 unless Mr. Chadha resigns earlier or his employment is terminated earlier by us. If, prior to April 30, 2008, we terminate Mr. Chadha without cause (as defined in Mr. Chadha’s agreement), if Mr. Chadha resigns for good reason (as defined in Mr. Chadha’s agreement) or if the agreement terminates as a result Mr. Chadha’s death or permanent disability (as defined in Mr. Chadha’s agreement), Mr. Chadha will be entitled to receive all salary and bonuses earned through, as well as the payment of his base salary for the two-year period following, the last day of his employment, all outstanding options held by Mr. Chadha will immediately vest, and our rights to repurchase shares and cancel unexercised options will terminate. However, if Mr. Chadha resigns at any time without good reason, we terminate his employment for cause prior to the end of the term of his employment or we terminate Mr. Chadha’s employment with cause after the end of the term of his employment, Mr. Chadha will only be entitled to receive salary earned by him through the last day of his employment. If Mr. Chadha dies or is permanently disabled, he will be entitled to receive all salary earned by him through the last day of his employment and all of his outstanding options will immediately vest.

In addition to his base salary, Mr. Chadha is entitled to participate in our Executive Cash Incentive Plan, receive a quarterly performance bonus (in an amount not to exceed fifty percent of his base salary) if we achieve performance targets set by our Board of Directors, and receive shares of our common stock and options to purchase shares of our common stock. Mr. Chadha is also entitled to receive a long-term disability insurance policy and to participate in other employee benefit programs available to our senior executives.

Pursuant to his employment agreement, Mr. Sethi will continue to serve in his positions until November 1, 2005 unless Mr. Sethi resigns earlier or his employment is terminated earlier by us. If, prior to November 1, 2005, we terminate Mr. Sethi without cause (as defined in Mr. Sethi’s agreement), if Mr. Sethi resigns for good reason (as defined in Mr. Sethi’s agreement) or if the agreement terminates as a result Mr. Sethi’s death or permanent disability (as defined in Mr. Sethi’s agreement), Mr. Sethi will be entitled to receive all salary and bonuses earned through, as well as the payment of his base salary for the two-year period following, the last day of his employment, all outstanding options held by Mr. Sethi will immediately vest, and our rights to repurchase shares and cancel unexercised options will terminate. However, if Mr. Sethi resigns at any time without good reason, we terminate his employment for cause prior to the end of the term of his employment or we terminate Mr. Sethi’s employment with cause after the end of the term of his employment, Mr. Sethi will only be entitled to receive salary earned by him through the last day of his employment. If Mr. Sethi dies or is permanently disabled, he will be entitled to receive all salary earned by him through the last day of his employment and all of his outstanding options will immediately vest.

In addition to his base salary, Mr. Sethi is entitled to participate in our Executive Cash Incentive Plan and to receive options to purchase shares of our common stock. Mr. Sethi is also entitled to participate in other employee benefit programs available to our senior executives.

Dr. Chadha also has an agreement dated December 1, 2000, that provides for the immediate vesting of options, and for our loan of funds to Dr. Chadha for the purposes of exercising such options, in the event of a change in control of the Company.

Director Compensation

Each director who is not an employee of the Company or one of its subsidiaries receives $1,000 for each Board of Directors or committee meeting attended. Directors who serve as the chairman of a committee receive an additional $500 for each committee meeting attended. Each member of the Audit Committee receives $2,000, rather than $1,000, for each Audit Committee meeting attended. In addition, pursuant to our 2000 Stock Option Plan, our outside directors are granted an option to purchase 100,000 shares of our common stock when they first join the board and then an option to purchase 50,000 shares of our common stock annually thereafter.
Report on exchange of Options.
In June 2002, our Board of Directors authorized a stock option exchange program, pursuant to which each employee who held an option to purchase shares of our common stock with an exercise price greater than $1.18 was allowed to exchange such option for a new option with an exercise price equal to the fair market value of our common stock on the date of grant of the new option. Under this program, Kanwar J.S. Chadha, Ph.D., one of our directors and our President, Chief Executive Officer and Chairman of the Board exchanged an option to purchase 660,000 shares of our common stock at a per share exercise price between $1.18 and $4.37 for an option to purchase the same number of shares at a per share exercise price of $0.22, and Davinder Sethi, Ph.D., one of our directors and our Chief Financial Officer and Chief Accounting Officer exchanged an option to purchase 100,000 shares of our common stock at a per share exercise price of $3.68 for an option to purchase the same number of shares at a per share exercise price of $0.22. Our Board of Directors implemented the stock option exchange program because a considerable number of our employees had stock options that had an exercise price significantly above the then recent and current trading price of our common stock. Those options no longer served the incentive purpose for which the options were granted.

51

ENTRADA ETWORKS, INC.
AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL NINE  MONTHS AND QUARTER ENDED OCTOBER 31, 2004

Page

Consolidated Balance Sheets as of October 31, 2004 and January 31, 2004	F-2

Consolidated Statements of Operations for the year to date and quarter ended October 31, 2004 and 2003	F-3

Consolidated Statements of Cash Flows for the year to date ended October 31, 2004 and 2003	F-4

Notes to Consolidated Financial Statements	F- 5 to F-10

F1

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands, except per share amounts)

	October 31, 2004	January 31, 2004
ASSETS	Unaudited

CURRENT ASSETS
Cash and equivalents	$112	$72
Accounts receivable, net	977	561
Inventory, net	2,180	2,294
Prepaid expenses and other current assets	633	350
TOTAL CURRENT ASSETS	3,902	3,277
PROPERTY AND EQUIPMENT, NET	583	590
GOODWILL	1,135
OTHER ASSETS
Deposits	31	39
TOTAL OTHER ASSETS	31	39
TOTAL ASSETS	$5,651	$3,906
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term debt
Bank	320	65
Other	1,416
Total Short Term Debt	1,736	65
Accounts payable	692	383
Deferred Revenue	957	394
Other current and accrued liabilities	407	265
TOTAL CURRENT LIABILITIES	3,792	1,107
TOTAL LIABILITIES	3,792	1,107
STOCKHOLDERS' EQUITY
Common stock, $.001 par value; 50,000 shares authorized; 15,430 shares issued and outstanding at October 31, 2004; 13,901shares issued
and outstanding at January 31, 2004	15	13
Treasury Stock	(87)	(127)
Additional paid-in capital	53,389	52,001
Accumulated deficit	(51,458)	(49,088)
TOTAL STOCKHOLDERS' EQUITY	1,859	2,799
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,651	$3,906

F-2

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share amounts)
	Three months ended		Nine months ended
	October 31,		October 31,
	2004	2003	2004	2003
	Unaudited	Unaudited	Unaudited	Unaudited
NET REVENUES
PRODUCT	$910	$695	$1,777	$4,927
SERVICES	630	236	1,206	765
TOTAL NET REVENUES	1,540	931	2,983	5,692
COST OF REVENUE
PRODUCT	526	481	1,313	3,099
SERVICES	292	77	547	247
TOTAL COST OF REVENUE	818	558	1,860	3,346
GROSS PROFIT	722	373	1,123	2,346
OPERATING EXPENSES
Selling and marketing	139	80	356	390
Engineering, research and development	193	260	677	941
General and administrative	670	258	1,699	1,220
Other operating expenses	-	-	-	341
TOTAL OPERATING EXPENSES	1,002	598	2,732	2,892
LOSS FROM OPERATIONS	(280)	(225)	(1,609)	(546)
OTHER CHARGES/ INCOME
Interest expense, net	(410)	(5)	(761)	(12)
Other income	-	-	1	15
TOTAL OTHER CHARGES/ INCOME	(410)	(5)	(760)	3
NET LOSS	$(690)	$(230)	$(2,369)	$(543)
LOSS PER COMMON SHARE:
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	15,430	13,901	14,831	13,402
DILUTED	15,430	13,901	14,831	13,402
BASIC AND DILUTED NET LOSS PER COMMON SHARE
BASIC	$(0.04)	$(0.02)	$(0.16)	$(0.04)
DILUTED	$(0.04)	$(0.02)	$(0.16)	$(0.04)
See accompanying notes to consolidated financial statements.

F-3

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS	Nine Months Ended
(In Thousands)	October 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES	Unaudited	Unaudited
Net loss	$(2,369)	$(543)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	268	425
Provision for accounts receivable and inventory reserve changes	-	(500)
Non-cash interest expense	455	-
Non-cash change in s/t investment	-	(8)
Non-cash disposal of fully depreciated property and equipment	(66)	-
Changes in assets and liabilities net of effects of business entity acquisition:
Decrease in accounts receivable	240	979
Decrease in inventories	150	401
Decrease in prepaid and other current assets	24	456
Increase (decrease) in accounts payable	342	(524)
Decrease in accrued expenses	(226)	(501)
Decrease in deferred revenue net of acquisition	(134)	-
Decrease in other current liabilities	-	(336)

NET CASH PROVIDED BY (USED IN) CONTINUING OPERATING ACTIVITIES:	(1,316)	(151)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of treasury stock	-	(128)
Purchase of property and equipment	(63)	(4)
Cash paid for acquisition, net of cash acquired	(700)	-

NET CASH USED IN INVESTING ACTIVITIES	(763)	(132)
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term borrowings (repayments)	255	(228)
Proceeds from Notes	1,875	-
Non cash Deferred financing costs	(11)	-
Repayment of capital lease obligations	-	(68)

NET CASH PROVIDED BY/ (USED) IN FINANCING ACTIVITIES	2,119	(296)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	40	(579)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	72	808

CASH AND CASH EQUIVALENTS - END OF PERIOD	$112	$229
See accompanying notes to consolidated financial statements.

F-4

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    Entrada Networks, Inc., through its wholly owned subsidiaries, (the "Company", "we", "our" or "us"), is in the business of developing, marketing and selling products and services for the network connectivity segments. Our Torrey Pines Networks ("Torrey Pines") subsidiary designs, manufactures, markets and sells storage area network ("SAN") and metropolitan area network transport products. In addition, through its wholly owned Microtek Systems subsidiary that it acquired in May 2004, it provides solutions for security, digital imaging, information infrastructures, storage and disaster recovery. Our Rixon Networks ("Rixon") subsidiary manufactures, markets and sells a line of fast and gigabit Ethernet products that are incorporated into the remote access and other server products of Original Equipment Manufacturers ("OEM"). In addition, some of its products are deployed by telecommunications network operators, applications service providers, internet service providers, and the operators of corporate local area and wide area networks for the purpose of providing access to and transport within their networks. And, our Sync Research ("Sync") subsidiary manufactures, markets, sells and services frame relay products for some of the major financial institutions in the U.S. and abroad.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

    Entrada Networks, Inc., the "Company," "We," "Our" or "Us," has prepared, without audit, the accompanying financial data for the three and nine months ended October 31, 2004 and 2003 in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The January 31, 2004 balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. However, we believe that the disclosures in these consolidated financial statements are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 14, 2004.

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of assets, liabilities, revenues, expenses, and the disclosure of contingent assets and liabilities. Actual results could materially differ from these estimates. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows as of October 31, 2004 and for the three and nine months ended October 31, 2004 and 2003, have been made. The results of operations for the nine months ended October 31, 2004 are not necessarily indicative of the operating results for the full year.

F-5

	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003	2004	2003
Net income (loss):
As reported	$(690)	$(230)	$(2,369)	$(543)
Add: Stock based employee compensation expense	13	-	69	-
Deduct: Total stock based employee compensation
expense determined under fair value method	(174)	(16)	(156)	(221)

Pro forma income (loss) per share:	$(851)	$(246)	$(2,456)	$(764)
Basic and diluted EPS as reported	$(0.04)	$(0.02)	$(0.16)	$(0.04)
Pro forma basic and diluted EPS	$(0.06)	$(0.02)	$(0.17)	$(0.06)

Recent Accounting Pronouncements
In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." This pronouncement requires the consolidation of variable interest entities, as defined, and is effective immediately for variable interest entities created after January 31, 2002, and for variable interest entities in which an enterprise obtains an interest after that date. We have no variable interest entities and thus this interpretation does not have a material impact our financial statements.

BALANCE SHEET DETAIL

Consolidated inventories at October 31, 2004 and January 31, 2004 consist of:

	October 31, 2004	January 31, 2004
Raw material	$2,664	$3,002
Work in process	122	61
Finished goods	1783	2,642

	4,569	5,705
Less: valuation reserve	(2,389)	(3,411)

Net Inventories	$2,180	$2,294

F-6

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

TREASURY STOCK

    During September 2004, the Company re-issued 125,000 of our 192,948 treasury shares at cost to Core Capital Holdings, LLC for payment of fees in connection with the short-term debt issued in May 2004. The fair value of the re-issued treasury shares are included in deferred financing costs in the amount of $16. We had 67,948 treasury shares at October 31, 2004.

STOCKHOLDERS’ EQUITY

    We are authorized to issue the following shares of stock:
              50,000,000 shares of Common Stock
                2,000,000 shares of Preferred Stock

    During the quarter ended October 31, 2004, the Company issued 15,000,000 warrants in connection with the placement of $750 in debt and 10,000,000 warrants in connection with the Trilogy letter of engagement filed as Exhibit 10.1 to our Current Report on Form 8-K filed on November 17, 2004. The warrants were valued using the Black-Scholes method using the following parameters:

Risk free interest rate:	4.75%
Stock volatility:	183%
Expected dividend yield:	0.0%

    The relative fair value of these warrants relating to the $750 note of $237 was recorded as deferred financing costs. The deferred financing cost related to the warrants will be amortized over the six (6) month life of the short-term debt issued October 4, 2004.

EARNINGS PER SHARE CALCULATION

The following data show the amounts used in computing basic earnings per share for the three and nine months ended October 31, 2004 and 2003:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003	2004	2003
Net income (loss) available to common
stockholders used in basic and diluted EPS	$(690)	$(230)	$(2,369)	$(543)
Weighted average number of common shares
used in basic EPS	15,430,076	13,900,720	14,831,411	13,402,474

    We had net loss of $690 and $2,369, respectively, for the three month and nine month period ended October 31, 2004 and a net loss of $230 and $543, respectively, for the three month and nine month period ended October 31, 2003. Accordingly, the effect of dilutive securities including vested and non-vested stock options to acquire common stock are not included in the calculation of EPS.

Options to purchase common shares that were outstanding but were not included in the computation of diluted earnings per shares because their exercise price was greater than the average market price of the common shares for the period each option was outstanding were 3,235,767 and 2,577,900 for the three and nine months ended October 31, 2004 and 2,134,345 and 902,682 for the three and nine months ended October 31, 2003, respectively.

COMMITMENTS AND CONTINGINCIES

        On January 30, 2004, we borrowed an aggregate of $500 from Hong Kong League Central Credit Union ("HKL"), HIT Credit Union ("HIT") and Shelly Singhal. In connection with this transaction, we issued a warrant to SBI Advisors, LLC ("SBI") to purchase 400,000 shares of our common stock and a warrant to purchase 100,000 shares of our common stock to Shelly Singhal. The warrants have an exercise price of $0.35 per share and expire on February 5, 2007. Mr. Singhal has assigned his rights with respect to 25,000 of our shares issuable upon exercise of the warrant issued to Mr. Singhal to each of Jon Buttles and Matt McGovern. All of our shares of common stock issuable upon the exercise of the warrants issued in this debt financing are being registered for resale pursuant to a registration statement on Form SB-2 we filed on November 26, 2004. The funds from this debt financing were used primarily for working capital.

        On May 14, 2004, we borrowed an additional $1,000 from HKL and Brightline Bridge Partners I, LLC ("Brightline"). In connection with this transaction, we issued a warrant to purchase 3,450,000 of our shares of common stock to SBI Brightline IV, LLC ("SBI Brightline") and a warrant to purchase 1,550,000 shares of our common stock to Brightline. The warrants have an exercise price of $0.16 per share and will expire on May 13, 2007. In addition, we issued 125,000 shares of our common stock for advisory fees in connection with the transaction, which shares are held of record by Core Capital Holdings, LLC. Brightline has assigned its rights under the warrant issued to Brightline.

        On October 4, 2004, we borrowed an additional $750 from HKL. In connection with this transaction, we issued a warrant to SBI, or its designees, to purchase 15,000,000 shares of our common stock at a per share exercise price of $0.10. SBI has designated Jon Buttles, David F. Evans, Crestwood Children’s Trust and McGovern Living Trust (dated September 28, 2004) to each receive a warrant to purchase 3,750,000 shares of our common stock. We are registering the shares issuable upon exercise of these warrants for resale pursuant to a registration statement on Form SB-2 we filed on November 26, 2004. The funds from this debt financing will be used primarily for working capital and the reduction of our outstanding debt.

     Our Silicon Valley Bank credit facility has a maximum limit of $2.0 million, subject to a limitation equal to 65% of our eligible borrowing base. Borrowings under the credit line bear interest at the bank's prime rate plus 2.5% (7.25% at October 31, 2004). In connection with the line of credit, we issued Silicon Valley Bank five-year warrants to purchase 75,757 shares of our common stock at $3.30 per share. The warrants were valued at $54 at the time of issuance. The $54 of deferred financing cost was amortized as interest expense over the twelve month term of the credit arrangement in the fiscal year 2002. The credit arrangement is subject to covenants regarding our tangible net worth, and is collateralized by accounts receivable, inventory and equipment. In March 2003, the bank increased our eligible receivables limit to 80% of eligible accounts receivable. On April 19, 2004, our bank lowered our required minimum tangible net worth to $2.5 million. As of October 31, 2004, the bank had waived the tangible net worth covenant until December 17, 2004. The credit facility expired on October 31, 2004 but its maturity was extended to December 17, 2004 to provide time to renew the credit facility. The bank has agreed to amend the current loan facility and will provide a new one.

        We have suffered recurring losses from operations, but as of October 31, 2004 we had a positive working capital of $110. We recognize that in order to meet our capital requirements, and continue to operate, additional funding is necessary. We are exploring additional sources of liquidity, through debt and equity financing alternatives and filed on November 26, 2004, an SB-2 to register 30,500,000 shares of our common stock for the warrants we have issued. If we are (i) unable to grow our business or improve our operating cash flows as expected, (ii) unsuccessful in restructuring all or the necessary and required portion of the debt repayments due in January and March 2005 in the aggregate principal amounts of $1.125 million and $750, respectively, or (iii) unable to raise additional funds through offerings of our common stock, then we may be unable to continue as a going concern. There can be no assurance that additional financing will be available when needed or, if available, that it will be on terms favorable to us and to our stockholders.
F-7

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

        In the event we are not able to raise sufficient cash to fund our operations for three months beyond January 31, 2006, our independent auditor has indicated to us that its opinion on the January 31, 2005 financial statements will express substantial doubt about our ability to continue as a going concern. If we are not successful in generating sufficient cash flows from operations, or in raising additional capital when required in sufficient amounts and on terms acceptable to us, these failures would have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of our current stockholders would be diluted.

        In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." In the course of business the Company has contractual guarantees in the form of warranties. However, these warranties are limited and do not represent significant commitments or contingent liabilities of the indebtedness of others and consequently the company does not expect warranty cost to have a material effect on the Company’s financial statements

        Under its bylaws, the Company is obligated to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director’s serving in such capacity. In addition, the Company has indemnification agreements with four of its directors that requires, subject to certain exceptions, to indemnify them to the fullest extent authorized or permitted by its bylaws and the Delaware Corporation Code. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. However, the Company has a directors and officer liability insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of October 31, 2004.

        The Company enters into indemnification provisions under (i) its agreements with other companies in its ordinary course of business, typically with business partners, contractors, and customers, landlords and (ii) its agreements with investors. Under these provisions the Company generally indemnifies and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company's activities or, in some cases, as a result of the indemnified party's activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights. These indemnification provisions generally survive termination of the underlying agreement. In addition, in some cases, the Company has agreed to reimburse employees for certain expenses and to provide salary continuation during short-term disability. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of October 31, 2004.

        In the merger agreement between Sync Research and our former parent, Sorrento Networks Corporation, Sorrento agreed to indemnify and hold us harmless against any liability arising after the merger in connection with the termination of a certain frozen defined pension plan maintained by Rixon. In July 2004, Zhone Technologies, Inc. acquired Sorrento. A consultant retained by Sorrento and by the successor corporation to the entity from whom Sorrento originally purchased the company that became Rixon, had advised Sorrento and the successor corporation that the cost of termination of the pension plan in question could be in excess of $3 million. We do not believe that we are responsible for this termination cost or for the failure by Sorrento and Zhone to make required contributions to the plan. However, to date we have voluntarily administered the plan.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject us to concentration of credit risk consist primarily of temporary cash investments and trade receivables. As regards the former, we place our temporary cash investments with high credit financial institutions. At times such amounts may exceed F.D.I.C. limits.

    Although we are directly affected by the economic well being of significant customers listed in the following tables, management does not believe that significant credit risk exists at October 31, 2004. We perform ongoing evaluations of our customers and require letters of credit or other collateral arrangements as appropriate.

    At October 31, 2004, Journal Communications accounted for 15.6%, of net receivables. At January 31, 2004 IntegraSys accounted for 62.0% and Ingram Micro accounted for 14.0% of net receivables.

    Customers accounting for more than 10% of net revenues during the quarters ended October 31, 2004 and 2003 were:

	October 31,	October 31,
	2004	2003
Journal Communications	10.1%	-
Cisco	-	77.8%
Thomson Financial Beta Systems	12.8%	-
Society Group	10.1%	-

    On May 14, 2004, Torrey Pines Networks, the Company’s subsidiary, acquired Microtek Systems, Inc. (Microtek), a leading provider of security, digital imaging, information infrastructures and storage solutions. Microtek was a privately held Milwaukee, Wisconsin based corporation. Microtek is built on core competencies of engineering strength, proprietary software and service quality to offer highly specialized services in consulting, assessment, and solutions to challenges in security, digital imaging, storage, and information infrastructures. It has an installed customer base across financial, healthcare and insurance sectors, particularly among clients in the mid-west. The combined companies will provide a diversified suite of integrated service products and solutions.

    Under the terms of this acquisition, we acquired all of the issued capital stock of Microtek. The purchase price of $1,219,419 was determined as follows:

Cash paid	$ 750,000
Note payable	150,000
Common stock - non cash (1,302,083 shares)	250,000
Direct transaction costs	69,419
Total purchase price	$ 1,219,419

    The fair value of the Company’s stock was determined based on 1,302,083 shares issued and priced using the closing price on the date of the acquisition.

    The allocation of the purchase price to the assets acquired and the liabilities assumed based on their fair values are as follows:

Assets Acquired
Cash acquired	$ 307,793
Accounts receivable, net	590,599
Inventory, net	37,071
Prepaid expenses and other current assets	321,209
Property and equipment, net	206,997
Goodwill	1,134,866
Total Assets Acquired	$ 2,598,535

Liabilities Assumed
Accounts payable	$ (365,734)
Short term debt	(11,708)
Accrued liabilities	(306,059)
Deferred revenue	(695,615)
Total Liabilities Assumed	(1,379,116)
Total Purchase Price	$ 1,219,419

    An allocation of $1,134,866 to Goodwill has been made. Goodwill represents the excess of the purchase price over the fair market value of the net tangible and intangible assets acquired. Goodwill will not be amortized and will be tested for impairment at least annually.

    There was no acquired in-process research and development in the Microtek acquisition and accordingly no expenses have been charged to the Company’s operations.

    The following attributes of the acquisition of Microtek were considered significant factors to the establishment of the purchase price resulting in the recognition of goodwill:

    •        Its solution sales include certain additional products and technologies that shall allow us to make more comprehensive products and services sales, and pursue expanded market opportunities.

    •        The ability to hire its workforce which includes a number of experienced engineering, sales and technical staff with specialized knowledge of the sectors in which we plan to operate.

    •        Operating synergies are anticipated to arise and are likely to include cost savings.

    Microtek’s operations have been included in the company’s financial results from the date of acquisition through the balance of the quarter ended October 31, 2004.

F-8

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

OPERATING SEGMENT INFORMATION

Geographical Information

    The table below presents external revenues based on the locations of the customer:

	Three months ended October 31,		Nine months ended October 31
	2004	2003	2004	2003
Net Revenues:
United States	$1,534	$833	$2,946	$5,297
Europe	6	98	37	395
Other	--	--	--	--
Total net revenues	$1,540	$931	$2,983	$5,692

Products and Service Revenue

    The table below presents external revenues for groups of similar products and services:

	Three months ended October 31,		Nine months ended October 31,
	2004	2003	2004	2003
Net Revenues:
Network adapter cards	$227	$578	$392	$4,535
Solution sales	588	-	1,196	-
Frame relay network products	121	117	397	392
Service and support	604	236	998	765
Total net revenue	$1,540	$931	$2,983	$5,692

Supplemental Financial Information

    There were no intersegment revenues.

F-9

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Three Month Segment Financial Information ended October 31, 2004:

    We have three operating segments, Rixon Networks, Inc., Sync Research, Inc. and Torrey Pines Networks, Inc.

	Rixon Networks	Sync Research	Torrey Pines Networks	Total
	Quarter ended October 31, 2004
Total Revenues	$227	$280	$1,033	$1,540

Net Income (loss)	(837)	188	(41)	(690)

Depreciation and amortization expense	37	4	41	82
Inventory reserve additions	-	-	-	-
Capital asset additions	-	-	-	-
Total Assets	$2,174	$411	$3,066	$5,651

Nine Month Segment Financial Information ended October 31, 2004:

    We have three operating segments, Rixon Networks, Inc., Sync Research, Inc. and Torrey Pines Networks, Inc.

	Rixon Networks	Sync Research	Torrey Pines Networks	Total
	Nine months ended October 31, 2004
Total Revenues	$392	$780	$1,811	$2,983

Net Income (loss)	(2,435)	305	(239)	(2,369)

Depreciation and amortization expense	108	30`	130	268
Inventory reserve additions	-	-	-	-
Capital asset additions	5	6	-	11
Total Assets	$2,174	$411	$3,066	$5,651

Three Month Segment Financial Information ended  October 31, 2003:

    We have three operating segments, Rixon Networks, Inc., Sync Research, Inc. and Torrey Pines Networks, Inc.

	Rixon Networks	Sync Research	Torrey Pines Networks	Total
Total Revenues	$ 578	$ 353	$ -	$ 931

Net Income (loss)	(390)	249	(89)	(230)

Depreciation and amortization expense	71	13	41	125
Inventory reserve additions	-	-	-	-
Capital asset additions	-	-	-	-
Total Assets	$ 3,933	$ 740	$ 675	$ 5,348

Nine Month Segment Financial Information ended October 31, 2003:

    We have three operating segments, Rixon Networks, Inc., Sync Research, Inc. and Torrey Pines Networks, Inc.

	Rixon Networks	Sync Research	Torrey Pines Networks	Total
Total Revenues	$ 4,535	$ 1,157	$ -	$ 5,692

Net Income (loss)	(720)	453	(276)	(543)

Depreciation and amortization expense	262	40	123	425
Inventory reserve additions	-	-	-	-
Capital asset additions	4	-	-	4
Total Assets	$ 3,933	$ 740	$ 675	$ 5,348

F 10

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JANUARY 31, 2004

F 11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors
Entrada Networks, Inc.
Irvine, California

        We have audited the accompanying consolidated balance sheets of Entrada Networks, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of January 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended January 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of January 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Los Angeles, California
March 25, 2004, except for Note P, which is as of May 14, 2004

F 12

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS JANUARY 31, 2004 AND 2003
(In Thousands)	As of
	January 31, 2004	January 31, 2003

ASSETS
CURRENT ASSETS
Cash and equivalents	$72	$808
Short-term investments	-	45
Accounts receivable, net (Note R)	561	1,329
Inventory, net (Notes B, and R)	2,294	3,576
Prepaid expenses and other current assets	350	509
TOTAL CURRENT ASSETS	3,277	6,267

PROPERTY AND EQUIPMENT, NET (Note C)	590	1,073
OTHER ASSETS
Deposits	39	31
Restricted Cash	-	300
TOTAL OTHER ASSETS	39	331

TOTAL ASSETS	$3,906	$7,671

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$383	$810
Other current and accrued liabilities (Note E)	659	1,409
Short-term debt (Note D)	65	474
Current maturities of long term debt and capital leases (Note G)	-	68

TOTAL LIABILITIES	1,107	2,761
COMMITMENTS AND CONTINGENCIES (Notes H and I)
STOCKHOLDERS' EQUITY (Note J)
Preferred stock, $.001 par value; 2,000 shares authorized; -0- shares issued.
Common stock, $.001 par value; 50,000 shares authorized; 13,901 shares issued and outstanding at January 31, 2004; 12,937 shares issued
and outstanding at January 31, 2003	13	13
Treasury Stock (402,616 shares at cost)	(127)	-
Additional paid-in capital	52,001	52,001
Accumulated deficit	(49,088)	(47,104)
TOTAL STOCKHOLDERS' EQUITY	2,799	4,910

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,906	$7,671

See accompanying notes to consolidated financial statements.

F 13

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE FISCAL YEARS ENDED JANUARY 31, 2004, 2003, 2002
(In Thousands, except per share amounts)
	Years Ended January 31

	2004	2003	2002

NET REVENUES
PRODUCT	$5,224	$12,243	$10,125
SERVICES	997	1,388	3,138

TOTAL NET REVENUES	6,221	13,631	13,263
COST OF REVENUE
PRODUCT	4,532	6,909	6,868
SERVICES	326	206	889

TOTAL COST OF REVENUE	4,858	7,115	7,757
GROSS PROFIT	1,363	6,516	5,506

OPERATING EXPENSES
Selling and marketing	456	830	3,438
Engineering, research and development	1,150	1,172	6,499
General and administrative	1,457	2,139	4,035
Other operating expenses	341	480	1,741
Non-recurring one-time charges (Note F)	-	-	248

TOTAL OPERATING EXPENSES	3,404	4,621	15,961

INCOME (LOSS) FROM OPERATIONS	(2,041)	1,895	(10,455)

OTHER INCOME (EXPENSE)
Interest expense, net	(14)	(69)	(195)
Other income (expense)	71	(84)	-

TOTAL OTHER INCOME (EXPENSE)	57	(153)	(195)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,984)	1,742	(10,650)
INCOME (LOSS) ON DISCONTINUED
OPERATIONS (Note A)	-	-	3,401

NET INCOME (LOSS)	$(1,984)	$1,742	$(7,249)

INCOME (LOSS) PER COMMON SHARE (Note M):

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	13,528	12,801	10,994
NET INCOME (LOSS) PER COMMON SHARE:
CONTINUING OPERATIONS	$(0.15)	$0.14	$(0.97)
DISCONTINUED OPERATIONS	-	-	$0.31

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.15)	$0.14	$(0.66)

    See accompanying notes to consolidated financial statements.

F 14

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED JANUARY, 2004, 2003 and 2002
(In Thousands)
COMMON				ADDITIONAL		TOTAL
STOCK			TREASURY	PAID IN	ACCUMULATED	STOCKHOLDERS'
Shares		Amount	STOCK	CAPITAL	DEFICIT	EQUITY

BALANCE AT JANUARY 31, 2001	10,993	$11	-	$51,722	$(41,597)	$10,136
Silicon Valley Bank Warrants	-	-		42	-	42
Beneficial conversion feature of					-
convertible note	-	-		229	-	229
Stock issuance program	586	1		79	-	80
Net Loss					(7,249)	(7,249)

BALANCE AT JANUARY 31, 2002	11,579	12	-	52,072	(48,846)	3,238
Stock issuance program	1,358	1		188	-	189
Acquisition of beneficial conversion
f eature (Note G )	-	-		(259)	-	(259)
Net income	-	-		-	1,742	1,742

BALANCE AT JANUARY 31, 2003	12,937	13	-	52,001	(47,104)	4,910
Treasury Stock			$(127)			(127)
Warrants Exercised	964	-		-	-	-
Net Loss	-	-		-	(1,984)	(1,984)

BALANCE AT JANUARY 31, 2004	13,901	$13	$(127)	$52,001	$(49,088)	$2,799
    See accompanying notes to consolidated financial statements.

F 15

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED JANUARY 31, 2004, 2003, 2002
(In Thousands)	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,984)	$1,742	$(7,249)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	486	606	2,700
Non cash write off	-	1,062	-
Non cash interest	-	104	-
Write off of fixed assets	1	153	-
Accounts receivable and inventory reserve (Note R)	1002	-	2,412
Warrants issued in conjunction with credit facility	-	-	42
Gain on extinguishment of convertible note	-	(134)
Issuance of common stock in payment of expenses	-	100	80
Changes in assets and liabilities net of effects of business entity acquisition:
(Increase) decrease in accounts receivable	807	648	2,720
(Increase) decrease in inventories	175	(538)	(1,582)
(Increase) decrease in prepaid and other current assets	517	17	65
Increase (decrease) in accounts payable	(428)	(1,722)	(722)
Increase (decrease) in accrued expenses	(584)	(1,474)	(2,620)
Increase (decrease) in other current liabilities	(164)	196	-

NET CASH PROVIDED BY (USED IN) CONTINUING OPERATING ACTIVITIES	(172)	760	(4,154)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of property and equipment	(4)	(26)	(2,055)
Short-term investments	(82)	(45)	-

NET CASH USED IN INVESTING ACTIVITIES	(86)	(71)	(2,055)
CASH FLOWS FROM FINANCING ACTIVITIES:
Acquisition of beneficial conversion feature (Note G)	-	(259)	-
Proceeds from issuances of common stock (Note J)	-	4
Net proceeds from short-term debt (Note D)	(410)	(211)	(2,882)
Proceeds (repayment) from long-term debt, net (Note G)	-	30	250
Repayment of capital lease obligations (Note H)	(68)	(143)	(414)
Proceeds from exercise of stock options (Note K)	-	-	-

NET CASH USED IN FINANCING ACTIVITIES	(478)	(579)	(3,046)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(736)	110	(9,255)
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	808	698	9,953

CASH AND CASH EQUIVALENTS - END OF YEAR	$72	$808	$698

See accompanying notes to consolidated financial statements.

F 16

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (In Thousands, except share and per share amounts)

A.   THE COMPANY, BASIS OF PRESENTATION AND DISCONTINUED OPERATIONS

Entrada Networks, Inc., through its wholly owned subsidiaries, (the “Company”, “we”, “our” or “us”), is in the business of developing, marketing and selling products for the network connectivity segments. Our Torrey Pines Networks (“Torrey Pines”) subsidiary designs, manufactures, markets and sells storage area network (“SAN”) transport switching products. Our Rixon Networks (“Rixon”) subsidiary designs, manufactures, markets and sells a line of fast and gigabit Ethernet products that are incorporated into the remote access and other server products of Original Equipment Manufacturers (“OEM”). In addition, some of its products are deployed by telecommunications network operators, applications service providers, internet service providers, and the operators of corporate local area and wide area networks for the purpose of providing access to and transport within their networks. And, our Sync Research (“Sync”) subsidiary designs, manufactures, markets, sells and services frame relay products for some of the major financial institutions in the U.S. and abroad.

    We operate from our facility in Irvine, California.

The Company, incorporated in Delaware as Sync Research, Inc., is the product of a reverse merger completed on August 31, 2000 with a wholly owned subsidiary of Sorrento Networks Corporation. This subsidiary was doing business as Entrada Networks. Subsequent to the merger, the former parent of Entrada Networks disposed of 5,517,500 of its shares of our common stock and holds approximately 458,286 or 3.3% of our common shares outstanding as of January 31, 2004.

    Management’s Plan The Company has reported operating losses for four out of the most recent five fiscal years. For the year ended January 31, 2004, Entrada reported operating losses of approximately $2.0 million and negative cash flows from operations of $172. The Company has also had an accumulated deficit of $49.1 million. In 2003 and 2002, Entrada reported operating income (loss) of $1.7 million and ($10.7) million, positive (negative) cash flows from operations of $760 and ($4.2) million. Management and the Board of Directors have approved a plan of operation for fiscal 2005 that forecasts modest sales growth, additional expense reductions, and additional financings for acquisitions. Management has thoroughly discussed these plans to address the Company’s current difficult financial state, and while there is agreement that the plan to assure our continued existence is viable and can be achieved, there can be no assurance that these plans will come to fruition. The strategic plan developed by Management and approved by the Board of Directors calls for the Company to:

        Commercialize Torrey Pines Networks’ optical Silverline™ SAN and metropolitan area networks transport product line.

    Explore acquisition opportunities that fit into our existing technologies with emphasis on our storage markets. We have retained the investment banking services of SBI USA, a division of First Securities USA, Inc. As part of this engagement, SBI USA will provide advisory services with respect to capital raising, mergers and acquisitions, and communications with the investment community. SBI USA has also initiated a program to raise further external financing in order to allow us to pursue our business plan. This calls for acceleration of organic growth opportunities, especially in the storage area network transport product line where we are developing and marketing the Silverline™-CWDM product line, and we are actively pursuing acquisition opportunities to complement the current lines of business.

       Bring our Rixon operation back to profitability through increased sales efforts and reduced overhead.

           And, maintain superior service and support for our Sync legacy products to sustain our recent profitable track record.

        Discontinued operations. In September 2000, our Board of Directors had concluded that the operations of our frame relay business would not contribute to our profitability or toward our goal of entering the storage area networking market space and adopted a formal plan to discontinue this business operated by Sync.

    The $10.4 million loss on the disposal of Sync during the fiscal year ended January 21, 2001 is as follows:

Item	Amount (millions)	Description

Inventory impairment	$ 2.2
This adjustment records a full reserve against the cost basis of Sync’s inventory based upon the intent to abandon the inventory. This assumes that as a discontinued operation, the inventory value is zero as the need to dispose of inventory would result in minimal return.

Severance	1.1	This adjustment records the costs associated with the termination of our employees and assumes the elimination of all of the Sync employees: 45 people including 8 change of control/contract personnel.
Vendor payables	1.1	We recorded an accrual for costs due and payable under the termination provisions of an agreement with a contract manufacturing vendor.
Lease termination accrual	0.7	We recorded an accrual for the remaining lease costs and lease related costs for the physical location of the discontinued operations, net of sub lease income.
Goodwill impairment	4.3	Assumes 4.2 million shares at $2.75 per share offset by the valuation of Sync Research of $8.4 million at August 30, 2000 with the addition of $1.1 million merger expenses.
Fixed asset impairment	1.0	This adjustment assumed that the Sync fixed asset book value would be fully reserved as a discontinued operation due to the abandonment of fixed assets.

Total Loss	$10.4

F 17

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In Thousands, except share and per share amounts)

On September 6, 2001, we announced our restructuring plan creating three separate wholly owned subsidiaries. The discontinued frame relay business was retained as Sync Research, Inc. as one of the three subsidiaries. Sync Research, Inc. will continue to serve its current frame relay customers and provide manufacturing, service and repair facilities for the other subsidiaries. On September 18, 2001, our Board of Directors approved a plan to reclassify Sync Research as an operating unit. In this capacity, Sync Research, Inc. became an integral part of Entrada Networks.

Sync Research, Inc. was reclassified as an operating unit during the third quarter of fiscal year ended January 31, 2002. The $3.4 million offsetting balance in the fiscal 2002 income statement is the balance of the goodwill of $4.3 million reduced by the $0.9 million Sync Research income at the interim period when Sync was retained.

B.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

All references to a fiscal year refer to the fiscal year ending on the January 31 of that year. For example, references to fiscal 2004 refer to the fiscal year beginning on February 1, 2003 and ending on January 31, 2004.

Principles of Consolidation – The balance sheets as of January 31, 2004 and 2003 and the consolidated statement of operations for the years ended January 31, 2004, 2003 and 2002 reflect our accounts and all subsidiaries controlled by us after the elimination of significant inter-company transactions and balances.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, the disclosure of contingent assets and liabilities and the loss on disposal of discontinued operations. Actual results could differ materially from these estimates.

Cash and Cash Equivalents – All cash on hand and in banks, certificates of deposit and other highly-liquid investments with original maturities of three months or less, when purchased are considered to be cash equivalents.

Restricted Cash – Restricted cash represents amounts pledged as collateral for remaining lease payments on the facility occupied by us in Irvine, California. This collateral was released during fiscal 2004.

Accounts Receivable – In the normal course of business, we extend unsecured credit to our customers related to the sales of various products. Typically, credit terms require payment within thirty days from the date of shipment. We evaluate and monitor the creditworthiness of each customer on a case-by-case basis. We provide an allowance for doubtful accounts based on our continuing evaluation of our customers’ credit risk. We generally do not require collateral from our customers.

Inventory – Inventories, comprised of raw materials, work in process, finished goods and spare parts, are stated at the lower of cost (first-in, first-out method) or market. Inventories at January 31, 2004 and 2003 consist of:

	2004	2003

Raw material	$3,002	$3,736
Work in process	61	163
Finished goods	2,642	3,486

Total Inventory	5,705	7,385
Less: Valuation reserve	(3,411)	(3,809)

Total Net Inventory	$2,294	$3,576

F 18

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In Thousands, except share and per share amounts)

Fair Value of Financial Instruments – The fair value of financial instruments, consisting of cash and equivalents and short term debt, are determined by reference to various market data and other valuation techniques as appropriate. We believe that there are no material differences between the recorded book values of our financial instruments and their estimated fair value.

Property and Equipment – Property and equipment are recorded at historical cost. Repair and maintenance costs are expensed when incurred. Depreciation and amortization are provided over the estimated useful lives of the individual assets or the terms of the leases, if shorter, using straight-line methods. Useful lives for property and equipment range from 3 to 7 years.

Capitalized leases are initially recorded at the present value of the minimum payments at the inception of the contracts, with an equivalent liability categorized as appropriate under current or non-current liabilities. Such assets are depreciated on the same basis as described above. Interest expense, which represents the difference between the minimum payments and the present value of the minimum payments at the inception of the lease, is allocated to accounting periods using a constant rate of interest over the lease.

Property and equipment are reviewed for impairment whenever events or circumstances indicate that the asset’s undiscounted expected cash flows are not sufficient to recover its carrying amount. We measure impairment loss by comparing the fair market value, calculated as the present value of expected future cash flows, to its net book value. Impairment losses, if any, are recorded currently.

Software Development – Software development costs where technological feasibility has not been established are expensed in the period in which they occurred. Internal software development costs are capitalized in accordance with Statement of Position 98-1. Otherwise, development costs that will become an integral part of our products are deferred in accordance with Statement of Financial Accounting Standards No. 86. The deferred costs are amortized using the straight-line method over the remaining estimated economic life of the product or the ratio that current revenues for the product bear to the total of current and anticipated future revenues for that product. There was no internal software that was terminated and expensed for the years ended January 31, 2004, 2003 and 2002.

Research and Development – We expense research and development costs as incurred in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 2, “Accounting for Research and Development Costs”. Research and development costs are costs associated with products or processes for which technological feasibility has not been proven and future benefits are uncertain.

Revenue Recognition – We generally recognize product revenue when the products are shipped, all substantial contractual obligations, if any, have been satisfied, and the collection of the resulting receivable is reasonably assured. Revenue from installation is recognized as the services are performed to the extent of the direct costs incurred. Revenue from service obligations is deferred and recognized over the life of the contract. Inventory or demonstration equipment shipped to potential customers for field trials is not recorded as revenue. We accrue for estimated sales returns and other allowances at the time of shipment. Although some of our products contain a software component, the software is not sold separately and we are not contractually obligated to provide software upgrades to our customers.

Warranty and Customer Support – We typically warrant our products against defects in materials and workmanship for a period of one to five years from the date of sale and a provision for estimated future warranty and customer support costs is recorded when revenue is recognized. To date, warranty and customer support costs have not been material.

Income Taxes – Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes.” The statement employs an asset and liability approach for financial accounting and reporting of deferred income taxes generally allowing for recognition of deferred tax assets in the current period for future benefit of net operating loss and research credit carry forwards as well as items for which expenses have been recognized for financial statement purposes but will be deductible in future periods. A valuation allowance is recognized if, on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. (See Note J).

Advertising – We expense advertising expenditures as incurred. Advertising expenses consist of direct expenditures. Advertising expenses for fiscal 2004, 2003, and 2002 were $0, $0, and $184, respectively.

Income and Loss Per Common Share –Basic income and loss per common share is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding during each period presented. Diluted EPS is based on the weighted average number of common shares outstanding as well as dilutive potential common shares, which in our case consist of shares issuable under stock option plans and warrants. Potential common shares would not be included in the diluted loss per share computation for fiscal 2002 and 2001, as they would be anti-dilutive. (See Note M).

Stock-Based Compensation All stock options issued to employees have an exercise price not less than the fair market value of our common stock on the date of grant, and in accordance with the accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in our financial statements. Options which were granted prior to our August 31, 2000 merger were valued as part of the consideration for the merger. Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates in accordance with the method delineated in Statement of Financial Accounting Standards No. 123 our net loss and loss per share for the years ended January 31, 2004, and 2002 would have been increased, and our income and income per share for the year ended January 31, 2003 would have decreased :

F 19

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In Thousands, except share and per share amounts)

	Fiscal Year
	2004	2003	2002

Net income (loss) As reported:	$ (1,984)	$ 1,742	$ (7,249)
Add: Stock based employee compensation expense	117	-	-
Deduct: Total stock based employee compensation expense determined under fair value method	(250)	(15)	(836)

Pro forma income (loss) per share:	(2,117)	1,727	(8,085)
Basic and diluted EPS as reported	$ (0.15)	$ 0.14	$ (0.66)
Pro forma basic and diluted EPS	$ (0.15)	$ 0.13	$ (0.74)

New Accounting Pronouncements

Accounting for Asset Retirement Obligations - In June 2001, Financial Accounting Standards Board (FASB) issued Statement No. 143 (SFAS No. 143), “Accounting for Asset Retirement Obligations,” effective for fiscal years beginning after June 15, 2002. The Statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of SFAS No. 143 did not have a material effect on our financial position or results of operations.

Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections - In April 2002, FASB issued Statement No. 145 (SFAS No. 145), “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” effective on or after May 15, 2002. This Statement rescinds SFAS No. 4 and an amendment of that Statement, and SFAS No. 64. This Statement also rescinds SFAS No. 44. SFAS No. 145 prevents gains or losses on the extinguishment of debt that do not meet the criteria of APB 30 to be treated as extraordinary. This Statement amends SFAS No. 13, to eliminate an inconsistency between the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of SFAS No. 145 did not have a material effect on our financial position or results of operations.

Accounting for Costs Associated with Exit or Disposal Activities - In June 2002, FASB issued Statement No. 146 (SFAS No. 146), “Accounting for Costs Associated with Exit or Disposal Activities,” effective for activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The adoption of SFAS No. 146 did not have a material effect on our financial position or results of operations.

Guarantor’s Accounting for Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” In the course of business the Company has contractual guarantees in the form of warranties. However, these warranties are limited and do not represent significant commitments or contingent liabilities of the indebtedness of others. This pronouncement is effective for financial statements issued after December 15, 2002 and did not have a material impact on the Company’s financial statements.

Consolidation of Variable Interest Entities - In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” This pronouncement requires the consolidation of variable interest entities, as defined, and is effective immediately for variable interest entities created after January 31, 2002, and for variable interest entities in which an enterprise obtains an interest after that date. We have no variable interest entities and thus this interpretation is not expected to have a material impact our financial statements.

F 20

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In Thousands, except share and per share amounts)

C.   PROPERTY AND EQUIPMENT

Property and equipment consisted of the following components as of January 31, 2004 and 2003:

	2004	2003

Manufacturing, engineering and plant equipment and software	$8,469	$8,471
Office furniture and fixtures	275	275
Leasehold and building improvements	249	249

Total property and equipment	8,993	8,995
Less: Accumulated depreciation and amortization	(8,403)	(7,922)

Net book value	$590	$1,073

Depreciation expense for fiscal 2004, 2003, and 2002 was $486, $606, and $2,700, respectively.

D.   SHORT TERM DEBT

Short term debt at January 31, 2004 and 2003 consisted of the following:

	Fiscal 2004	Fiscal 2003

Floating interest rate loan based on 2.5% over lender’s
prime rate secured by all of our tangible assets	$65	$474

Our Silicon Valley Bank credit facility has a maximum limit of $2.0 million, subject to a limitation equal to 80% of our eligible receivables plus the lesser of $1.0 million or 40% of the liquidation value of our eligible inventory. Borrowings under the credit line bear interest at the bank's prime rate plus 2.5%(6.5% at January 31, 2004). In connection with the line of credit, we issued Silicon Valley Bank five-year warrants to purchase 75,757 shares of our common stock at $3.30 per share. The warrants were valued at $54,000 at the time of issuance. The $54,000 of deferred interest was amortized as interest expense over the twelve month term of the credit arrangement in the fiscal year 2002. The credit arrangement is subject to covenants regarding our tangible net worth, and is collateralized by accounts receivable, inventory and equipment. The credit facility will expire on October 31, 2004. We were not in compliance with our bank line of credit covenants as of January 31, 2004. On April 19, 2004, we became compliant as of April 30, 2004 after our bank lowered our minimum required equity to $2.5 million.

E.   OTHER CURRENT AND ACCRUED LIABILITIES

Fiscal Year
	2004	2003

Payroll and employee benefits	$102	$202
Accrued accounts payable	55	269
Sales tax payable	29	35
Deferred maintenance	394	559
Accrued audit	60	23
Office lease	-	257
Other	19	64

Total	$659	$1,409

F 21

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In Thousands, except share and per share amounts)

F.   NON-RECURRING ONE-TIME CHARGES

None

G.   LONG-TERM DEBT

Long-term debt at January 31, 2004 and 2003 consisted of the following:

	2004	2003

Obligations under finance leases (See Note H)	-	$68

Sub Total	-	68
Less: Current portion	-	68

Total	-	-

    On January 17, 2003, we repaid a $250 senior convertible note and reacquired the associated beneficial conversion feature.

H.   LEASES AND OTHER COMMITMENTS

Rental expense under operating leases was $, $686, and $911for the years ended January 31, 2004, 2003 and 2002, respectively. There were no future commitments in excess of one year as of January 31, 2004.

The net book value of equipment under capital leases was $0 and $100 at January 31, 2004 and 2003, respectively.

In the merger agreement between Sync Research and our former parent, then Osicom Technologies, Inc. and now Sorrento Networks Corporation, Sorrento agreed to indemnify and hold us harmless against any liability arising after the merger in connection with the termination of a certain frozen defined pension plan maintained by Rixon Networks, Inc. A consultant retained by Sorrento and by the successor corporation to the entity from whom Sorrento originally purchased the company that became Rixon Networks, had advised them that the cost of termination of the pension plan in question could be in excess of $3 million. Sorrento, after consultation with the entity from whom Sorrento originally purchased what is now Rixon Networks, are to advise us of their arrangement for the termination or continuation of the plan. To date Sorrento and the original entity has made minimum required contributions to the plan. In the opinion of our special counsel, we are not responsible for the termination cost and our obligation is to oversee the administration of the plan. We have not recorded any reserve for the cost of termination.

F 22

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In Thousands, except share and per share amounts)

I.   LITIGATION

From time to time we are involved in various litigation and proceedings incidental to the normal conduct of our business. Although it is impossible to predict the outcome of any outstanding legal proceedings, we believe that such legal proceedings and claims, individually and in the aggregate, are not likely to have a material effect on our financial position, the results of operations or cash flows.

J.   STOCKHOLDERS’ EQUITY

We are authorized to issue the following shares of stock:
50,000,000 shares of Common Stock ($.001 par value)
2,000,000 shares of Preferred Stock ($.001 par value)

None of our preferred stock was outstanding during the years ended January 31, 2004 and 2003.

K.   STOCK OPTION PLANS AND STOCK AWARD PLAN

We have four stock options plans with outstanding options: The 1991 Stock Option Plan, the 1996 Stock Option Plan, the 1999 Stock Option Plan and the 2000 Stock Option Plan. Only the 2000 Stock Option Plan is active. This plan provides for the granting of incentive or non-statutory stock options to certain key employees, non-employee members of the Board of Directors, consultants and independent contractors. Options are granted at a price equal to 100% of the fair market value of our common stock at the date of grant. Options typically vest at a rate of 25% of the shares on the first anniversary of the vesting commencement date and 1/36th of the remaining shares at the end of each month and expire not later than 10 years from the date of grant. The purpose of this plan is to attract, retain, motivate and reward our officers, directors, employees and consultants to maximize their contribution toward our success.

The following table summarizes the activity in our plans:

		Weighted Average
	Number of Shares	Exercise Price

Shares under option at January 31, 2001	3,407,347	$4.08
Granted	1,376,400	$0.61
Canceled	(1,777,981)	$3.39

Shares under option at January 31, 2002	3,005,766	$2.89
Granted	85,500	$0.14
Cancelled	(1,584,524)	$3.59

Shares under option at January 31, 2003	1,506,742	$2.65
Granted	1,521,583	$0.23
Cancelled	(53,519)	$0.54

Shares under option at January 31, 2004	2,974,806	$1.11

F 23

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In Thousands, except share and per share amounts)

Additional information relating to stock options outstanding and exercisable at January 31, 2004 summarized by exercise price is as follows
:

	Outstanding				Exercisable
	Weighted Average				Weighted Average

Exercise Price Per Share	Shares	Life (Years	)	Exercise Price	Shares	Exercise Price

$0.10 - $0.15	813,250	7.98		$0.13	610,516	$0.13
$0.17 - $0.20	109,000	8.13		$0.19	73,792	$0.18
$0.22 – $0.22	1,041,883	9.02		$0.22	943,576	$0.22
$0.28- $4.00	623,373	7.87		$1.50	287,873	$2.91
$4.06 - $20.00	387,300	6.21		$5.33	387,300	$5.33

$0.10 - $20.00	2,974,806	8.09		$1.11	2,303,057	$1.39

The fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions:

	2004	2003

Risk free interest rate	4.2%	4.1%
Stock volatility factor	183%	196%
Weighted average expected option life	8.09 years	8.07 years
Expected dividend yield	0.0%	0.0%
Fair value of options granted	$0.01 to $0.23	$0.01 to $0.16
Weighted average fair value of options granted	$0.23	$0.13
L.   INCOME TAXES

    At January 31, 2004, our deferred income tax assets consist primarily of net operating loss carry forwards. The deferred tax asset was fully reserved as of January 31, 2004.

In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes that insufficient evidence exists to conclude that it is more likely than not that the Company will realize the benefits of these deductible differences.

At December 31, 2003 the Company had available federal and state net operating loss carry forwards of approximately $91 million and $30 million, respectively, for income tax purposes. The federal and state losses will expire in varying amounts through 2022 and 2008, respectively. As of January 2004, 2003 and 2002 our effective income tax rate differs from the federal statutory income tax rate due to state taxes net of federal benefit, and other items.

The utilization of the loss carry forwards as an offset to future taxable income is subject to limitations under U.S. federal income tax laws. One such limitation is imposed when there is a greater than 50% ownership change. We believe that such an ownership change occurred on August 31, 2000. Of the approximately $91 million and $30 million NOL for federal and state taxes, approximately $64 million and $20.6 million will be subject to such limitation, respectively. At January 31, 2004 and 2003, we recorded a valuation allowance to reduce the deferred tax asset to zero because the recognition of the tax benefit could not be assured.

F 24

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In Thousands, except share and per share amounts)

M.   EARNINGS PER SHARE CALCULATION

The following data show the amounts used in computing basic and diluted earnings per share.

	2004	2003	2002

Net income (loss) available to common shareholders used in basic EPS	$(1,984)	$1,742	$(7,249)

Average number of common shares used in basic EPS	13,528,059	12,800,555	10,994,240

We incurred a net loss from continuing operations for the years ending January 31, 2004 and 2002. Accordingly, the effect of dilutive securities including vested and non-vested stock options, warrants, and convertible debt, to acquire common stock are not included in the calculation of EPS because their effect would be antidilutive. The following data shows the effect on income and the weighted average number of shares of dilutive potential common stock.

	2004	2003	2002

Net income (loss) available to common shareholders
used in basic EPS	$(1,984)	$1,742	$ (7,249)

Average number of common shares used in basic EPS	13,528,059	12,800,555	10,994,240

Effect of dilutive securities: stock benefit plans	239,426	84,134	-

Average number of common shares and dilutive
potential common stock used in diluted EPS	13,767,485	12,884,689	10,994,240

For the fiscal years ended January 31, 2004 and 2003, 1,989,577and 148,495 options, respectively, were not included in the computation of diluted earnings per shares because their exercise price was greater than the average market price of the common shares for the period.

N.   SUPPLEMENTAL CASH FLOW DISCLOSURES

Cash paid for interest for the fiscal years ending 2004, 2003, and 2002 was 22, 50, 137, respectively.

F 25

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In Thousands, except share and per share amounts)

O.    CONCENTRATIONS OF CREDIT RISK

	Percent net revenues			Percent net receivables
Description	Fiscal years ended January 31,			Fiscal years ended January 31,

	2004	2003	2002	2004	2003	2002

Cisco	56.7%	56.9%	19.6%	-%	45.9%	47.0%
MCI WorldCom	-	-	-	-	31.9	-
Ingram Micro	-	-	-	14.0	10.9	-
Wells Fargo Bank -	-	-	-	-	14.2	-
Solectron	-	-	11.3	-	-	11.7
IntegraSys	-%	-%	-%	62.0%	-%	-%

P.   SUBSEQUENT EVENTS

This note is specified in dollar amounts

On February 6, 2004, we received $500,000 in debt financing from an unrelated and unaffiliated party. As part of this financing, we issued a one-year 18% Promissory Note secured by our assets and warrants to purchase 500,000 shares of common stock at a price of $0.35 per share for three years with piggyback registration rights. The Company has the right to prepay the loan without any penalties. This loan matures on January 29, 2005.

On May 14  2004, the Company entered into Stock Purchase Agreements with SBI Brightline IV LLC, and Trilogy Investment Fund I, LLC ("Purchasers"). Subject to the terms of the Agreements the Company may issue and sell to the Purchasers and the Purchasers shall purchase from the Company up to 9,000,000 shares of common stock in four tranches as defined below:

                TRANCHE SCHEDULE

Tranche	Number of Tranche Shares to be Purchased by SBI Brightline IV	Purchase Price		Number of Tranche Shares to be Purchased by Triology Investment Fund I	Purchase Price
First Tranche	1,500,000	$300,000 ($0.20 per share	)	750,000	$150,000 ($0.20 per share	)
Second Tranche	1,500,000	$412,500 ($0.275 per share	)	750,000	$150,000 ($0.20 per share	)
Third Tranche	1,500,000	$412,500 ($0.275 per share	)	750,000	$206,250 ($0.275 per share	)
Fourth Tranche	1,500,000	$450,000 ($0.30 per share	)	750,000	$206,250 ($0.275 per share	)

TOTAL	6,000,000	$1,575,000		3,000,000	$712,500

F 26

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In Thousands, except share and per share amounts)

    The Company may elect to sell all or part of Tranche Shares in the order listed above to the Purchasers at any time commencing on the date on which the Registration Statement of the Company covering the resale of the Shares is declared effective. The Company plans to file this Registration Statement in May 2004.

On May 14,  2004, the Company entered into a Term Loan agreement with  Hong Kong League Central Credit Union and Brightline Bridge Partners 1, LLC ("Lenders") and SBI Advisors, LLC as agent for the Lenders for $1,000. The Term Loan shall be repaid by January 29, 2005 without prepayment penalties. The Term Loan bears interest at 24% per annum. SBI Brightline IV, LLC and Brightline Bridge Partners 1, LLC received May 14 , 2004, three year warrants to purchase 3,450,000 and 1,550,000 common stock shares, respectively, exercisable at $0.16 per common share as part of this transaction. Also, $75 of compensation expense in cash and 125,000 shares of common stock will be recorded in the second quarter of current fiscal year 2005. These warrants also have piggyback registration rights which the Company will include in the Registration Statement as mentioned above.

The above transactions did not involve a public offering and therefore were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act").

Q.   RELATED PARTY TRANSACTIONS

Dr. Chadha’s brother is the managing member of HandsOn Ventures, LLC, which had purchased the $250 senior convertible debenture due January 2004 and warrants due January 2007, in February 2002. The debenture was fully paid and retired in January 2003.

R.   EVALUATION AND QUALIFYING ACCOUNTS

Changes in the inventory valuation reserve were as follows:

Balance at January 31, 2001	3,340
Additions charged to costs and expenses	2,200
Amounts used during year	(81)

Balance at January 31, 2002	5,459
Additions charged to costs and expenses	1,062
Amounts used during year	(2712)

Balance at January 31, 2003	3,809
Additions charged to costs and expenses	1,097
Amounts used during year	(1,495)

Balance at January 31, 2004	$3,411

F 27

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In Thousands, except share and per share amounts)

Changes in the accounts receivable valuation reserve were as follows:

Balance at January 31, 2001	400
Additions charged to costs and expenses	692
Amounts used during year	(335)

Balance at January 31, 2002	757
Additions charged to costs and expenses	16
Amounts used during year	(561)

Balance at January 31, 2003	212
Reductions charged to costs and expenses	(95)
Amounts used during year	(78)

Balance at January 31, 2004	$39

F 28

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In Thousands, except share and per share amounts)

S.   UNAUDITED QUARTERLY FINANCIAL DATA

Amounts in thousands, except per share amounts.

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year

Year ended January 31, 2004:
Net revenue	$2,708	$2,053	$931	$529	6,221
Gross profit	1,212	761	373	(983)	1,363
Net income (loss)	233	(546)	(230)	(1,441)	(1,984)
Net income (loss) per share:
Basic	$0.02	$(0.04)	$(0.02)	$(0.10)	$(0.15)

Diluted	$0.02	$(0.04)	$(0.02)	$(0.10)	$(0.15)

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year

Year ended January 31, 2003:
Net revenue	$3,223	$3,366	$4,059	$2,983	13,631
Gross profit	1,317	1,541	2,188	1,470	6,516
Net income	152	349	866	375	1,742
Net income per share:
Basic	$0.01	$0.03	$0.07	$0.03	$0.14

Diluted	$0.01	$0.03	$0.07	$0.03	$0.14

F 29

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In Thousands, except share and per share amounts)

T. OPERATING SEGMENT INFORMATION

Geographical Information

The table below presents external revenues based on the locations of the customer:
	Fiscal year ended January 31
	2004	2003

Net Revenues:
United States	$5,550	$12,638
Europe	671	993
Total net revenues	$6221	$13,631

Products and Service Revenue

The table below presents external revenues for groups of similar products and services:
	Fiscal year ended January 31
	2004	2003

Net Revenues:
Network adapter cards	$4,701	$11,715
Frame relay network products	523	528
Service and support	997	1,388

Total net revenue	$6,221	$13,631

Supplemental Financial Information

    There were no inter-segment revenues.

F 30

ENTRADA NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In Thousands, except share and per share amounts)

Fiscal year 2004 Segment Financial Information ended January 31, 2004:

We have three operating segments, Rixon Networks, Inc., Sync Research, Inc. and Torrey Pines Networks, Inc.
	Rixon Networks	Sync Research	Torrey Pines Networks	Total

	Fiscal year ended January 31, 2004

Total Revenues	$4,702	$1,519	$-	6,221

Net Income (loss)	(2,328)	706	(362)	(1,984)

Depreciation and amortization expense	269	52	165	486
Inventory reserve additions	1,096	-	-	1,097
Capital asset additions	4	-	-	4
Total Assets	$2,544	$744	$618	$3,906

Fiscal Year Segment Financial Information ended January 31, 2003:

	Rixon Networks	Sync Research	Torrey Pines Networks	Total

	Fiscal year ended January 31, 2003

Total Revenues	11,718	1,913	-	$13,631

Net income (loss)	1,603	429	(290)	1,742
Depreciation and amortization expense	379	66	161	606
Inventory reserve additions	1,066	(4)	-	1,062
Capital asset additions	15	-	11	26
Total Assets	$5,828	$1,414	$429	$7,671

F 31

MICROTEK SYSTEMS ANNUAL FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS' REPORT	F 34
Financial Statements
Balance Sheets	F 35
Statement of Operations	F 36
Statement of Stockholders Equity	F 37
Statement of Cash Flows	F 38
Summary of Accounting Policies	F 39
Notes to Financial statements	F 40

F 32

REPORT OF INDEPENDENT AUDITORS' REPORT

Microtek Systems, Inc.
Milwaukee, Wisconsin

    We have audited the accompanying balance sheets of Microtek Systems, Inc. as of December 31, 2003 and 2002, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Microtek Systems, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Milwaukee, Wisconsin
July 12, 2004

F 33

Microtek Systems, Inc. Financial statements

Microtek Systems, Inc.
BALANCE SHEETS	December 31,
(In Thousands)	2003	2002

Assets	Audited	Audited
Current assets
Cash and cash equivalents (Note 1)	$274	$224
Accounts receivable, less allowance for
doubtful accounts of $40	599	333
Other receivables	3	4
Inventory	7	52
Prepaid costs and expenses	395	207
Total current assets	1,278	820

Property, plant and equipment
Computer equipment and software	359	317
Furniture and fixtures	99	88
Automobiles	35	23

Total Property, plant and equipment	493	428
Less accumulated depreciation	284	236

Net property and equipment	209	192

Total assets	$1,487	$1,012

Liabilities and Stockholders' Equity
Current liabilities
Note payable, current portion (Note 2)	3	-
Accounts payable	330	212
Accrued expenses	50	33
Deferred revenue	854	455
Total current liabilities	1,237	700

Long-term note payable (Note 2)	10	-

Commitments and contingencies (Notes 3 and 4)	-	-
Stockholders' equity
Common stock	73	73
Retained earnings	167	239

Total stockholders' equity	240	312

Total liabilities and stockholders' equity	$1,487	$1,012

See accompanying summary of accounting policies and notes to financial statements.

F 34

Microtek Systems, Inc.
STATEMENTS OF OPERATIONS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 and 2002
(In Thousands)	Year ended December 31,
	2003	2002

	Audited	Audited
Net revenues
Product	$2,927	$2,688
Service	587	827

Total Net Revenues	3,514	3,515
Cost of revenues
Product	1,743	1,587
Service	237	355

Total Cost of Revenues	1,980	1,942

Gross profit	1,534	1,573

Operating expenses
Marketing	296	290
General and administrative	1,276	1,167

Total operating expenses	1,572	1,457

Operating income (loss)	(38)	116

Other income (expense)
Interest income	-	1
Loss on disposal of fixed assets	-	(50)
Other income	2	7

Net other income (expense)	2	(42)

Net income (loss)	$(36)	$74

See accompanying summary of accounting policies and notes to financial statements.

F 35

Microtek Systems, Inc.
STATEMENT OF RETAINED EARNINGS				Total
(In Thousands except share amounts)				Stock-
	Common Stock(1)		Retained	holders'
	Shares	Amount	Earnings	Equity

Balance, December 31, 2001	100	$73	$515	$588
Distribution to shareholder	-	-	(350)	(350)
Net income	-	-	74	74

Balance, December 31, 2002	100	73	239	312
Distribution to shareholder	-	-	(36)	(36)
Net loss	-	-	(36)	(36)

Balance, December 31, 2003	100	$73	$167	$240

(1) Common stock shares authorized 2,000, no par value.

              See accompanying summary of accounting policies and notes to financial statements

F 36

Microtek Systems, Inc.
STATEMENTS OF CASH FLOW
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 and 2002
(In Thousands)	Year ended December 31,
	2003	2002

Cash flows from operating activities
Net income (loss)	$(36)	$74
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depreciation	48	48
Loss on disposal of assets	-	50
Changes in current assets and liabilities:
Accounts receivable	(266)	(69)
Other receivables	1	(4)
Inventory	46	58
Prepaid costs and expenses	(188)	(40)
Account payable	90	9
Accrued expenses	44	32
Deferred revenue	399	51
Net cash provided by operating activities	138	209

Cash flows from investing activities
Purchase of property, plant and equipment	(52)	(35)
Net cash used in investing activities	(52)	(35)

Cash flows from financing activities
Distribution to shareholder	(36)	(350)
Net cash used in financing activities	(36)	(350)

Net increase (decrease) in cash and cash equivalents	50	(176)
Cash and cash equivalents, beginning of year	224	400

Cash and cash equivalents, end of year	$274	$224

Non-cash investing and financing activities
Equipment purchase financed with notes payable	$13	$-

See accompanying summary of accounting policies and notes to financial statements.

F 37

MICROTEK SYSTEMS, INC. NOTES TO FINANCIAL STATEMENTS (In thousands, except per share amounts)

     SUMMARY OF ACCOUNTING POLICIES

Nature of Business
Microtek Systems, Inc. (MSI) is a solutions provider, which includes reselling computer hardware, software and maintenance contracts. In addition, MSI provides technical services and support for the systems MSI installs. Focus is on paper intensive industries (such as insurance) with MSI Document Imaging and Management products. Security products and services are sold to all industries, with a majority of this currently being financial institutions. As computer infrastructure becomes more pervasive, the market is also demanding solutions for system storage and backup.

Method of Accounting	The financial statements are prepared on the accrual basis of accounting.

Cash and Cash Equivalents	Cash equivalents represent funds in certificate of deposit accounts with maturities of less than one year.

Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are uncollateralized customer obligations due under normal trade terms. MSI performs continuing credit evaluations of their customers’ financial condition.

Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. MSI includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in their overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based upon information available to MSI, management believes the allowance for doubtful accounts as of December 31, 2003 to be adequate.

Inventory	Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method.

Prepaid Costs
Prepaid costs represent MSI’s unexpired portion of maintenance fees. These fees are amortized ratably over the term of the maintenance period, which is typically 12 months. Prepaid costs and expenses on the Balance Sheet include approximately $374 and $190 of prepaid costs at December 31, 2003 and 2002, respectively.

Property and Equipment	Property and equipment are recorded at cost. Depreciation is charged against results of operations utilizing the straight-line method over the following estimated service lives of the related assets.

Classifications	Estimated Useful Lives

Computer equipment and software	5-10 years
Furniture and fixtures	5-10 years
Automobiles	5-10 years

F 38

MICROTEK SYSTEMS, INC. NOTES TO FINANCIAL STATEMENTS (In thousands, except per share amounts)

Revenue Recognition and Deferred Revenue
Revenue from product sales and related training services is recognized upon customer acceptance and delivery of the product and as the training services are performed provided that no significant contractual obligations remain. Revenues also include separate maintenance fees whereby MSI provides ongoing customer support and product upgrades. Such fees are reflected as deferred revenue and amortized ratably over the term of the maintenance period, which is typically 12 months. Deferred revenue represents training and consulting services not yet performed and the unexpired portion of maintenance fees.

Shipping and Handling Costs	Shipping and handling costs are included in Cost of Revenues.

Income Taxes
MSI has elected to be taxed as an S-Corporation under the provisions of the Internal Revenue Code and certain state statutes. Under those provisions, MSI does not pay federal and state corporate income taxes on its taxable income. Instead, the stockholders are liable for federal and state income taxes on their respective shares of taxable income on their individual income tax returns.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising	Advertising costs are expensed as incurred. Advertising costs of $9.9 and $14 were expensed during 2003 and 2002, respectively.

F 39

MICROTEK SYSTEMS, INC. NOTES TO FINANCIAL STATEMENTS (In thousands, except per share amounts)

NOTES TO AUDITED MICROTEK FINANCIAL STATEMENTS

1.	Concentration of Credit Risk
At December 31, 2003, MSI’s cash in banks exceeded the federally insured limit by approximately $260.

MSI had sales to one major customer which approximated 10.4% in 2003 and 11.4% in 2002. The customer accounted for 28.0% of accounts receivable in 2003 and 4.0% in 2002.

2.	Long-Term Debt
MSI has a note payable to a bank, payable in monthly installments of principal and interest of approximately $1, bearing interest at 7% and due in full on January 23, 2005. The note is secured by an automobile of MSI. Maturities of long-term debt are as follows: 2004 - $3; 2005 - $3; 2006 - $3; 2007 - $4.

F 40

MICROTEK SYSTEMS, INC. NOTES TO FINANCIAL STATEMENTS (In thousands, except per share amounts)

3.	Leases
MSI leases its office space under a non-cancelable operating lease, which expires in April 2006. MSI is responsible for its apportioned share of real estate taxes, utilities, common area and administrative expenses which is included in their annual base rent. Rent expense for the years ended December 31, 2003 and 2002 was approximately $67 and $69, respectively. Future minimum lease payments are approximately as follows:

Year ending December 31,

2004	$67
2005	68
2006	23
2007	-

$158

4.	Employee Profit Sharing Plan
MSI has a 401(k) plan for all eligible employees. MSI may elect annually to make a discretionary match. MSI contributed approximately $15 and $18 to the plan in matching contributions in 2003 and 2002, respectively.

5.	Subsequent Event
On May 14, 2004, the shareholders of Microtek, Inc, sold 100% of their shares to Torrey Pines Networks, Inc. a subsidiary of Entrada Networks, Inc for approximately $1.2 million in Entrada Networks stock, notes, cash, and other consideration.

F 41

MICROTEK SYSTEMS,  INC. FINANCIAL STATEMENTS FOR THE QUARTER ENDED MARCH 31, 2004

A.   ACCOUNTING PERIODS - The Company has prepared the accompanying unaudited financial data of Microtek as of March 31, 2004, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

B.   Microtek Systems, Inc. Financial Statements

Financial Statements
Balance Sheets	F 44
Statement of Operations	F 45
Statement of Cash Flows	F 46
Summary of Accounting Policies	F 47
Notes to Financial statements	F 48

F 42

Microtek Systems, Inc. Financial statements

Microtek Systems, Inc.
BALANCE SHEETS
(In Thousands)	March 31,	December 31,
	2004	2003

Assets	Unaudited	Audited
Current assets
Cash and cash equivalents (Note 1)	$268	$274
Accounts receivable, less allowance for
doubtful accounts of $40	604	599
Other receivables	3	3
Inventory	28	7
Prepaid costs and expenses	337	395

Total current assets	1,240	1,278
Property, plant and equipment
Computer equipment and software	368	359
Furniture and fixtures	100	99
Automobiles	35	35

Total Property, plant and equipment	503	493
Less accumulated depreciation	293	284

Net property and equipment	210	209

Total assets	$1,450	$1,487

Liabilities and Stockholders' Equity
Current liabilities
Note payable, current portion (Note 2)	2	3
Accounts payable	368	330
Accrued expenses	49	50
Deferred revenue	654	854
Total current liabilities	1,073	1,237

Long-term note payable (Note 2)	10	10
Commitments and contingencies (Notes 3)	-	-
Stockholders' equity
Common stock	73	73
Retained earnings	294	167
	367	240

Total stockholders' equity	367	240

Total liabilities and stockholders' equity	$1,450	$1,487

See accompanying summary of accounting policies and notes to financial statements.

F 43

Microtek Systems, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTER ENDED MARCH 31, 2004 and 2003
(In Thousands, except per share amounts)	Microtek	Microtek
	Quarter Ended March 31	Quarter Ended March 31
	2004	2003
NET REVENUES
PRODUCT	$744	$650
SERVICES	353	194
TOTAL NET REVENUES	1,097	844

COST OF REVENUE
PRODUCT	378	299
SERVICES	190	96
TOTAL COST OF REVENUE	568	395

GROSS PROFIT	529	449
OPERATING EXPENSES
Selling and marketing	89	73
General and administrative	315	337
TOTAL OPERATING EXPENSES	404	410

INCOME (LOSS) FROM OPERATIONS	125	39
OTHER CHARGES
Interest expense, net	-	-
Other income (expense)	2	0
TOTAL OTHER CHARGES	2	0

NET INCOME (LOSS)	$127	$39

F 44

Microtek Financial Statements
STATEMENTS OF CASH FLOW
FOR THE QUARTER ENDED MARCH 31, 2004 and 2003
(In Thousands)	QUARTER ENDED MARCH 31,	QUARTER ENDED MARCH 31,
	2004	2003
Cash flows from operating activities
Net income (loss)	$127	$39
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depreciation	9	12
Loss on disposal of assets	-	-
Changes in current assets and liabilities:
Accounts receivable	(5)	92
Other receivables	-	(4)
Inv entory	(21)	12
Prepaid costs and expenses	58	(15)
Account payable	38	(65)
Accrued expenses	(1)	(22)
Deferred revenue	(200)	96
Net cash provided by operating activities	5	146
Cash flows from investing activities
Purchase of property, plant and equipment	(10)	(2)
Net cash used in investing activities	(10)	(2)
Cash flows from financing activities
Note payable	(1)	-
Net cash used in financing activities	(1)	-
Net increase (decrease) in cash	(6)	144
Cash and cash equivalents, beginning of quarter	274	224
Cash and cash equivalents, end of quarter	$268	$368

F 45

MICROTEK SYSTEMS, INC. NOTES TO FINANCIAL STATEMENTS (In thousands)

SUMMARY OF ACCOUNTING POLICIES

Nature of Business
Microtek Systems, Inc. (MSI) is a solutions provider, which includes reselling computer hardware, software and maintenance contracts. In addition, MSI provides technical services and support for the systems MSI installs. Focus is on paper intensive industries (such as insurance) with MSI Document Imaging and Management products. Security products and services are sold to all industries, with a majority of this currently being financial institutions. As computer infrastructure becomes more pervasive, the market is also demanding solutions for system storage and backup.

Method of Accounting	The financial statements are prepared on the accrual basis of accounting.

Cash and Cash Equivalents	Cash equivalents represent funds in certificate of deposit accounts with maturities of less than one year.

Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are uncollateralized customer obligations due under normal trade terms. MSI performs continuing credit evaluations of their customers’ financial condition.

Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. MSI includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in their overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based upon information available to MSI, management believes the allowance for doubtful accounts as of March 31, 2004 to be adequate.

Inventory	Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method.

Prepaid Costs
Prepaid costs represent MSI’s unexpired portion of maintenance fees. These fees are amortized ratably over the term of the maintenance period, which is typically 12 months. Prepaid costs and expenses on the Balance Sheet include approximately $299 of  unexpired maintenance fees at March 31, 2004.

Property and Equipment	Property and equipment are recorded at cost. Depreciation is charged against results of operations utilizing the straight-line method over the following estimated service lives of the related assets.

Classifications	Estimated Useful Lives

Computer equipment and software	5-10 years
Furniture and fixtures	5-10 years
Automobiles	5-10 years

F 46

MICROTEK SYSTEMS, INC. NOTES TO FINANCIAL STATEMENTS (In thousands)

Revenue Recognition and Deferred Revenue
Revenue from product sales and related training services is recognized upon customer acceptance and delivery of the product and as the training services are performed provided that no significant contractual obligations remain. Revenues also include separate maintenance fees whereby MSI provides ongoing customer support and product upgrades. Such fees are reflected as deferred revenue and amortized ratably over the term of the maintenance period, which is typically 12 months. Deferred revenue represents training and consulting services not yet performed and the unexpired portion of maintenance fees.

Shipping and Handling Costs	Shipping and handling costs are included in Cost of Revenues.

Income Taxes
Before its acquisition, MSI had elected to be taxed as an S-Corporation under the provisions of the Internal Revenue Code and certain state statutes. Under those provisions, MSI does not pay federal and state corporate income taxes on its taxable income. Instead, the stockholders are liable for federal and state income taxes on their respective shares of taxable income on their individual income tax returns.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising	Advertising costs are expensed as incurred. Advertising costs of $3 were expensed during the first quarter ended March 31, 2004.

F 47

MICROTEK SYSTEMS, INC. NOTES TO FINANCIAL STATEMENTS (In thousands)

NOTES TO  MICROTEK FINANCIAL STATEMENTS

1.	Concentration of Credit Risk
At March 31, 2004, MSI’s cash in banks exceeded the federally insured limit by approximately $156.

MSI had revenues from 2 major customers of 16.29% and 19.01% for the quarter ended March 31, 2004.
For accounts receivable,  2 customers for the quarter ended March 31, 2004 accounted for 13.57% and 16.71%

2.	Long-Term Debt
MSI has a note payable to a bank, payable in monthly installments of principal and interest of approximately $1, bearing interest at 7% and due in full on January 23, 2005. The note is secured by an automobile of MSI. Maturities of long-term debt are as follows: 2004 - $3; 2005 - $3; 2006 - $3; 2007 - $4.

3.	Employee Profit Sharing Plan
MSI has a 401(k) plan for all eligible employees. MSI may elect annually to make a discretionary match. MSI contributed approximately $3 to the plan in matching contributions in the first quarter ended March 31, 2004.

4	Subsequent Event
On May 14, 2004, the shareholders of Microtek, Inc, sold 100% of their shares to Torrey Pines Networks, Inc. a subsidiary of Entrada Networks, Inc for approximately $1.2 million in Entrada Networks stock, notes, cash, and other consideration.

F 48

MICROTEK SYSTEMS AND ENTRADA NETWORKS PRO FORMA FINANCIAL STATEMENTS

    On May 14, 2004, Torrey Pines Networks, the Company’s subsidiary, acquired Microtek Systems, Inc. (Microtek), a leading provider of security, digital imaging, information infrastructures and storage solutions. Microtek was privately held and is based in Milwaukee, Wisconsin. Under the terms of this acquisition, we acquired all of the issued capital stock of Microtek for $750,000 in cash, $150,000 in promissory notes, 1,302,083 shares of our common stock and other consideration.

    Microtek is built on core competencies of engineering strength, proprietary software and service quality to offer highly specialized services in consulting, assessment, and solutions to challenges in security, digital imaging, storage, and information infrastructures. It has an installed customer base across financial, healthcare and insurance sectors, particularly among clients in the mid-west. Microtek showed revenues of approximately $3.3 million for the twelve months ended December 31, 2003. It is headquartered in Milwaukee, Wisconsin and currently has seventeen employees.

    These unaudited pro forma condensed consolidated financial statements should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Entrada Networks, Inc., a Delaware corporation (Entrada) filed in our annual report on form 10-K for the year ended January 31, 2004.

    The following unaudited pro forma consolidated financial statements are based upon the respective historical financial statements and notes thereto of both Entrada and Microtek. The following Pro Forma Consolidated Statement of Operations for the three months ended April 30, 2004 and year ended January 31, 2004, respectively, present unaudited pro forma operating results for Entrada as if the purchase of Microtek had occurred as of the beginning of the periods presented. The following Pro Forma Consolidated Balance Sheet presents the unaudited pro forma financial condition of Entrada as if the purchase had occurred as of April 30, 2004. The unaudited pro forma adjustments are described in the accompanying notes. The carrying values of Microtek’s net assets are equal to their fair values for purposes of these unaudited pro forma financial statements, unless indicated otherwise in the accompanying notes.

    The unaudited pro forma financial information presented does not consider any future events, which may occur after the purchase. The unaudited pro forma financial information presented does not attempt to quantify any operating expense synergies or cost reductions of the consolidated operations of Entrada, its subsidiaries and Microtek that may or may not be realized after the purchase. The unaudited pro forma financial information does not consider the incremental expense, capital or conversion costs, which may be incurred as a result of the acquisition.

    THE UNAUDITED PRO FORMA FINANCIAL INFORMATION IS PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS OR FINANCIAL POSITION THAT WOULD HAVE OCCURRED HAD THE ACQUISITION BEEN CONSUMMATED AT THE DATES INDICATED, NOR IS IT NECESSARILY INDICATIVE OF FUTURE OPERATING RESULTS OR FINANCIAL POSITION OF THE CONSOLIDATED COMPANIES FOLLOWING THE ACQUISITION.

     CONSOLIDATED CONDENSED PRO FORMA BALANCE SHEETS

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES
CONSOLIDATED CONDENSED PRO FORMA BALANCE SHEETS
(In Thousands)
	Entrada	Microtek
	April 30, 2004	March 31, 2004	Adjustments	Pro Forma

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$178	$268	$-	$446
Accounts receivable, net	287	607		894
Inventory, net	2,251	28		2,279
Prepaid expenses and other current assets	269	337		606

TOTAL CURRENT ASSETS	2,985	1,240		4,225
PROPERTY AND EQUIPMENT, NET	505	210		715
OTHER ASSETS
Deposits	43			43
Intangible assets			735(4)	735

TOTAL OTHER ASSETS	43	-	735	778
TOTAL ASSETS	$3,533	$1,450	$7365	$5,718

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term debt
Bank	$123	$12	$-	$135
Other	457		(274)(3)	1,083
			900(3)

Total Short Term Debt	580	12	626	1,218
Accounts payable	210	368		578
Other current and accrued liabilities	600	703		1,303

TOTAL LIABILITIES	1,390	1,083	626	3,099
STOCKHOLDERS' EQUITY
Common stock, $.001 par value; 50,000 shares authorized; 13,901
shares issued and outstanding at January 31, 2004;	13		1(1)	14
Treasury Stock	(102)			(102)
Additional paid-in capital	52,057	73	249(1)	52,671
			(73) (2)
			365(3)
Accumulated deficit	(49,825)	294	(294)(2)	(49,964)
			(139)(5)

TOTAL STOCKHOLDERS' EQUITY	2,143	367	109	2,619
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,533	$1,450	$735	$5,718

    (1) Recognizes $250 or 1,302,083 shares of Entrada stock issued under the terms of the Stock Purchase Agreement dated May 14, 2004.

    (2) Adjustment to Microtek equity to recognize the net book value for the purchase accounting of Microtek.

    (3) Adjustment to record $900 in loans of which $750 of the $1 million bridge loan at 24% per annum due January 29, 2005, the proceeds of which were used to fund the cash component of the purchase price and the $150 loan due in four equal installments of principal, together with interest on the unpaid balance at the rate of 6%, on November 14, 2004, and May 14, 2005, November 14, 2005 and May 14, 2006 and to record $365 of the relative fair value for the 5,000,000 bridge loan warrants attached to the bridge loan determinded using the Black-Scholes model .  The Company anticipates retiring the bridge loan with the proceeds from the sale of the Company’s stock upon the effectiveness of a Registration Statement on Form SB-2/A filed on June 1, 2004.

    (4) The Microtek acquisition has been accounted for under the purchase method pursuant to the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations. Accordingly, the identifiable net tangible assets acquired and liabilities assumed were recognized at their estimated fair values as of the date of the combination. The pro forma adjustments herein are based on management’s preliminary estimates of fair value. The final allocation of the purchase price, when completed, may differ materially from the preliminary purchase price allocation herein. The Company has recorded the excess of the purchase price of $1.2 million over the fair value of the assets purchased of $1.5 million and liabilities assumed of  $1.1 million as an intangible asset.

    (5) Pro forma adjustment for interest  expense for the $900 in notes issued in connection with the purchase.

F 49

     PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE QUARTER ENDED APRIL 30, 2004

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTER ENDED APRIL 30, 2004
(In Thousands, except per share amounts)	Entrada	Microtek
	Quarter Ended April 30	Quarter Ended March 31	Adjustments	Proforma

	2004	2004

NET REVENUES
PRODUCT	$205	$744	$-	$949
SERVICES	175	353		528

TOTAL NET REVENUES	380	1,097		1,477
COST OF REVENUE
PRODUCT	272	378		650
SERVICES	66	190		256

TOTAL COST OF REVENUE	338	568		906

GROSS PROFIT	42	529		571

OPERATING EXPENSES
Selling and marketing	78	89		167
Engineering, research and development	240	-		240
General and administrative	403	315		718

TOTAL OPERATING EXPENSES	721	404		1,125

INCOME (LOSS) FROM OPERATIONS	(679)	125		(554)

OTHER CHARGES/ INCOME
Interest expense, net	(59)	-	(139)(2)	(198)
Other income	-	2		2

TOTAL OTHER CHARGES/ INCOME	(59)	2	(139)	(196)

NET INCOME (LOSS)	$(738)	$127	(139)	$(750)

INCOME (LOSS) PER COMMON SHARE :
BASIC AND DILUTED
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	13,901		1,302(1)	15,203
NET INCOME (LOSS) PER COMMON SHARE:
BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.05)	$-	$-	$(0.05)

    (1) Shares issued per the Microtek Stock Purchase Agreement dated May 14, 2004

    (2) Pro forma adjustment for interest expense for the $900 in notes issued in connection with the purchase.

F 50

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE FISCAL YEAR ENDED JANUARY 31, 2004
ENTRADA NETWORKS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE FISCAL YEAR ENDED JANUARY 31, 2004
(In Thousands, except per share amounts)	Entrada	Microtek
	Year Ended January 31	Year Ended December 31	Adjustments	Pro forma

	2004	2003
NET REVENUES
PRODUCT	$5,224	$2,927	$-	$8,151
SERVICES	997	587		1,584

TOTAL NET REVENUES	6,221	3,514		9,735
COST OF REVENUE
PRODUCT	4,532	1,743		6,275
SERVICES	326	237		563

TOTAL COST OF REVENUE	4,858	1,980		6,838

GROSS PROFIT	1,363	1,534		2,897

OPERATING EXPENSES
Selling and marketing	456	296		752
Engineering, research and development	1,150	-		1,150
General and administrative	1,457	1,276		2,733
Other operating expenses	341	-		341

TOTAL OPERATING EXPENSES	3,404	1,572		4,976

LOSS FROM OPERATIONS	(2,041)	(38)		(2,079)

OTHER CHARGES/ INCOME
Interest expense, net	(14)	-	(554)(2)	(568)
Other income	71	2		73

TOTAL OTHER CHARGES/ INCOME	57	2	(554)	(495)

NET LOSS	$(1,984)	$(36)	$(554)	$(2,574)

LOSS PER COMMON SHARE :
BASIC AND DILUTED
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	13,528		1,302(1)	14,830
NET LOSS PER COMMON SHARE:
BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.15)	$-	$-	$(0.17)

(1) Shares issued per the Microtek Stock Purchase Agreement dated May 14, 2004
(2) Pro forma adjustment for interest  expense for the $900 in notes issued in connection with the purchase.

F-51

__________________________
__________________________

We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information.

This prospectus is not an offer to sell, or a solicitation of an offer to buy, securities in any jurisdiction where it is unlawful.

The information contained in this prospectus is current as of January _____, 2005.

__________________________
__________________________

________________________
__________________________

30,500,000 Shares
ENTRADA NETWORKS, INC.

Common Stock

______________________
Prospectus
______________________
January ____, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation and Bylaws require indemnification of our officers and directors to the fullest extent permitted by Delaware law. The Delaware General Corporation Law authorizes a corporation to indemnify a director or officer who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether brought by or in the right of the corporation or otherwise) by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. However, the corporation cannot indemnify an officer or director in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Delaware law further provides that indemnification shall be provided if the party in question is successful on the merits otherwise.

Certain selling stockholders to whom we have issued warrants are required to indemnify our directors, our officers who sign this registration statement and any controlling person against losses, claims, damages, expenses and liabilities to which they may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934 or otherwise insofar as the losses, claims, damages, expenses and liabilities arise out of or are based upon any untrue statement or alleged untrue statement of material fact, or omission or alleged omission of a material fact, in this registration statement or any preliminary or final prospectus if such statement or omission occurs in reliance upon written information provided to us by such selling stockholder expressly for use in connection with this registration statement.

Pursuant to the Registration Rights Agreement between us and James Dziak dated May 14, 2004, Mr. Dziak is required indemnify our directors, each of our officers who sign the registration statement under which Mr. Dziak’s shares are registered, and any controlling person against any losses, claims, damages or liabilities to which they may become subject under the Securities Act of 1933 or the Securities Exchange Act of 1934 insofar as such losses, claims, damages, or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of any material fact, contained in the registration statement under which Mr. Dziak’s shares are registered or any preliminary or final prospectus or any violation of alleged violation of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws or any rule or regulation thereunder if such statement, omission or violation occurred in reliance upon and in conformity with written information furnished by Mr. Dziak expressly for use in connection with such registration.

II-1

Pursuant to the Stock Purchase Agreement with Trilogy Investment Fund I, LLC dated April 26, 2004 (which, with the exception of Section 7.3 of the agreement, has been terminated), Trilogy Investment Fund I, LLC is required to indemnify our directors, our officers who signed the registration statement which we filed with the Securities and Exchange Commission to register shares to be sold to Trilogy Investment Fund I, LLC (which registration statement was later withdrawn) and any controlling person against any losses, claims, damages, liabilities or expenses to which our directors, officers or any controlling person may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934 or any other federal or state statutory law or common law insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon the failure of Trilogy Investment Fund I, LLC to comply with certain covenants and agreements contained in the Stock Purchase Agreement, the inaccuracy of any representation made by Trilogy Investment Fund I, LLC in the Stock Purchase Agreement or any untrue or alleged untrue statement of material fact contained in the registration statement and prospectus, and all amendments thereto, or any omission or alleged omission of a material fact in the registration statement or prospectus, and all amendments thereto, to the extent such untrue statement or omission was made in reliance upon and in conformity with written information furnished to us by Trilogy Investment Fund I, LLC expressly for use therein. SBI Brightline IV, LLC is under a similar obligation to indemnify our directors, officers and any controlling persons with respect to shares we proposed to sell to SBI Brightline IV, LLC pursuant to a Stock Purchase Agreement dated May 14, 2004 (which, with the exception of Section 7.3 of the agreement, has been terminated).

We have agreed to indemnify Kanwar J.S. Chadha, Ph.D., our President, Chief Executive Officer and Chairman, against liability resulting from claims made against him in connection with any action, suit or proceeding to which he is, was, at any time becomes or to which he is threatened to be made a party by reason of the fact that he is or was a director, executive officer, employee, consultant or agent of our company, subject to the terms and certain limitations set forth in the Amendment to Employment Agreement dated April 30, 2004 to which we and Mr. Chadha are a party.

We maintain a directors and officers liability insurance policy.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate expenses in connection with the offering described in this Registration Statement will be as follows. None of the registration expenses set forth below will be paid by the selling stockholders.

Item	Amount

Securities and Exchange Commission Registration Fee	$541.01
Printing and Engraving Expenses	5,000.00
Accountants' Fees and Expenses	15,000.00
Legal Fees and Expenses	35,000.00
Miscellaneous	1,000.00

Total	$56,541.01

RECENT SALES OF UNREGISTERED SECURITIES

On January 15, 2002, we issued a two-year 10% Senior Convertible Debenture in the principal amount of $250,000.00 and a warrant to purchase 1,923,077 shares of our common stock to HandsOn Ventures, LLC. The debenture was fully paid and retired in January 2003. The warrant has been fully exercised pursuant to the cashless exercise feature of the warrant. As of November 8, 2004, we issued an aggregate of  963,946 shares of our common stock pursuant to exercise of the warrant. We relied upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, for the issuance of the warrant and the underlying shares we issued upon exercise of the warrant. HandsOn Ventures, LLC represented that it was an accredited investor. We had a pre-existing relationship with HandOn Ventures, LLC and did not engage in any general solicitation.

II-2

On February 5, 2004, we issued warrants to purchase an aggregate of 500,000 shares of our common stock to SBI Advisors, LLC and Shelly Singhal in consideration for services rendered in connection with a $500,000 debt financing. The warrants have a per share exercise price of $0.35. In addition, in April 2004, we issued 104,767 shares of our common stock to SBI Brightline IV, LLC and 86,900 shares of our common stock to Trilogy Capital Partners, Inc. in consideration for services rendered in connection with the bridge financing. We relied upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. We had a pre-existing relationship with SBI Advisors, LLC, Mr. Singhal, SBI Brightline IV, LLC and Trilogy Capital Partners, Inc. and did not engage in any general solicitation. SBI Advisors, LLC and Mr. Singhal are accredited investors, and SBI Brightline IV, LLC and Trilogy Capital Partners, Inc. had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of purchasing the shares of our common stock and protecting their interests in connection with the transaction. Each of the parties had the opportunity to ask questions of us and review any information they deemed necessary for the purchase of the warrants or the shares, as applicable.

On May 14, 2004, we issued 1,302,003 shares of our common stock to James Dziak, which constituted a portion of the purchase price we paid to Mr. Dziak for all of the outstanding shares of Microtek Systems, Inc. We relied upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. We did not engage in a general solicitation and Mr. Dziak is a sophisticated investor. Mr. Dziak had the opportunity to ask us questions and we provided him with all information he deemed necessary in making the decision to purchase our shares of common stock.

On May 14, 2004, we issued warrants to purchase an aggregate of 5,000,000 shares of our common stock to SBI Brightline IV, LLC and Brightline Bridge Partners I, LLC in consideration for services they rendered in connection with a $1,000,000 debt financing. The warrants have a per share exercise price of $0.16. In addition, we issued 125,000 shares of our common stock for advisory fees in connection with the transaction, which shares are held of record by Core Capital Holdings, LLC. We relied upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. We had a pre-existing relationship with SBI Brightline IV, LLC and Brightline Bridge Partners I, LLC and did not engage in any general solicitation. Both SBI Brightline IV, LLC and Brightline Bridge Partners I, LLC are sophisticated investors and had the opportunity to ask us questions and request information they deemed necessary in determining whether to acquire the warrants and shares.

    During September 2004, we re-issued 125,000 of our 192,948 treasury shares at cost to Core Capital Holdings, LLC for payment of fees in connection with the short-term debt issued in May 2004. The fair value of the re-issued treasury shares is included in deferred interest costs in the amount of $16. We relied upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. We did not engage in a general solicitation, and Core Capital Holdings, LLC is a sophisticated investor. Representatives of Core Capital Holdings, LLC had the opportunity to ask questions of us and we provided them with all information they deemed necessary in making the decision to acquire our common stock.

On October 21, 2004, we issued warrants to purchase an aggregate of 15,000,000 shares of our common stock to Jon Buttles, David F. Evans, Crestwood Children’s Trust and McGovern Living Trust (Dated September 28, 2004), the designees of SBI Advisors, LLC. SBI Advisors, LLC received the warrants in consideration for services rendered in connection with a $750,000 debt financing. The warrants have a per share exercise price of $0.10. We relied upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation. The warrant holders are accredited or otherwise sophisticated investors and had the opportunity to ask questions and request information they deemed necessary in determining whether to acquire the warrants.

On November 10, 2004, we issued a warrant to Trilogy Capital Partners, Inc. ("Trilogy") to purchase up to 10,000,000 of our shares of Common Stock at a per share exercise price of $0.12 (the "Warrant"). We issued the Warrant in consideration for certain marketing and other services Trilogy will provide us. As long as we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, Trilogy will not be entitled to exercise the Warrant to purchase shares of our Common Stock in an amount that, immediately following such purchase, would result in Trilogy beneficially owning 5% or more of our outstanding shares of Common Stock. The Warrant is exercisable on the earlier of January 1, 2005 or the effective date of this registration statement, subject to Trilogy’s payment of the applicable exercise price and compliance with the other terms and conditions set forth in the Warrant. The Warrant expires on November 30, 2006.

II-3

We relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), as the basis for exempting the issuance of the Warrant from the registration requirements of Section 5 of the Securities Act. We did not engage in any general solicitation or advertising in issuing the Warrant, and the issuance of the Warrant did not involve a public offering. Trilogy represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of acquiring the Warrant and the shares of our common stock underlying the Warrant and protecting its interests in connection with the transaction. Trilogy may not sell or transfer all or any portion of the Warrant to any person other than an affiliate of Trilogy without our consent and the certificates representing the shares of our Common Stock underlying the Warrant will contain a legend notifying Trilogy that such shares may be transferred only in compliance with federal securities laws.

II-4

EXHIBITS

Exhibit
Number	Description of Document

2.1	Stock Purchase Agreement among Torrey Pines Networks, Inc., Entrada Networks, Inc. and James Dziak dated May 14, 2004 - (A)
3.1	Amended and Restated Certificate of Incorporation - (B)
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation - (C)
3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation - (D)
3.4	Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock - (E)
3.5	Bylaws - (C)
3.6	Amendment to Bylaws (W)
5.1	Opinion of Snell & Wilmer L.L.P. (W)
10.1	1996 Non-Executive Stock Option Plan (Amended August 21, 1998) - (F)
10.2	Amended and Restated 1991 Stock Incentive Plan - (G)
10.3	Amended and Restated 1995 Directors’ Stock Option Plan - (G)
10.4	Employment Agreement between Entrada Networks, Inc. and Kanwar J.S. Chadha dated May 10, 2001 - (H)
10.5	Employment Agreement between Entrada Networks, Inc. and Davinder Sethi dated June 15, 2002 - (I)
10.6	Amendment to Silicon Valley Bank Loan Documents dated March 20, 2003 - (I)
10.7	Lease Termination Agreement between Chippewa Limited Partnership and Rixon Networks, Inc. dated July 31, 2003 - (J)
10.8	Stock Purchase Agreement among Entrada Networks, Inc., SBI Brightline IV, LLC and Trilogy Investment Fund I, LLC dated November 25, 2003 - (K)
10.9	Amendment to Silicon Valley Bank Loan Documents dated October 29, 2003 - (L)
10.10	First Amendment to Stock Purchase Agreement among Entrada Networks, Inc., SBI Brightline IV, LLC and Trilogy Investment Fund I, LLC dated March 8, 2004 (W)
10.11	Amendment to Employment Agreement between Entrada Networks, Inc. and Kanwar J.S. Chadha dated April 30, 2004 - (M)
10.12	Limited Waiver and Amendment to Silicon Valley Bank Loan Documents dated April 19, 2004 - (M)
10.13	Stock Purchase Agreement between Entrada Networks, Inc. and Trilogy Investment Fund I, LLC dated April 26, 2004 - (N)
10.14	Stock Purchase Agreement between Entrada Networks, Inc. and SBI Brightline IV, LLC dated May 14, 2004 - (N)
10.15	Term Credit Agreement among Entrada Networks, Inc., Hong Kong League Central Credit Union, HIT Credit Union and SBI Advisors, LLC dated January 30, 2004 - (O)
10.16	Term Note issued by Entrada Networks, Inc. to Hong Kong League Central Credit Union dated January 30, 2004 - (O)
10.17	Term Note issued by Entrada Networks, Inc. to HIT Credit Union dated January 30, 2004 - (O)
10.18	Term Note issued by Entrada Networks, Inc. to Shelly Singhal dated January 30, 2004 - (O)
10.19	Security Agreement among Entrada Networks, Inc. and SBI Advisors, LLC dated January 30, 2004 - (O)
10.20	Warrant Certificate issued by Entrada Networks, Inc. to SBI Advisors, LLC dated February 5, 2004 - (O)
10.21	Form of Warrant Certificate, issued by Entrada Networks, Inc. dated February 5, including schedule of recipients (W)
10.22
First Amendment to Term Credit Agreement among Entrada Networks, Inc., Hong Kong League Central Credit Union, HIT Credit Union, Brightline Bridge Partners I, LLC and SBI Advisors, LLC dated May 14, 2004 - (O)

10.23	Term Note issued by Entrada Networks, Inc. to Hong Kong League Central Credit Union dated May 14, 2004 - (O)
10.24	Term Note issued by Entrada Networks, Inc. to Brightline Bridge Partners I, LLC dated May 14, 2004 - (O)
10.25	Form of Warrant Certificate issued by Entrada Networks, Inc. dated May 14, 2004, including schedule of recipients (W)
10.26	Registration Rights Agreement between Entrada Networks, Inc. and James Dziak dated May 14, 2004 (W)
10.27	Termination and Release Agreement between Entrada Networks, Inc. and SBI Brightline IV, LLC dated September 24, 2004 - (P)
10.28	Termination and Release Agreement between Entrada Networks, Inc. and Trilogy Investment Fund I, LLC dated September 24, 2004 - (P)
10.29
Second Amendment to Term Credit Agreement among Entrada Networks, Inc., Hong Kong League Central Credit Union, HIT Credit Union, Brightline Bridge Partners I, LLC, Matthew McGovern, Jon Buttles and SBI Advisors, LLC dated October 1, 2004 - (Q)

10.30	Term Note issued by Entrada Networks, Inc. to Hong Kong League Central Credit Union dated October 1, 2004 - (Q)
10.31	Warrant Certificate issued by Entrada Networks, Inc. to Jon Buttles dated October 21, 2004 (W)
10.32	Warrant Certificate issued by Entrada Networks, Inc. to David F. Evans dated October 21, 2004 (W)
10.33	Warrant Certificate issued by Entrada Networks, Inc. to Crestwood Children’s Trust dated October 21, 2004 (W)
10.34	Warrant Certificate issued by Entrada Networks, Inc. to McGovern Living Trust (Dated September 28, 2004) dated October 21, 2004 (W)
10.35	401(k) Plan - (R)
10.36	Silicon Valley Bank Subordination Agreement dated January 22, 2002 - (S)
10.37	Trilogy Capital Partners, Inc. Letter of Engagement dated November 10, 2004 -(T)
10.38	Warrant Certificate issued by Entrada Networks, Inc. to Trilogy Capital Partners, Inc. dated November 10, 2004 - (T)
10.39	Lease by and between Calwest Industrial Holdings, LLC and Entrada Networks, Inc., dated May 5, 2004 (W)
10.40	Standard Multi-Tenant Office Lease - Gross, by and between Denzo Investment Trust - Denzo I LP and Entrada Networks, Inc., dated April 14, 2004 (W)
10.41	Lease by and between Monterey Park Ltd. and Microtek Systems, Inc. dated March 12, 2003 (W)
10.42	Form of Options Granted to Executive Officers and schedule of recipients (W)
10.43	Silicon Valley Bank Loan and Security Agreement dated February 20, 2001 (W)
10.44	Amendment to Silicon Valley Bank Loan Documents dated October 29, 2002 - (U)
10.45	Entrada 2000 Stock Incentive Plan dated October 27, 2000 (W)
10.46	Silicon Valley Bank Loan and Security Agreement dated December 14, 2004 (V)
10.47	Silicon Valley Bank Amendment to Loan Documents dated December 14, 2004 (V)
10.48	Silicon Valley Bank Amendment to Loan Documents dated December 22, 2004 (V)
21.1	Subsidiaries of Entrada Networks, Inc. (W)
23.1	Consent of BDO Seidman, LLP, filed herewith
23.2	Consent of Snell & Wilmer L.L.P. (W)
24.1	Power of Attorney (Included on signature page) (W)

II-5

The foregoing are incorporated by reference from the registrant’s filings as indicated:
A	Filed as an exhibit to Entrada Network, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 19, 2004.
B	Filed as an exhibit to Entrada Network, Inc.’s Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on August 3, 2000.
C	Filed as an exhibit to Entrada Network, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, filed with the Securities and Exchange Commission on August 16, 1999.
D	Filed as an exhibit to Entrada Network, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2001, filed with the Securities and Exchange Commission on May 4, 2001.
E	Filed as an exhibit to Entrada Network, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 19, 2000.
F
Filed as an exhibit to Entrada Network, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, filed with the Securities and Exchange Commission on November 16, 1998. (SEC File No. 000-26952)

G
Filed as an exhibit to Entrada Network, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, filed with the Securities and Exchange Commission on August 14, 1998. (SEC File No. 000-26952)

H	Filed as an exhibit to Entrada Network, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 1998, filed with the Securities and Exchange Commission on May 1, 2002.
I	Filed as an exhibit to Entrada Network, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, filed with the Securities and Exchange Commission on April 30, 2003.
J	Filed as an exhibit to Entrada Network, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2003, filed with the Securities and Exchange Commission on September 15, 2003.
K	Filed as an exhibit to Entrada Network, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 26, 2003.
L	Filed as an exhibit to Entrada Network, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2003, filed with the Securities and Exchange Commission on December 15, 2003.
M	Filed as an exhibit to Entrada Network, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, filed with the Securities and Exchange Commission on May 14, 2004.
N	Filed as an exhibit to Entrada Network, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 25, 2004.
O	Filed as an exhibit to Entrada Network, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 26, 2004.
P	Filed as an exhibit to Entrada Network, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 28, 2004.
Q	Filed as an exhibit to Entrada Network, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 8, 2004.
R	Filed as an exhibit to Entrada Network, Inc.’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission which became effective on November 9, 1995.
S	Filed as an exhibit to Entrada Network, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 28, 2002.
T	Filed as an exhibit to Entrada Network, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 11, 2004.
U	Filed as an exhibit to Entrada Network, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2002, filed with the Securities and Exchange Commission on November 29, 2002.
V	Filed as an exhibit to Entrada Networks, Inc.'s current report on Form 8-K filed with the Security and Exchange Commission on January 7, 2005.
W	Filed as an exhibit to Entrada Networks, Inc.'s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on November 26, 2004

II-6

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement in order to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

II-7

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on the 11th day of January, 2005.

ENTRADA NETWORKS, INC.

By: /s/ Kanwar J.S. Chadha
Kanwar J.S. Chadha, Ph.D.,
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
By: /s/ Kanwar J. S. Chadha	Chairman, President, Director,	January 11, 2005
Kanwar J.S. Chadha, Ph.D.	Chief Executive Officer

By: /s/ Leonard Hecht	Director	January 11, 2005
Leonard Hecht

By: /s/ Rohit Phansalkar	Director	January 11, 2005
Rohit Phansalkar

By: /s/ Davinder Sethi	Vice Chairman, Chief Financial	January 11, 2005
Davinder Sethi, Ph.D.	Officer, Principal Accounting,
Officer, Director

II-8